INFORMATION STATEMENT

                                IMATION CORP.

                                 COMMON STOCK
                           PAR VALUE $.01 PER SHARE



This Information Statement is being furnished in connection with the distribution (the "Distribution") by Minnesota Mining and Manufacturing Company ("3M") to holders of record of 3M common stock at the close of business on June 28, 1996 (the "Record Date"), of one share of Common Stock, par value $.01 per share (the "Common Stock"), of Imation Corp. (the "Company") for every ten shares of 3M common stock owned on the Record Date. The Distribution will result in 100% of the outstanding shares of Common Stock of the Company being distributed to holders of 3M common stock on a pro rata basis. The Distribution will be effective on July 1, 1996 (the "Distribution Date"). It is expected that certificates representing shares of Common Stock will be mailed to 3M stockholders on or about July 15, 1996.

The Company is a newly formed company which, as a result of transactions entered into in connection with the Distribution, will own substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, 3M's global data storage and imaging systems businesses, as more fully described herein (the "Transferred Businesses").


No consideration will be paid by 3M's stockholders for the shares of Common Stock. There is no current public trading market for the shares of Common Stock, although it is expected that a "when-issued" trading market will develop on or about the Record Date. The shares of Common Stock have been approved for listing on the New York Stock Exchange and the Chicago Stock Exchange, subject to official notice of issuance, under the symbol "IMN".

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "SPECIAL FACTORS."

  NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION. WE
              ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                         THIS INFORMATION STATEMENT. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


            The date of this Information Statement is June 21, 1996.


                                TABLE OF CONTENTS

                                                                           PAGE
SUMMARY                                                                      1
THE COMPANY                                                                  3
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA                              5
INTRODUCTION                                                                 7
THE DISTRIBUTION                                                             8
  Reasons for the Distribution                                               8
  Opinion of Financial Advisor                                               8
  Manner of Effecting the Distribution                                      11
  Certain Federal Income Tax Consequences                                   11
  Listing and Trading of the Common Stock                                   12
SPECIAL FACTORS                                                             13
  Absence of History as an Independent Company                              13
  Changing Industry Environment                                             13
  Transition to Independent Public Company                                  13
  Absence of 3M Financial Support                                           13
  Competition                                                               14
  International Operations                                                  14
  Absence of Prior Trading Market for the Common Stock                      14
  Common Stock Dividend Policy                                              14
  Certain Anti-Takeover Effects                                             14
RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION              16
  Distribution Agreement                                                    16
  Tax Sharing and Indemnification Agreement                                 17
  Corporate Services Transition Agreement                                   17
  Environmental Matters Agreement                                           17
  Intellectual Property Agreement                                           18
  Supply, Service, Contract Manufacturing and Sales Agency Agreements       19
  Shared Facility and Lease Agreements                                      19
FINANCING                                                                   20
PRO FORMA CAPITALIZATION                                                    21
PRO FORMA FINANCIAL STATEMENTS                                              22
NOTES TO PRO FORMA STATEMENT OF OPERATIONS                                  24
SELECTED HISTORICAL FINANCIAL DATA                                          27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS                                                      28
  General Overview                                                          28
  Strategic Reorganization                                                  28
  Operating Results                                                         29
  Performance by Geographic Area                                            32
  Financial Position                                                        33
  Liquidity                                                                 33
  Future Outlook                                                            35
  Forward Looking Statements                                                35
BUSINESS AND PROPERTIES OF THE COMPANY                                      36
  Overview                                                                  36
  Industry Background                                                       37
  Business Strategy                                                         38
  Customer Applications                                                     40
  Competition                                                               42
  Distributor Channels                                                      42
  Raw Materials                                                             42
  Research and Patents                                                      42
  Manufacturing                                                             43
  Properties                                                                43
  Employees                                                                 43
  Legal Proceedings                                                         44
  Environmental Matters                                                     44
MANAGEMENT OF THE COMPANY                                                   45
  Directors                                                                 45
  Committees of the Board of Directors                                      45
  Compensation of Directors                                                 46
  Directors Stock Compensation Program                                      46
  Executive Officers                                                        48
  Compensation of Executive Officers                                        50
  Stock Options Table                                                       51
  Option Exercises and Year-End Value Table                                 52
  Long-Term Incentive Plan Awards                                           52
  Transactions With Management                                              53
  Employment Agreement                                                      53
  Compensation Under Retirement Plans                                       54
  Company Pension Plan                                                      54
  Plans Encouraging Employee Stock Ownership                                55
  Retirement Investment Plan                                                55
  1996 Employee Stock Incentive Program                                     55
  Federal Tax Consequences                                                  57
  New Plan Benefits                                                         58
TREATMENT OF EMPLOYEE OPTIONS AND RESTRICTED STOCK IN
 THE DISTRIBUTION                                                           59
CERTAIN RELATIONSHIPS AND TRANSACTIONS                                      59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS                             59
BENEFICIAL OWNERSHIP OF MANAGEMENT                                          60
DESCRIPTION OF COMPANY CAPITAL STOCK                                        61
  Authorized Capital Stock                                                  61
  Common Stock                                                              61
  Preferred Stock                                                           61
  No Preemptive Rights                                                      61
  Transfer Agent and Registrar                                              61
PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE
 OF INCORPORATION AND BY-LAWS                                               61
  General                                                                   61
  Classified Board of Directors                                             61
  Special Meetings of Stockholders; Action by Written Consent;
   Advance Notice Provisions                                                62
  Stockholder Nominations                                                   62
  Stockholder Proposals                                                     62
  Preferred Stock                                                           63
  Supermajority Provision                                                   63
  Rights Agreement                                                          64
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS                     65
  General                                                                   65
  Elimination of Liability in Certain Circumstances                         65
  Indemnification and Insurance                                             65
INDEPENDENT PUBLIC ACCOUNTANTS                                              66
ADDITIONAL INFORMATION                                                      66
INDEX TO HISTORICAL FINANCIAL STATEMENTS                                   F-1
ANNEX A                                                                    A-1



                                     SUMMARY

THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED BY, THE MORE DETAILED INFORMATION SET FORTH IN THIS INFORMATION STATEMENT, WHICH SHOULD BE READ IN ITS ENTIRETY. UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) REFERENCES IN THIS INFORMATION STATEMENT TO 3M AND THE COMPANY SHALL INCLUDE 3M'S AND THE COMPANY'S RESPECTIVE SUBSIDIARIES AND (II) REFERENCES IN THIS INFORMATION STATEMENT TO THE COMPANY PRIOR TO THE DISTRIBUTION DATE SHALL REFER TO THE TRANSFERRED BUSINESSES AS OPERATED BY 3M.


DISTRIBUTING CORPORATION         Minnesota Mining and Manufacturing Company, a
                                 Delaware corporation ("3M").

DISTRIBUTED CORPORATION          Imation Corp., a newly formed Delaware
                                 corporation (the "Company") which, as of the Distribution Date, will have transferred to it substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, 3M's global data storage and imaging systems businesses, as more fully described herein (the
                                 "Transferred Businesses").

PRINCIPAL BUSINESSES TO BE
 RETAINED BY 3M                  3M will retain its core businesses,
                                 consisting of all of its current businesses other than the Transferred Businesses (the
                                 "Core Businesses"). 3M has announced that its consumer audio and video tape business, which is not part of the Transferred Businesses, will be discontinued.

PRIMARY PURPOSE OF THE
 DISTRIBUTION                    To separate the Transferred Businesses from the
                                 Core Businesses so that each can (i) adopt strategies and pursue objectives appropriate to its specific businesses and industries and thereby achieve, among other things, potential cost savings, (ii) implement more focused incentive compensation arrangements that are tied more directly to results of its operations and (iii) be recognized by the financial community as separate and distinct businesses.

SHARES TO BE DISTRIBUTED         Approximately 41,863,000 shares of Common
                                 Stock, based on the shares of 3M common stock outstanding on May 1, 1996. The shares to be distributed will constitute 100% of the outstanding shares of Common Stock of the Company on the Distribution Date.

DISTRIBUTION RATIO               Each 3M stockholder will receive one
                                 share of Common Stock of the Company for every ten shares of 3M common stock held on the Record Date.

FRACTIONAL SHARE INTERESTS       Fractional share interests will be sold by the
                                 Distribution Agent and the cash proceeds distributed to those stockholders entitled to a fractional interest. See "THE DISTRIBUTION --
                                 Manner of Effecting the Distribution."

LISTING AND TRADING
 MARKET The shares of Common Stock have been approved for listing on the New York Stock Exchange and the Chicago Stock Exchange, subject to official notice of issuance, under the symbol "IMN."

RECORD DATE                      Close of business on June 28, 1996.

DISTRIBUTION DATE                July 1, 1996. As of the Distribution Date,
                                 the transfer of substantially all of the assets and liabilities of the Transferred Businesses from 3M to the Company will become effective and the shares of Common Stock to be distributed will be delivered to the Distribution Agent for distribution to holders of 3M common stock.

MAILING DATE                     Certificates representing the shares of
                                 Common Stock will be mailed to 3M stockholders on or about July 15, 1996.

DISTRIBUTION AGENT               Norwest Bank Minnesota, N.A. (the "Distribution
                                 Agent").

TAX CONSEQUENCES                 The Distribution is expected to qualify as a
                                 tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the
                                 "Code"). See "THE DISTRIBUTION -- Certain
                                 Federal Income Tax Consequences."

DIVIDEND POLICY                  The payment and amount of cash dividends on the
                                 Common Stock after the Distribution will be at the discretion of the Company's Board of Directors. The Company's dividend policy will be reviewed by the Company's Board of Directors at such future times as may be appropriate, and payment of dividends will depend upon the Company's financial position, capital requirements and such other factors as the Company's Board of Directors deems relevant.

RELATIONSHIP WITH 3M AFTER THE
 DISTRIBUTION                    Following the Distribution, 3M and the Company
                                 will be operated as independent public
                                 companies. 3M and the Company will, however, continue to have a relationship as a result of the agreements being entered into between 3M and the Company in connection with the Distribution, including the Transfer and
                                 Distribution Agreement, the Tax Sharing and
                                 Indemnification Agreement, the Corporate
                                 Services Transition Agreement, the
                                 Environmental Matters Agreement, the
                                 Intellectual Property Rights Agreement, the
                                 Supply Agreements and other miscellaneous agreements. Except as referred to above or as otherwise described herein, 3M and the Company will cease to have any material contractual or other material relationships with each other.
                                 See "RELATIONSHIP BETWEEN 3M AND THE COMPANY
                                 AFTER THE DISTRIBUTION," "FINANCING," "PRO
                                 FORMA CAPITALIZATION" and "MANAGEMENT OF THE
                                 COMPANY -- Directors."

SPECIAL FACTORS                  Stockholders should carefully consider
                                 the matters discussed under the section
                                 entitled "SPECIAL FACTORS" in this Information
                                 Statement.


                                   THE COMPANY

The Company is a leader in developing, manufacturing and marketing a wide variety of products and services worldwide for data storage and imaging applications within the information processing industry. The Company's products, which number in excess of 10,000, are used to capture, process, store, reproduce and distribute information and images in a wide range of information-intensive markets, including enterprise computing, network servers, personal computing, graphic arts, photographic imaging, medical imaging, and commercial and consumer markets. See "BUSINESS AND PROPERTIES OF THE COMPANY."

The breadth of the Company's product lines, the Company's worldwide leadership position in a number of product classes and its global distribution network serve to differentiate the Company from its competitors. In 1995, the Company had revenues of $2.2 billion, with approximately half of its revenues derived internationally. The Company's major products, classified by customer application, are shown below and are described in more detail under "BUSINESS AND PROPERTIES OF THE COMPANY -- Customer Applications."

INFORMATION PROCESSING,
MANAGEMENT AND                      INFORMATION PRINTING                   MEDICAL AND PHOTO IMAGING
STORAGE APPLICATIONS                APPLICATIONS                           APPLICATIONS
- --------------------                ------------                           ------------
*  Computer diskettes               *  Conventional color proofing         *  Laser imaging products
*  Data cartridges and Travan(tm)   *  Digital color proofing              *  Laser imagers
   cartridges
*  Computer tapes                   *  Printing plates                     *  X-ray film
*  Rewritable optical media         *  Image setting and graphic arts      *  "Dry" imaging products
                                       products
*  CD ROM replication services      *  Carbonless paper products           *  Film processors
                                                                           *  Photographic film products


INFORMATION PROCESSOR SERVICE APPLICATIONS
- ------------------------------------------
*  Technical field service support for equipment
*  Customer service, documentation and training for equipment
*  Engineering and office document systems


As part of 3M, the Transferred Businesses have developed leadership positions in a number of markets serving the information processing industry, which the Company believes can serve as platforms for future growth. For example, the
Company:

* is the world's largest supplier of branded removable magnetic and optical media (see "BUSINESS AND PROPERTIES OF THE COMPANY -- Customer Applications -- Information Processing, Management and Storage
   Applications");

* is one of the world's largest suppliers of color proofing systems to the graphic arts industry, with a number of its Matchprint(tm) and Rainbow products serving as industry standards (see "BUSINESS AND PROPERTIES OF THE COMPANY -- Customer Applications -- Information and Printing
   Applications");


* was the first to develop the new, widely-used laser imager for medical imaging applications, with an installed base of over 7,000 imagers (see "BUSINESS AND PROPERTIES OF THE COMPANY -- Customer Applications--Medical and Photo Imaging Applications");


* is one of the world's largest suppliers of private label film for the amateur photography market (see "BUSINESS AND PROPERTIES OF THE COMPANY--Customer Applications"); and

* introduced in 1995 and expects to introduce in 1996 several innovative products with significant market potential, including the Travan(tm) high capacity data storage tape cartridges, the new family of Rainbow proofing systems, a new line of DryView(tm) imagers, medical imaging delivery systems developed under an alliance with Cemax/Icon and Hewlett-Packard, and a 120 MB 3.5 inch diskette, the LS-120 diskette, which has been developed with Compaq Computer Corporation and Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE") (See "BUSINESS AND PROPERTIES OF THE COMPANY -- Customer Applications").

STRATEGY

Following the Distribution, the Company intends to utilize its research and development capabilities, its solid technology platforms, its well established product lines, and its strong customer relationships to enhance its position as a leader in the information processing industry, providing innovative, cost-effective system solutions to its customers' information processing needs. To achieve its objectives, the Company intends to focus on the following elements:

* REFINING PRODUCT PORTFOLIO -- The Company will make adjustments to its product portfolio when appropriate to ensure that all of its resources are focused on the Company's objective of consistent, profitable growth.

* STREAMLINING OPERATIONS AND REDUCING COSTS -- The Company is in the process of reducing employment levels and consolidating manufacturing operations. In addition, the Company intends to continue its efforts to streamline its management structure, consolidate administrative functions and facilitate communications among various parts of the organization so as to enable the Company to respond quickly to the rapidly changing needs of its customers.

* EXPANDING CUSTOMER FOCUS -- The Company will strive to provide more timely solutions tailored to each of its potential and existing customers' needs.

* IMPROVING CASH FLOWS -- The Company continues to take steps to improve cash flows, including instilling in its employees a strong focus on cash management and re-engineering business processes.

* EXPANDING INTERNATIONAL OPERATIONS -- The Company intends over the next several years to take advantage of opportunities for growth by expanding its international penetration in higher growth regions of the world.

* CAPITALIZING ON PROPRIETARY TECHNOLOGIES TO PROVIDE CUSTOMER SOLUTIONS -The Company will continue to focus significant efforts on the development of new products utilizing its core technologies so as to improve profit margins and enhance the Company's position as a leading supplier of products, services and systems to the information processing industry.

* ENCOURAGING EMPLOYEE STOCK OWNERSHIP -- The Company intends to encourage and increase employee stock ownership as an additional incentive toward consistent, profitable growth.

In late 1995, in connection with its plan to distribute the Company to its stockholders, 3M recognized a loss on disposal which included pre-tax charges of $340 million related to the adoption of a reorganization plan to rationalize the Company's manufacturing operations, streamline its organizational structure and write off impaired assets.

The Company believes its continued leadership in developing new data storage technologies, strong position in high quality color proofing for the printing industry and strong history of leadership in medical imaging for the health care industry, together with the benefits of its reorganization plan and business strategy, should help position the Company to realize future growth and profitability. See "BUSINESS AND PROPERTIES OF THE COMPANY -- Business Strategy."

The Company's headquarters are located at 1 Imation Place, Oakdale, Minnesota 55128. Its telephone number is (612) 704-4000.

                        SUMMARY HISTORICAL AND PRO FORMA
                                 FINANCIAL DATA

The following summary historical and pro forma financial data of the Company should be read in conjunction with the Company's historical and pro forma financial statements and the notes thereto included elsewhere in this Information Statement. The following summary historical financial information relates to the Transferred Businesses as they were operated as part of 3M and is derived from the historical financial statements of the Company. They also include an allocation of certain general corporate expenses of 3M which were not directly related to these businesses.


The summary pro forma financial data make adjustments to the historical balance sheet at March 31, 1996 and the historical statements of operations for the three months ended March 31, 1996 and the year ended December 31, 1995 as if the Distribution had occurred on March 31, 1996 for purposes of the pro forma balance sheet and January 1, 1995 for purposes of the pro forma statements of operations. The summary historical financial data that relate to the three years in the period ended December 31, 1995 have been derived from the historical financial statements audited by Coopers & Lybrand L.L.P., independent accountants. The historical and pro forma financial statements of the Company may not reflect the results of operations or financial position that would have been obtained had the Company been a separate, independent company during such periods.


                                  IMATION CORP.
                        SUMMARY HISTORICAL FINANCIAL DATA
                              (DOLLARS IN MILLIONS)


                                                THREE MONTHS ENDED                YEARS ENDED
                                                    MARCH 31,                     DECEMBER 31,
                                               -------------------     ----------------------------------
                                                 1996*       1995       1995**        1994         1993
                                               --------     ------     --------     --------     --------
STATEMENT OF OPERATIONS DATA
  Net revenues                                 $  576.1     $576.7     $2,245.6     $2,280.5     $2,307.8
  Gross profit                                    202.3      212.5        724.7        838.5        886.2
  Selling, general and administrative
   expense                                        130.7      137.9        539.4        531.5        529.0
  Research and development                         47.9       56.4        222.4        211.2        216.7
  Operating income (loss)                          13.3       18.2       (148.9)        95.8        140.5
  Income (loss) before taxes and minority
   interest                                        10.1       13.0       (166.8)        81.3        127.4
  Net income (loss)                                 6.1        7.5        (85.0)        54.3         75.3
BALANCE SHEET DATA (AS OF END OF PERIOD)
  Total working capital                           633.4                   658.4        714.0
  Property, plant and equipment -- net            503.9                   513.2        654.9
  Total assets                                  1,520.0                 1,541.5      1,671.7
  Total liabilities                               398.3                   392.8        371.7
  Total equity                                  1,121.7                 1,148.7      1,300.0
STATEMENT OF CASH FLOWS DATA
  Net cash provided by operating activities        69.7       29.5        256.8        170.1        229.2
  Net cash used in investing activities           (40.1)     (46.9)      (187.5)      (179.7)      (210.2)
  Net cash (paid to) received from 3M             (27.0)      13.4        (72.9)        18.5        (13.1)
  Depreciation                                     48.5       49.1        189.5        185.9        184.4

                        SUMMARY PRO FORMA FINANCIAL DATA
                   (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

                                                     THREE MONTHS          YEAR ENDED
                                                         ENDED            DECEMBER 31,
                                                    MARCH 31, 1996*          1995**
                                                    ---------------       ------------
STATEMENT OF OPERATIONS DATA
  Net revenues                                         $  576.1             $2,245.6
  Gross profit                                            202.3                724.7
  Selling, general and administrative expense             130.7                539.4
  Research and development                                 47.9                222.4
  Operating income (loss)                                  13.3               (148.9)
  Income (loss) before taxes and minority
   interest                                                 9.7               (168.3)
  Net income (loss)                                         5.6                (97.4)
  Net income (loss) per share                              0.13                (2.32)
BALANCE SHEET DATA (AS OF END OF PERIOD)
  Total working capital                                   721.0
  Property, plant and equipment -- net                    503.9
  Total assets                                          1,570.3
  Total debt                                              280.0
  Total liabilities                                       648.7
  Total equity                                            921.6

* Restructuring charges reduced results for the three months ended March 31, 1996 by $10.4 million before taxes and minority interest and $6.1 million after taxes and minority interest. Net income for the three months ended March 31, 1996 excluding these charges would have been $12.2 million on a historical basis and $11.7 million on a pro forma basis. These charges related to costs for certain employee separation programs.

** Restructuring charges and asset write-offs reduced 1995 results by $166.3 million before taxes and minority interest and $88.3 million ($97.8 million on a pro forma basis) after taxes and minority interest. 1995 net income excluding these charges would have been $3.3 million on a historical basis and $0.4 million on a pro forma basis. The majority of these charges related to the write down of property, plant and equipment.

                                  INTRODUCTION


On June 18, 1996, the Board of Directors of 3M declared a dividend payable to holders of record of 3M's common stock at the close of business on the Record Date of one share of Common Stock of the Company for every ten shares of 3M common stock held on the Record Date. The Distribution will be effective on July 1, 1996. Certificates representing shares of Common Stock of the Company will be mailed to 3M stockholders on or about July 15, 1996. As a result of the Distribution, 100% of the outstanding shares of Common Stock of the Company will be distributed to 3M stockholders.

The Company was formed for the purpose of effecting the Distribution. On or before the Distribution Date, 3M will transfer to the Company substantially all of the assets and liabilities of the Transferred Businesses. Prior to the Distribution, 3M operated the Transferred Businesses as part of its Information, Imaging and Electronics Sector.


If you have questions relating to the Distribution and delivery of certificates representing shares of Common Stock of the Company, please contact the Distribution Agent at:


In Minneapolis-St. Paul    (612) 948-5464
Elsewhere in the U.S.      (800) 859-2881


For other information relating to 3M, please contact 3M Investor Relations, 3M Center, St. Paul, Minnesota 55144, telephone number (612) 733-8704. For Company-specific questions, please contact Investor Relations at the Company, 1 Imation Place, Oakdale, Minnesota 55128, telephone number (612) 704-5818.


                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

3M's Board of Directors has determined that it is in the best interests of 3M and the Company to undertake the Distribution, thereby separating the Transferred Businesses from 3M, for the reasons described herein.

The Distribution is designed to establish the Transferred Businesses as a stand alone independent company which can adopt strategies and pursue objectives appropriate to its specific businesses. The industry in which the Transferred Businesses operate is extremely competitive and is generally characterized by rapid technological change and declining prices.

In this highly competitive industry, the Company must operate with a reduced cost structure, broad distribution channels, a streamlined supply chain and fast paced decision-making. As an independent company, the Company's management should be better able to organize the Company in a manner more appropriate to the markets in which it competes. As a result, the Distribution should enhance the Company's position as an effective competitor, and the Company should be better able to capitalize quickly on changes in the rapidly expanding information processing industry.

The Distribution is also designed to allow the Company to establish its own employee stock ownership plan and other equity-based compensation plans so that there will be a more direct alignment between the performance of the Transferred Businesses and the compensation of employees of the Transferred Businesses, which, among other things, is intended to strengthen and support the Company's ability to achieve cost savings, greater efficiencies and sales growth. Prior to 1996, management of the Transferred Businesses received 3M stock options and until the Distribution Date, employees may participate in a company-wide employee stock ownership plan holding 3M common stock. Following the Distribution, employees of the Company will participate in an employee stock ownership plan holding Common Stock of the Company and receive equity-based incentives which will be more closely aligned with the financial results of the Company, thereby linking each employee's financial success more directly to the financial success of the Company. See "MANAGEMENT OF THE COMPANY -- Retirement Investment Plan," and "-- 1996 Employee Stock Incentive Program."

3M believes that the separation of the information and imaging businesses from its life sciences, industrial and consumer businesses will cause the two entities to be recognized by the financial community as distinct businesses with different investment risk and return profiles. As a result of the Distribution, 3M should develop its following in the financial community primarily as a global manufacturer and marketer of products for the life sciences and industrial and consumer markets while the Company should develop its following primarily as a company serving the global information processing industry. In this regard, investors will be better able to evaluate the merits and future prospects of the businesses of 3M and the Company, enhancing the likelihood that each will achieve appropriate market recognition for its performance and potential. In addition, current stockholders and potential investors will be able to direct their investments to their specific areas of interest. Also, the Distribution will enable the Company, as and when appropriate, to engage in strategic acquisitions using its own capital stock.


For the reasons stated above, the 3M Board of Directors believes that the Distribution is in the best interests of 3M and the Company. In reaching its conclusions, the 3M Board of Directors also considered the opinion of 3M's financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is described below, to the effect that the Distribution is fair, from a financial point of view, to the holders of shares of 3M common stock.


OPINION OF FINANCIAL ADVISOR

3M retained Morgan Stanley to act as 3M's financial advisor in connection with the Distribution and related matters based upon Morgan Stanley's experience and expertise. Morgan Stanley rendered a written opinion to the Board of Directors of 3M that, as of the date of this Information Statement and subject to the considerations set forth in such opinion, the proposed Distribution is fair from a financial point of view to the holders of shares of 3M common stock.


THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED JUNE 18, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX A TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF 3M AND CONCERNS THE FAIRNESS OF THE PROPOSED DISTRIBUTION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF 3M COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE DISTRIBUTION. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


In arriving at its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information relating to 3M and the Company, including this Information Statement; (ii) analyzed certain internal historical financial statements and other historical financial operating data concerning 3M and the Company prepared by their respective managements; (iii) analyzed certain financial projections prepared by the respective managements of 3M and the Company; (iv) compared the financial performance of the Company with that of certain other companies with publicly traded securities which were deemed to be comparable to the Company and its respective business units; (v) compared the financial performance of 3M (both with and without the Transferred Businesses) with that of certain other companies with publicly traded securities which were deemed to be comparable to 3M (both with and without the Transferred Businesses), respectively; (vi) discussed past and current operations and financial condition and the prospects of 3M with senior executives of 3M and of the Company with senior executives of the Company; (vii) participated in discussions among representatives of 3M and the Company and their legal advisors; and (viii) performed such other analyses as were deemed appropriate.



In connection with the delivery of its opinion, Morgan Stanley discussed with the Board, among other things, Morgan Stanley's analysis of the possible post-Distribution market values of 3M common stock and the Common Stock, in each case assuming, among other things, that such securities are fully and widely distributed among investors and subject only to normal trading activity (which distribution Morgan Stanley noted could take a period of time). The analysis was based on a range of price/earnings multiples and 1996 and 1997 earnings estimates for the Company and 3M. The price/earnings multiples used in the analysis were compared to the price/earnings multiples of certain publicly-traded companies which Morgan Stanley deemed comparable to the Company and 3M, respectively. The earnings estimates used in the analysis for 3M were compared to certain published analysts' estimates. The analysis generally indicated that, on a post-Distribution basis, based on the earnings estimates and price/earnings multiples that were considered most appropriate, the combined implied market value of one share of 3M common stock and the fractional share of Common Stock reflecting the Distribution ratio would exceed the closing market price per share of 3M common stock on the day prior to the Board's determination to pursue the Distribution.


Morgan Stanley also discussed with the Board Morgan Stanley's analysis of selected "spin-off" transactions completed since 1988, none of which were deemed directly comparable to the Distribution. This analysis generally indicated, among other things, that during the six month periods following the selected spin-offs, the stock prices of the "spun-off" companies slightly outperformed the S&P 500 average.


In addition, Morgan Stanley discussed with the Board Morgan Stanley's view of certain potential benefits of the Distribution, including (i) the ability to reposition 3M with a greater emphasis on its core technologies, (ii) the enhanced focus of 3M's and the Company's management teams, (iii) the ability to enhance the value of the Company's businesses as an independent company with a lower cost structure, simplified management structure and focused management incentives, (iv) the tax-free nature of this transaction, (v) the ability to reflect the Transferred Businesses pending completion of the spinoff as a discontinued operation and (vi) the certainty of completion since the spinoff is not dependent on any third party. Morgan Stanley also discussed with the Board Morgan Stanley's view of certain potential detriments of the Distribution, including potential redistribution of the Common Stock for a period of time following the Distribution.

In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial budgets and forecasts, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of 3M and the Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of 3M or the Company, nor has Morgan Stanley been furnished with any such appraisals.


Morgan Stanley noted that 3M has received a ruling from the Internal Revenue Service to the effect that the Distribution will not be a taxable transaction to the shareholders of 3M under federal income tax laws (except to the extent of any cash distributed in lieu of fractional shares of the Company). In that regard, Morgan Stanley assumed the correctness of the conclusions set forth in such ruling. Morgan Stanley also assumed that the Distribution will comply with all federal, state, local and foreign laws and applicable regulations, except for any noncompliance with such applicable laws and regulations that would not have a material adverse effect on 3M or the Company. In rendering its opinion, Morgan Stanley, with 3M's consent, did not consider the effect of any terms or arrangements relating to the Distribution, including the terms of any distribution, tax or other agreement or arrangement, or any amendment or modification to any existing such agreement or arrangement.

Morgan Stanley's opinion was rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date of its opinion and the conditions and prospects, financial and otherwise, of 3M and the Company as they were represented to Morgan Stanley as of the date of its opinion or as they were reflected in the information and documents reviewed by Morgan Stanley. Morgan Stanley's opinion assumes that the Distribution will be completed substantially on the basis set out in the Information Statement and that the shares of 3M and the Company will be fully and widely distributed among investors and are subject only to normal trading activity. The estimation of market trading prices of newly distributed securities is subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm making such estimates.

In addition, Morgan Stanley noted that the market price of such securities will fluctuate with changes in market conditions, the conditions and prospects, financial and otherwise, of 3M and the Company, and other factors which generally influence the prices of securities. In rendering its opinion, Morgan Stanley did not opine as to the price at which the common stock of 3M or the Company will trade after the Distribution is effected.

As financial advisor to 3M in connection with the Distribution, Morgan Stanley has been paid an advisory fee of approximately $300,000 which compensated Morgan Stanley for the time and efforts expended in rendering advice in connection with the Distribution and, upon consummation of the Distribution, Morgan Stanley will be paid a transaction fee, against which all or a portion of any advisory fee will be credited. The transaction fee, which shall not exceed $5,500,000, will be determined based on a percentage of the market value of the equity of the Company on the Distribution Date plus any debt assumed or incurred by the Company (the "Aggregate Value"). For example, for an Aggregate Value of $500 million, Morgan Stanley's fee would be 0.7% or $3.5 million; for an Aggregate Value of $1 billion, Morgan Stanley's fee would be 0.45% or $4.5 million; and for an Aggregate Value in excess of approximately $1.25 billion, Morgan Stanley's fee would be capped at $5.5 million. 3M has agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred in connection with its services as financial advisor. 3M has also agreed, in a separate letter agreement, to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to Morgan Stanley's engagement.

Morgan Stanley was selected by the 3M Board to act as 3M's financial advisor based upon Morgan Stanley's qualifications, expertise and reputation. Morgan Stanley is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings and private placements.

Morgan Stanley and its affiliates may in the future act as underwriters for, or participate as members of underwriting syndicates with respect to, offerings of 3M securities, and Morgan Stanley may effect securities transactions for 3M or perform financial advisory services in connection with certain acquisitions and dispositions by 3M. In the past, Morgan Stanley and its affiliates have provided investment banking and financing services for 3M and have received fees for the rendering of such services. In addition, in the ordinary course of its business, Morgan Stanley actively trades the equity securities of 3M and may actively trade the securities of the Company following the consummation of the Distribution, for its own account and for the accounts of others. Accordingly, Morgan Stanley may at any time hold a long or short position in the securities of 3M or the Company.

MANNER OF EFFECTING THE DISTRIBUTION


The general terms and conditions relating to the Distribution are set forth in a Transfer and Distribution Agreement, dated as of June 18, 1996 (the "Distribution Agreement"), between 3M and the Company.

3M will effect the Distribution on the Distribution Date by delivering all of the outstanding shares of Common Stock of the Company to the Distribution Agent for distribution to the holders of record of 3M common stock on the Record Date (other than the holders of a limited number of shares of restricted common stock of 3M, who, pursuant to the terms of the 3M Management Stock Ownership Program as implemented by 3M's Compensation Committee, will receive additional shares of restricted 3M Common Stock with a value equal to the value of the Common Stock which would have been received by such holders in the Distribution). The Distribution will be made on the basis of one share of Common Stock for every ten shares of 3M common stock held on the Record Date. The actual total number of shares of Common Stock to be distributed will depend on the number of shares of 3M common stock outstanding on the Record Date (other than shares of restricted stock). Based upon the shares of 3M common stock outstanding on May 1, 1996, approximately 41,863,000 shares of Common Stock would be distributed to 3M stockholders. The shares of Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "DESCRIPTION OF COMPANY CAPITAL STOCK." Certificates representing shares of Common Stock will be mailed to 3M stockholders on or about July 15, 1996.

No holder of 3M common stock will be required to pay any cash or other consideration for the shares of Common Stock received in the Distribution or to surrender or exchange shares of 3M common stock in order to receive shares of Common Stock.

No certificates or scrip representing fractional shares of Common Stock will be issued to 3M stockholders as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata shares of the total sale proceeds (net of any commissions incurred in connection with such sales). Such sales are expected to be made on, or as soon as practicable after, the Distribution Date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


3M has received a private letter ruling (the "Private Letter Ruling") from the Internal Revenue Service (the "Service") substantially to the effect that, among other things, the Distribution will qualify as a tax-free spin-off to 3M and its stockholders under Section 355 of the Code. The following is a summary of the material federal income tax consequences to 3M stockholders expected to result from the Distribution:

       1. A 3M stockholder will not recognize any income, gain or loss as a result of the Distribution, except, as described below, in connection with cash received in lieu of fractional shares of Common Stock.

       2. A 3M stockholder will apportion his tax basis for his 3M common stock on which Common Stock is distributed between his 3M common stock and the Common Stock received in the Distribution (including any fractional shares of Common Stock deemed received) in proportion to the relative fair market values of such 3M common stock and Common Stock on the Distribution Date.

       3. A 3M stockholder's holding period for the Common Stock received in the Distribution will include the period during which such stockholder held the 3M common stock on which the Common Stock is distributed, provided that such 3M common stock is held as a capital asset by such stockholder as of the Distribution Date.

       4. A 3M stockholder who receives cash in lieu of a fractional share of Common Stock as a result of the sale of such shares by the Distribution Agent will be treated as if such fractional share had been received by the stockholder as part of the Distribution and then sold by such stockholder. Accordingly, such stockholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in the Common Stock that is allocable to such fractional share. Such gain or loss will be capital gain or loss, provided that such fractional share was held by such stockholder as a capital asset at the time of the Distribution.

Current Treasury regulations require each 3M stockholder who receives Common Stock pursuant to the Distribution to attach to his federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. 3M will convey the appropriate information to each stockholder of record as of the Record Date.

The summary of federal income tax consequences set forth above is for general information only and may not be applicable to stockholders who received their shares of 3M common stock through the exercise of an employee stock option or otherwise as compensation or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Code. All stockholders should consult their own tax advisors as to the particular tax consequences of the Distribution to them, including the applicability and effect of state, local and foreign tax laws.

LISTING AND TRADING OF THE COMMON STOCK

The shares of Common Stock have been approved for listing on the New York Stock Exchange, Inc. ("NYSE") and the Chicago Stock Exchange, subject to official notice of issuance, and will trade under the symbol "IMN." Initially the Company is expected to have approximately 106,000 holders of record, based on the number of stockholders of record of 3M on May 1, 1996.

A "when-issued" trading market is expected to develop on or about the Record Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Prices at which the shares of Common Stock may trade, on a "when-issued" basis or after the Distribution, cannot be predicted. See "SPECIAL FACTORS -- Absence of Prior Trading Market for the Common Stock."

The shares of Common Stock distributed to 3M stockholders will be freely transferable, except for shares of Common Stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include the directors and principal executive officers of the Company as well as any principal stockholder of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder.

                                 SPECIAL FACTORS

ABSENCE OF HISTORY AS AN INDEPENDENT COMPANY

The Company was formed for the purpose of effecting the Distribution and does not have an operating history as an independent company. Accordingly, the financial statements included herein may not necessarily reflect the results of operations, financial position and cash flows of the Transferred Businesses had the Company been operated independently during the periods presented. In addition, the financial information does not reflect many changes that will occur in the operations of the Company as a result of the Company's strategic reorganization (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Strategic Reorganization") and future business strategies (See "BUSINESS AND PROPERTIES OF THE COMPANY -- Business Strategy"). The Company believes that these changes, when implemented, will have a meaningful positive impact on the results of operations of the Company. However, there can be no assurance as to the timing or amount of any positive impact which may be realized.

CHANGING INDUSTRY ENVIRONMENT

The information processing industry involves the creation, capture, manipulation, storage, production and distribution of information. As there is a greatly expanding need to manage and store more complex information in less time, with less resources and with greater accuracy, there is an increasing emphasis in the marketplace on products using digital technology (See "BUSINESS AND PROPERTIES OF THE COMPANY -- Industry Background").

While the Company has a number of successful digital products, the long-term profitability of the Company will depend, in part, on the Company's ability to anticipate the growing uses of digital technologies. The Company believes that its leadership positions in a number of markets, its proprietary technologies and its commitment to the development of innovative solution-based products are factors which will contribute to the Company's ability to be successful. The Company recognizes, however, that there are many factors beyond its control and that no assurances can be given as to the Company's ability to anticipate and satisfy the needs of this evolving marketplace.

TRANSITION TO INDEPENDENT PUBLIC COMPANY

Prior to the Distribution, the Transferred Businesses had the benefit of certain 3M trademarks and 3M's reputation in marketing their products. Pursuant to agreements being entered into with 3M, the Company will continue to have the use of certain 3M trademarks for an agreed upon period of time following the Distribution. One of the challenges facing the Company will be to develop a name and identity for itself independent of 3M. There can be no assurance that the Company will be successful in this regard or that the loss of use of 3M trademarks might not have an adverse effect on the business of the Company.

Prior to the Distribution, a number of services have been provided to the Company by 3M. For a transition period following the Distribution, 3M will continue to provide such services to the Company. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION." However, during and after this transitional period the Company will need to develop its own services and support systems independent of 3M.

ABSENCE OF 3M FINANCIAL SUPPORT

Prior to the Distribution, the Transferred Businesses participated in 3M's centralized funding and cash and foreign currency management. The capital requirements of the Transferred Businesses in excess of their internally generated funds were provided by 3M. 3M, and not the Transferred Businesses, was responsible for obtaining any external financing required by the Transferred Businesses. Although in the years 1993 and 1995, the Company provided cash to 3M in excess of amounts required for capital expenditures and operating requirements in the amounts of $13.1 million and $72.9 million respectively, in 1994, 3M provided financial support in the amount of $18.5 million to the Company. See "HISTORICAL FINANCIAL STATEMENTS -- Historical Statements of Cash Flows." This financial support will not be available to the Company following the Distribution and the Company will be responsible for obtaining its own financing and may experience a higher cost of capital. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION," "FINANCING" and "SPECIAL FACTORS -- Transition to Independent Public Company."

COMPETITION

The Company operates in a highly competitive environment. The Company's competitors are both larger and smaller than the Company in terms of resources and market shares. The marketplaces in which the Company operates are generally characterized by strong unit growth, rapid technological change, evolution to digital business solutions, and declining prices. In these highly competitive markets, the Company must compete on the basis of understanding customer needs, lower costs, introduction of new products and strong digital technology. Although the Company believes that it can take the necessary steps to meet the competitive challenges of these marketplaces, no assurance can be given with regard to the Company's ability to take these steps, the actions of competitors, some of which will have greater resources than the Company, or the pace of technological changes. See "BUSINESS AND PROPERTIES OF THE COMPANY -- Competition."

INTERNATIONAL OPERATIONS

The Company does business in approximately 60 countries outside of the United States, most significantly Italy, the United Kingdom, France and Germany. International operations, which comprised approximately 50% of the Company's revenues in 1995, may be subject to various risks which are not present in domestic operations, including political instability, the possibility of expropriation, restrictions on royalties, dividends and currency remittances, volatility of exchange rates of foreign currencies, local government involvement required for operational changes within the Company, requirements for governmental approvals for new ventures and local participation in operations such as local equity ownership and workers' councils.

ABSENCE OF PRIOR TRADING MARKET FOR THE COMMON STOCK

There has not been any established public market for the trading of the Company's Common Stock, although it is expected that a "when-issued" trading market will develop on or about the Record Date. The shares of Common Stock have been approved for listing on the NYSE and the Chicago Stock Exchange, subject to official notice of issuance. However, there can be no assurance as to the prices at which the Common Stock will trade before or after the Distribution Date. Until the Common Stock is fully distributed and an orderly market develops, the prices at which shares trade may fluctuate significantly. Prices for shares of Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, investor perception of the Company and the industry in which the Company participates and general economic and market conditions.

COMMON STOCK DIVIDEND POLICY

The payment and amount of cash dividends on the Common Stock after the Distribution will be subject to the discretion of the Company's Board of Directors. The Company's dividend policy will be reviewed by the Company's Board of Directors at such future times as may be appropriate, and payment of dividends on the Company's Common Stock will depend upon the Company's financial position, capital requirements, profitability and such other factors as the Company's Board of Directors deems relevant.

CERTAIN ANTI-TAKEOVER EFFECTS

Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws"), including provisions classifying the board of directors, prohibiting stockholder action by written consent, governing business transactions with certain stockholders and requiring advance notice for nomination of directors and stockholder proposals, may inhibit changes in control of the Company not approved by the Company's Board of Directors. In addition, preferred stock purchase rights which will attach to the Common Stock would have similar effects. See "PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS -- Rights Agreement." Such Certificate of Incorporation and By-law provisions and preferred stock purchase rights could diminish the opportunities for a stockholder to participate in certain tender offers, including tender offers at prices above the then-current market value of the Common Stock, and may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. See "PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS." In addition, the Company's Board of Directors, without further stockholder approval, may issue preferred stock that could have the effect of delaying, deterring or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others. The Company has no present plans to issue any preferred stock. See "DESCRIPTION OF COMPANY CAPITAL STOCK -- Preferred Stock." Certain agreements pursuant to which 3M is transferring to the Company rights with respect to certain patents, trademarks, know-how and other intellectual property provide that 3M may terminate some or all of such rights in the event that control of the Company is acquired by an entity which may result in substantially enhanced competition to a significant business of 3M. As a result, these provisions may inhibit a change in control of the Company. In addition, there can be no assurance that the loss of such intellectual property rights following a change of control would not have a material adverse effect on the Company's business. Such agreements, the provisions of the Certificate of Incorporation and By-laws and the preferred stock rights may have the effect of discouraging or preventing an acquisition of the Company or a disposition of certain of the Company's businesses.

                     RELATIONSHIP BETWEEN 3M AND THE COMPANY
                             AFTER THE DISTRIBUTION

For purposes of an orderly transfer on the Distribution Date of the Transferred Businesses to the Company and an orderly transition to the status of two separate independent companies, 3M and the Company have entered or will enter into various agreements and relationships, including those described in this section. These agreements are generally intended to be on an arms-length basis. The forms of agreements summarized in this section are included as exhibits to the Registration Statement of which this Information Statement forms a part, and the following summaries are qualified in their entirety by reference to the agreements as filed.

xxx

DISTRIBUTION AGREEMENT

3M and the Company have entered into the Distribution Agreement, which provides for, among other things, the principal corporate transactions required to effect the Distribution, the transfer to the Company of the Transferred Businesses, the division between 3M and the Company of certain liabilities and certain other agreements governing the relationship between 3M and the Company following the Distribution.

The Distribution Agreement generally provides for the transfer by 3M to the Company or Imation Enterprises Corp. ("Enterprises"), which will be a wholly owned subsidiary of the Company immediately following the Distribution, of the assets used in the Transferred Businesses on an "as is and where is" basis, and for the assumption by the Company or Enterprises of substantially all of the liabilities relating to the Transferred Businesses. In particular, approximately one-half of the domestic manufacturing operations of the Transferred Businesses, as well as research and development, administrative and corporate staff functions and the capital stock of Enterprises and certain foreign subsidiaries of 3M, will be transferred to the Company together with substantially all assets and liabilities associated therewith. The remaining manufacturing operations and all marketing, field logistical and service operations will be transferred to Enterprises, together with primarily all assets and liabilities related to such operations. Substantially all the assets of the Transferred Businesses will be transferred to the Company as a contribution to capital, except for certain assets related to non-U.S. operations which will be purchased by the Company. The assets relating to non-U.S. operations will generally be transferred to subsidiaries of the Company around the world, either as a contribution to capital or through a sale of assets at book value. Generally, such subsidiaries will carry on the sales, service and marketing functions of the Transferred Businesses outside the United States, except that manufacturing operations will be conducted by the Company's subsidiaries in Italy and Argentina. In addition, in most countries outside the U.S., trade accounts receivable and accounts payable will be retained by 3M and 3M will pay to the Company following the Distribution an amount corresponding to the amount by which such receivables exceed such payables. See "PRO FORMA FINANCIAL STATEMENTS."

The Distribution Agreement provides that in the event that it is not feasible to effect the transfers of non-U.S. operations on or prior to the Distribution Date in any particular country, 3M and the Company will continue, following the Distribution Date, their respective efforts to have such transfers and payments effected as promptly as practicable following the Distribution Date or, if the Company and 3M determine that such transfers are not capable of being effected on a timely basis, enter into such other arrangements as are mutually agreed upon which are intended to enable the Company to operate in such country on a basis similar to that being conducted by 3M with respect to the Transferred Businesses. Pending consummation of any such transfers, the Company and 3M shall enter into such arrangements as may be necessary to enable 3M to continue to conduct the Transferred Businesses. Following completion of each such transfer, either 3M shall pay to the Company an amount equal to the net profits realized after the Distribution Date with respect to these operations or the Company shall pay to 3M an amount equal to any net losses incurred by 3M after the Distribution Date with respect to these operations, as the case may be.

The Distribution Agreement also contains certain provisions relating to employee compensation, benefits and labor matters and the treatment of options to purchase and awards with respect to 3M common stock held by employees of 3M who are becoming employees of the Company. Among other things, these provisions apply to the discharge by the Company of liabilities and obligations relating to employees of the Transferred Businesses.

The Distribution Agreement further provides that 3M and the Company shall each be granted access to certain records and information in the possession of the other, and requires the retention by each of 3M and the Company following the Distribution Date of all such information in its possession in accordance with existing document retention policies.

The Distribution Agreement provides that, except as otherwise set forth therein or in any related agreement, 3M and the Company will pay their own costs and expenses in connection with the Distribution.

TAX SHARING AND INDEMNIFICATION AGREEMENT


3M and the Company have entered into a Tax Sharing and Indemnification Agreement (the "Tax Sharing Agreement"), providing for their respective obligations concerning various tax liabilities. The Tax Sharing Agreement provides that 3M shall pay, and indemnify the Company if necessary, with respect to all federal, state, local and foreign income taxes relating to the Transferred Businesses for any taxable period ending on or before the Distribution Date except that the Company shall indemnify 3M for any income taxes arising out of the failure of the Distribution or any of the transactions related to it to qualify as tax free as a result of certain actions taken by the Company or any of its subsidiaries. 3M has also generally agreed to pay all other taxes (other than those which are imposed solely on the Company) that are payable in connection with the Distribution and the transactions related to it the liability for which arises on or before the Distribution Date. The Tax Sharing Agreement further provides for cooperation with respect to certain tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.


CORPORATE SERVICES TRANSITION AGREEMENT

3M and the Company have entered into a Corporate Services Transition Agreement (the "Corporate Services Agreement") pursuant to which 3M has agreed to provide to the Company certain services, including engineering and environmental services, logistics and information technology services, financial services, human resources administration services and tax, insurance, treasury, and employee benefits administration, which 3M historically has provided to the Transferred Businesses. The length of time that 3M will provide such services and the amount that the Company will pay for such services varies based on the type of service. Generally, no services are expected to be provided beyond two years following the Distribution Date, and after such time the Company expects to provide such services on its own behalf. The Corporate Services Agreement is terminable by each party upon 90 days notice, provided that 3M is not permitted to terminate certain specified services, which the parties have determined will require a longer period to replace. The cost associated with the services to be provided by 3M will be either a fixed dollar amount based on the estimated cost of the services to be provided, or an amount to be determined pursuant to a formula based on the services actually provided. Any services required by the Company beyond the first year will be based on costs incurred plus an 8% mark-up.

Certain foreign subsidiaries of the Company and 3M have entered or will enter into corporate services agreements pursuant to which 3M will provide to such subsidiaries services similar to those to be provided to the Company pursuant to the Corporate Services Agreement.

ENVIRONMENTAL MATTERS AGREEMENT

3M and the Company have entered into an Environmental Matters Agreement (the "Environmental Matters Agreement") providing for their respective obligations concerning environmental liabilities arising out of the operation of the premises of the Transferred Businesses and other environmental matters.

Under the Environmental Matters Agreement, the Company will assume and indemnify 3M for all liabilities relating to, arising out of or resulting from (i) operations at the Company's facilities as conducted before the Closing Date;
(ii) the disposal of hazardous materials, from the Company's facilities, before the Distribution Date, at disposal sites operated by third parties ("Superfund Sites"), where such liabilities are discovered after the Distribution Date; or
(iii) operations of the Transferred Businesses on and after the Distribution Date. 3M has agreed to retain responsibility for environmental liabilities relating to former premises which may have been associated with the Transferred Businesses, and known Superfund sites associated with the current properties of the Transferred Businesses. See "BUSINESS AND PROPERTIES OF THE COMPANY -- Environmental Matters."

As of March 31, 1996 the Company had reserved approximately $6.5 million with respect to environmental liabilities.

INTELLECTUAL PROPERTY AGREEMENT


3M and the Company have entered into an Intellectual Property Rights Agreement (the "Intellectual Property Agreement") pursuant to which 3M will grant to the Company, effective as of the Distribution Date, rights to use certain intellectual property (such as patent rights, copyrights, mask work rights and proprietary information) exclusively in the fields of use in which the Transferred Businesses presently operate and non-exclusively in certain other fields. In addition, 3M is transferring to the Company title to certain intellectual property rights used by the Transferred Businesses, subject to certain rights which 3M will have to continue to use such intellectual property rights. The Intellectual Property Agreement further provides for cross licensing of certain future intellectual property developed during a transition period. In addition, for various transition periods specified in the Intellectual Property Agreement, the Company will be granted the right to use certain 3M trademarks under a royalty-bearing license. Trademarks used only by the Transferred Businesses will be assigned to the Company.

The Intellectual Property Agreement provides that the costs associated with the procurement and maintenance of patents and trademarks licensed to either party by the other under the Intellectual Property Agreement will be the responsibility of the party owning the particular patent or trademark. However, with respect to patents, either party may designate a patent or patent application under which it is licensed by the other party to be of "common interest." The licensed party is granted certain rights to participate in decisions involving such common interest patents and patent applications, and the costs thereof are shared by the parties. The costs of enforcing licensed patents against an infringer will be borne by the party instituting the lawsuit unless the parties agree otherwise. For jointly-owned patents, enforcement costs are shared if both parties desire to participate. The licensed party's enforcement of patents requires prior approval by the party owning the patent.

With the exception of licensed trademark rights, no royalties or fees are payable by the Company to 3M for the assignment and license of intellectual property to the Company under the Intellectual Property Agreement. With respect to licensed trademarks, the Company will pay a reasonable royalty through cash payments, commitments to purchase product from 3M and/or engaging in certain other activities benefiting 3M.

The parties will cross-license each other under certain patents and proprietary information developed by each party during the two year period following the Distribution Date. The cross-licenses are royalty-free and generally of the same scope (i.e., exclusive or non-exclusive in defined fields) as the licenses granted to and retained by the Company and 3M, respectively, under the patents and proprietary information existing at the time of the Distribution.

The Company and 3M will enter into joint development agreements pursuant to which the parties will assist each other in the development of new products after the Distribution Date. The relationship between the parties under the agreements will vary from simple purchased research to shared product development.

3M and the Company have agreed not to compete with each other in their respective businesses for a period of five years following the Distribution Date. 3M agrees that, except for ancillary activity involving an insubstantial business, it will not compete directly or indirectly in the Company's Exclusive Fields (which, as defined in the Intellectual Property Agreement are generally the fields of business in which the Company is presently engaged). The Company agrees that, except for ancillary activity involving an insubstantial business, it will not compete, directly or indirectly in the 3M Business Fields (which, as defined in the Intellectual Property Agreement, are generally the fields of business in which 3M is presently engaged). However, this provision does not preclude the Company from indirect activity, outside of the 3M Reserved Fields (which, as defined in the Intellectual Property Agreement, are generally fields closely related to the Company's Exclusive Fields where 3M has retained exclusive rights), involving working with a third party on that party's imaging and electronic information processing needs, internal or external, as long as the activity does not benefit, in more than an ancillary way, a product or service of the third party which competes with a product or service in the 3M Business Fields.

SUPPLY, SERVICE, CONTRACT MANUFACTURING AND SALES AGENCY AGREEMENTS

3M and the Company have entered into various product and service supply agreements (the "Supply Agreements") providing for the supply by 3M to the Company and by the Company to 3M, of certain products and services. Under the Supply Agreements, 3M will supply to the Company certain raw material and intermediate products including film, specialty chemicals and abrasives and will provide to the Company certain contract manufacturing services, primarily equipment assembly services. The cost of all such products and services supplied by 3M to the Company during 1995 totaled approximately $103 million. Under the Supply Agreements, the Company will supply to 3M certain semi-finished products and components and will provide to 3M certain contract manufacturing and other services, including converting, slitting and coating services and technical field service. The cost of all such products and services supplied by the Company to 3M during 1995 totaled approximately $41 million. The prices for products supplied by either party under the Supply Agreements will be based on the cost of supplying such product plus a 5% mark-up in 1996, a 10% mark-up in 1997 and a 15% mark-up in 1998 and thereafter. The prices paid for contract manufacturing services provided by either party vary depending on the services provided but generally will be based on costs incurred plus an 8% mark-up. 3M and the Company have also entered into a sales agency agreement providing for the appointment of 3M as a sales agent for certain finished products supplied by the Company in return for the payment of a commission for orders taken for the Company's products. The Company expects to pay commissions to 3M for sales agency services of approximately $1.3 million during the last six months of 1996.

SHARED FACILITY AND LEASE AGREEMENTS

3M and the Company have entered into various lease agreements with respect to certain facilities (the "Shared Facility Agreements") at which 3M and the Company will continue to share space. With respect to each of these facilities, the party that will be the owner (or primary tenant) of the facility will lease to the other party a portion of the facility so as to enable the other party to conduct operations at such facility.

The form of lease to be entered into by 3M and the Company provides for the payment of rent in an amount approximating the standard recharge rate used by the lessor with respect to internal uses of such facilities. The leases generally provide for a two year term, in some cases with an option to extend for an additional two years. It is expected that 3M will pay to the Company approximately $455,000 and that the Company will pay approximately $11.4 million to 3M in the first year following the Distribution with respect to Shared Facility Agreements.

Each of 3M and the Company believes that the properties it will own or have a leasehold interest in following the Distribution will be adequate for its business following the Distribution. Over the next two years, the Company anticipates building new facilities at the site of its corporate headquarters so as to consolidate its headquarters operations.

                                    FINANCING


The Company has obtained a commitment letter dated June 10, 1996, from Citibank, N.A., to provide, or arrange for a group of lenders to provide, a $350 million five-year, revolving credit facility (the "Revolving Credit Facility") to the Company which will be used primarily to refinance certain existing debt, to finance the Company's purchase of certain assets from 3M related to the Company's non-U.S. operations, to fund certain accrued employee benefits and certain loans to the Company's employee stock ownership plan and to fund working capital and other general corporate needs of the Company and its subsidiaries following the Distribution. A definitive credit agreement containing the terms described below will be executed prior to the Distribution Date.

Loans obtained under the Revolving Credit Facility are expected to bear interest, at the election of the Company, at (i) a fluctuating rate equal to the the highest of (a) Citibank N.A.'s publicly announced "base" rate, (b) the latest three-week moving average of secondary market morning offering rates for three-month certificates of deposit plus -1/2 of 1% and (c) the Federal funds rate plus -1/2 of 1%, in each case plus an applicable margin or (ii) a periodic fixed rate equal to the London Interbank Offered Rate plus an applicable margin, in either case with the applicable margin varying based on a pricing grid tied to the Company's financial performance or, if and when obtained, the ratings on the Company's long-term senior unsecured indebtedness. The Company will also pay a facility fee on the entire amount of the Revolving Credit Facility in effect from time to time at a per annum rate that will vary depending on the same criteria used to determine the applicable margin. The Revolving Credit Facility is also expected to contain, among other terms, conditions precedent, covenants, mandatory prepayment provisions and events of default customary for facilities of this type. Such covenants may relate to limitations on the incurrence of indebtedness, mergers and consolidations involving the Company, certain sales of assets, the creation of liens and maintenance of financial ratios (including an adjusted interest coverage ratio, a total capitalization ratio, and a minimum consolidated tangible net worth). In addition to the facility fee described above, the Company expects to pay certain other customary fees in connection with the Revolving Credit Facility.

                           PRO FORMA CAPITALIZATION

The following table sets forth the unaudited pro forma capitalization of the Company at March 31, 1996. This data should be read in conjunction with the pro forma balance sheet and the introduction to the pro forma financial statements appearing elsewhere in this Information Statement. The pro forma information may not reflect the capitalization of the Company in the future or as it would have been had the Company been a separate, independent company on March 31, 1996. Assumptions regarding the number of shares of the Company's Common Stock may not reflect the actual numbers at the Effective Date. See "PRO FORMA FINANCIAL STATEMENTS."

                                  IMATION CORP.
                         PRO FORMA CAPITALIZATION TABLE
                              AS OF MARCH 31, 1996
                              (DOLLARS IN MILLIONS)

                                                PRO FORMA
                               HISTORICAL      ADJUSTMENTS     PRO FORMA
                               (UNAUDITED)     (UNAUDITED)    (UNAUDITED)
                               -----------     -----------    -----------
Long-term debt                                  $ 250.0 (a)     $  280.0
                                                   30.0 (b)
Equity
  Net investment by 3M          $1,121.7         (150.1)(c)           --
                                                  (20.3)(d)
                                                    0.3 (e)
                                                 (951.6)(f)
  Common stock                                      0.4 (f)          0.4
  Additional paid in
   capital                                        951.2 (f)        951.2
  Unearned ESOP shares                            (30.0)(b)        (30.0)
                                --------        -------         --------
  Total equity                   1,121.7         (200.1)           921.6
                                --------        -------         --------
  Total capitalization          $1,121.7        $  79.9         $1,201.6
                                ========        =======         ========




                     NOTES TO PRO FORMA CAPITALIZATION TABLE

(a) Reflects an estimated $250 million of debt the Company expects to incur for general corporate purposes on or shortly after the Distribution Date. Approximately $150.1 million of the $250 million to be borrowed will be used at the time of the Distribution to purchase from 3M certain assets located outside the United States where spin-off transactions will not be consummated and to repay intercompany indebtedness being assumed by the Company in connection with the Distribution, and approximately $26.9 million will be used to pay certain accrued employee benefits.

(b) Reflects funds borrowed by the Company and on-lent to the ESOP and the adjustment to the Company's equity resulting from the purchase of outstanding shares of Common Stock by the ESOP which have not been earned by ESOP participants and allocated to their respective accounts.

(c) Reflects the net payment to 3M of an estimated $150.1 million to purchase certain assets located outside the United States where spinoff transactions will not be consummated and to repay intercompany indebtedness being assumed by the Company in connection with the Distribution.

(d) Represents a valuation allowance necessary to reflect deferred tax assets at their estimated realizable value on a purely separate return basis.


(e) Reflects the net deferred tax assets to be realized by 3M upon the Company's purchase of certain assets outside the United States (see Note
(c)).


(f) Reflects the issuance of an estimated 42 million shares of common stock, par value $.01 per share, as of July 1, 1996. This is based on 3M's common stock outstanding at March 31, 1996 of 418.6 million shares and an assumed distribution of one share of the Company's common stock for every ten shares of 3M common stock outstanding. Additional paid in capital represents the excess of the historical carrying values of the Company's net assets at the Distribution Date over the amount reflected as Common Stock.

                         PRO FORMA FINANCIAL STATEMENTS

The Company was formed by 3M for the purpose of effecting the Distribution and has no operating history as a separate, independent company. The historical financial statements of the Company reflect periods during which the Company did not operate as a separate, independent company, and certain assumptions were made in preparing such financial statements. Therefore, such historical financial statements may not reflect the results of operations or financial position that would have existed had the Company been a separate, independent company.

The following pro forma financial statements of the Company make adjustments to the historical (unaudited) balance sheet at March 31, 1996 and the historical statements of operations for the year ended December 31, 1995, and the three months ended March 31, 1996 (unaudited) as if the Distribution had occurred on March 31, 1996 for purposes of the pro forma balance sheet and January 1, 1995 for purposes of the pro forma statements of operations.

THE PRO FORMA FINANCIAL STATEMENTS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL STATEMENTS OF THE COMPANY AND THE NOTES THERETO CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT. THE PRO FORMA FINANCIAL INFORMATION IS PRESENTED FOR INFORMATIONAL PURPOSES ONLY AND MAY NOT REFLECT THE FUTURE RESULTS OF OPERATIONS OR FINANCIAL POSITION OF THE COMPANY OR WHAT THE RESULTS OF OPERATIONS OR FINANCIAL POSITION WOULD HAVE BEEN HAD THE COMPANY'S BUSINESSES BEEN OPERATED AS A SEPARATE, INDEPENDENT COMPANY.

The pro forma financial statements assume the completion of the transactions contemplated by the Distribution Agreement and the agreements to be entered into pursuant to the Distribution Agreement, including the completion of all the asset transfers and contract assignments contemplated thereby. Although it is possible that certain asset transfers relating to the Company's operations outside the United States may not be completed prior to the Distribution Date, the Distribution Agreement provides that the economic benefits or costs relating to such assets following the Distribution will be for the Company's account. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Distribution Agreement." Assumptions regarding the number of shares of the Company's Common Stock may not reflect the actual numbers at the Distribution Date.

                                  IMATION CORP.
                       PRO FORMA STATEMENTS OF OPERATIONS
       THREE MONTHS ENDED MARCH 31, 1996 AND YEAR ENDED DECEMBER 31, 1995
                     (IN MILLIONS EXCEPT FOR PER SHARE DATA)

                                       THREE MONTHS ENDED MARCH 31, 1996                YEAR ENDED DECEMBER 31, 1995
                                   ------------------------------------------     -----------------------------------------
                                                    PRO FORMA                                     PRO FORMA
                                   HISTORICAL      ADJUSTMENTS     PRO FORMA                     ADJUSTMENTS     PRO FORMA
                                   (UNAUDITED)     (UNAUDITED)    (UNAUDITED)     HISTORICAL     (UNAUDITED)    (UNAUDITED)
                                   -----------     -----------    -----------     ----------     -----------    -----------
Net revenues                         $576.1                         $576.1         $2,245.6                      $2,245.6
Cost of goods sold                    373.8                          373.8          1,520.9                       1,520.9
                                     ------          -----          ------         --------        ------        --------
  Gross profit                        202.3           --             202.3            724.7          --             724.7
Operating expenses:
  Selling, general and
   administrative                     130.7                          130.7            539.4                         539.4
  Research and development             47.9                           47.9            222.4                         222.4
  Restructuring charges                10.4                           10.4            111.8                         111.8
                                     ------          -----          ------         --------        ------        --------
   Total                              189.0           --             189.0            873.6          --             873.6
                                     ------          -----          ------         --------        ------        --------
Operating income (loss)                13.3           --              13.3           (148.9)         --            (148.9)
Interest expense and other              3.2            0.4 (a)         3.6             17.9           1.5 (a)        19.4
                                     ------          -----          ------         --------        ------        --------
Income (loss) before taxes and
 minority interest                     10.1           (0.4)            9.7 (d)       (166.8)         (1.5)         (168.3) (d)
Income tax provision (benefit)          4.1           (0.2)(b)         4.5            (70.5)         (0.6)(b)       (48.1)
                                                       0.6 (c)                                       23.0 (c)
Minority interest                      (0.1)          (0.3)(c)(f)     (0.4)           (11.3)        (11.5)(c)(f)    (22.8)
                                     ------          -----          ------         --------        ------        --------
Net income (loss)                    $  6.1          $(0.5)         $  5.6 (d)     $  (85.0)       $(12.4)       $  (97.4) (d)
                                     ======          =====          ======         ========        ======        ========
Net income (loss) per share                                         $ 0.13 (e)                                   $  (2.32) (e)
                                                                    =======                                      =========

The accompanying notes are an integral part of this statement.


                   NOTES TO PRO FORMA STATEMENTS OF OPERATIONS

(a) Represents an adjustment of the allocation of 3M's interest expense to reflect an estimate of the weighted average interest rate the Company would have experienced during the periods presented. The interest rates used were 8.1% in 1995 and 7.3% in first quarter, 1996. These rates represent 3M's historical weighted average rates during these periods as adjusted to reflect the higher cost of borrowing the Company expects to incur on a stand-alone basis. The interest calculation is based on the Company's estimated non-ESOP debt level expected on or shortly after the Distribution of $250 million.


(b) Reflects the adjustment to income tax provision (benefit) associated with the change in interest expense described in Note (a).



(c) Represents an adjustment to the income tax provision (benefit) to reflect a valuation allowance for deferred tax assets on a purely separate return basis and the resulting impact on minority interest.


(d) Restructuring charges reduced pro forma results for the three months ended March 31, 1996 by $10.4 million before taxes and minority interest and $6.1 million after taxes and minority interest. Pro forma net income for the three months ended March 31, 1996 would have been $11.7 million, or $.28 per share excluding these charges. Restructuring charges and asset write-offs reduced 1995 pro forma results by $166.3 million before taxes and minority interest and $97.8 million after taxes and minority interest. 1995 pro forma net income excluding these charges would have been $0.4 million, or $.01 per share.

(e) Represents the net income (loss) per share on an assumed approximately 42 million shares of the Company's common stock outstanding. This is based on 3M's weighted average number of shares outstanding during first quarter, 1996 of
418.5 million shares and full year 1995 of 419.8 million shares and an assumed distribution of one share of the Company's stock for every ten shares of 3M common stock outstanding.

(f) The historical and pro forma statements of operations reflect minority interests in Japan and Korea since the Company's operations in such countries are presently conducted by 3M through joint ventures in which third parties have minority interests. The Company has an agreement in principle with 3M's joint venture partners in Japan providing for an aggregate minority interest following the Distribution equal to 40%. Accordingly, the Company expects its future statements of operations to continue to reflect minority interests in Japan. In Korea, the Company presently does not expect to have a minority interest partner, however the transfer of the Korean operations to the Company is subject to the approval of 3M's joint venture partner. If this approval is not obtained, 3M and the Company will be required to enter into arrangements which enable the Company to operate in Korea on a basis similar to that being conducted by 3M. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Distribution Agreement." The Company does not believe that the expected future minority interest in Japan or a failure to effect the transfer in Korea would have a material adverse effect on the financial position or results of the Company.

                                  IMATION CORP.
                             PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1996
                                  (IN MILLIONS)

                                                     PRO FORMA
                                     HISTORICAL      ADJUSTMENTS      PRO FORMA
                                     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                     -----------     -----------     -----------
ASSETS
Current Assets
  Cash and equivalents                                $ 250.0 (a)     $   73.0
                                                        (26.9)(b)
                                                       (150.1)(c)
  Accounts receivable -- net          $  472.2           --   (d)        472.2
  Inventories                            420.1                           420.1
  Other current assets                    48.1           (1.5)(e)         44.2
                                                         (2.4)(f)
                                      --------        -------         --------
   Total current assets                  940.4           69.1          1,009.5
Property, Plant and Equipment -- net     503.9                           503.9
Other Assets                              75.7          (18.8)(e)         56.9
                                      --------        -------         --------
   Total assets                       $1,520.0        $  50.3         $1,570.3
                                      ========        =======         ========
LIABILITIES AND EQUITY
Current Liabilities
  Accounts payable                    $  117.0           --   (d)     $  117.0
  Accrued payroll                         52.8                            52.8
  Other current liabilities              137.2          (17.2)(b)        118.7
                                                         (1.3)(f)
                                      --------        -------         --------
   Total current liabilities             307.0          (18.5)           288.5
Other Liabilities                         91.3           (9.7)(b)         80.2
                                                         (1.4)(f)
Long-Term Debt                                          250.0 (a)        280.0
                                                         30.0 (g)
Equity
  Net investment by 3M                 1,121.7         (150.1)(c)           --
                                                        (20.3)(e)
                                                          0.3 (f)
                                                       (951.6)(h)
  Common stock                                            0.4 (h)          0.4
  Additional paid in capital                            951.2 (h)        951.2
  Unearned ESOP shares                                  (30.0)(g)        (30.0)
                                      --------        -------         --------
   Total equity                        1,121.7         (200.1)(i)        921.6
                                      --------        -------         --------
   Total liabilities and equity       $1,520.0        $  50.3         $1,570.3
                                      ========        =======         ========


The accompanying notes are an integral part of this statement.


                        NOTES TO PRO FORMA BALANCE SHEET


(a) Reflects an estimated $250 million of debt the Company expects to incur for general corporate purposes on or shortly after the Distribution Date. Approximately $150.1 million of the $250 million to be borrowed will be used at the time of the Distribution to purchase from 3M certain assets located outside the United States where spin-off transactions will not be consummated and to repay intercompany indebtedness being assumed by the Company in connection with the Distribution, and approximately $26.9 million will be used to pay certain accrued employee benefits.

(b) Reflects the payment shortly after the Distribution Date of an estimated $26.9 million to pay certain accrued employee benefits, including approximately $17.2 million of current liabilities and approximately $9.7 million of other liabilities.

(c) Reflects the net payment to 3M of an estimated $150.1 million to purchase certain assets located outside the United States where spin-off transactions will not be consummated and to repay intercompany indebtedness being assumed by the Company in connection with the Distribution.

(d) To provide a more accurate reflection of future financial statements, the pro forma financial statements do not give effect to the retention by 3M of certain trade receivables and payables outside the United States and the agreement by 3M to pay to the Company following the Distribution an amount corresponding to the amount by which such receivables exceed such payables. (See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Distribution Agreement.")

(e) Represents a valuation allowance necessary to reflect deferred tax assets at their estimated realizable value on a purely separate return basis.

(f) Reflects the net deferred tax assets to be realized by 3M upon the Company's purchase of certain assets outside the United States (see Note (c)).

(g) Reflects funds borrowed by the Company and on-lent to the ESOP and the adjustment to the Company's equity resulting from the purchase of outstanding shares of Common Stock by the ESOP which have not been earned by ESOP participants and allocated to their respective accounts.

(h) Reflects the issuance of an estimated 42 million shares of common stock, par value $.01 per share, as of July 1, 1996. This is based on 3M's common stock outstanding at March 31, 1996 of 418.6 million shares and an assumed distribution of one share of the Company's common stock for every ten shares of 3M common stock outstanding. Additional paid in capital represents the excess of the historical carrying values of the Company's net assets at the Distribution Date over the amount reflected as Common Stock.

(i) No minority interest has been reflected in the historical or pro forma balance sheets. While the Company's operations in Japan and Korea are presently conducted by 3M through joint ventures in which the third parties own minority interests, the Company does not expect to have any minority interest partners as of the Distribution Date. The Company does, however, have an agreement in principle with 3M's joint venture partners in Japan providing for an aggregate minority interest following the Distribution equal to 40%. Accordingly, the Company expects its future balance sheets to reflect minority interests in Japan. In Korea, the transfer of the operations to the Company is subject to the approval of 3M's joint venture partner. If this approval is not obtained, 3M and the Company will be required to enter into arrangements which enable the Company to operate in Korea on a basis similar to that being conducted by 3M. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Distribution Agreement." The Company does not believe that the expected future minority interest in Japan or a failure to effect the transfer in Korea would have a material adverse effect on the financial position or results of the Company.

                       SELECTED HISTORICAL FINANCIAL DATA


The following selected historical financial data of the Company should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Information Statement. This selected historical financial data relates to the Transferred Businesses as they were operated as part of 3M. They also include an allocation of certain general corporate expenses of 3M which were not directly related to these businesses. The following selected historical financial data are derived from the historical financial statements of the Company. The selected historical financial data that relate to the three year period ended December 31, 1995 have been derived from the historical financial statements audited by Coopers & Lybrand L.L.P., independent public accountants. The selected historical financial data for the three month periods ended March 31, 1996 and 1995 and for the two year period ended December 31, 1992 have been derived from unaudited historical financial statements. In the opinion of management, the unaudited historical financial statements reflect all adjustments, consisting of normal adjustments, necessary to present fairly the financial position of the Company at March 31, 1996 and the results of operations and cash flows for the three month periods ended March 31, 1996 and 1995 and its financial position at December 31, 1992 and 1991 and the results of operations and cash flows for the years then ended. The historical financial data of the Company may not reflect the results of operations or financial position that would have been obtained had the Company been a separate, independent company. The results of operations for the three month period ended March 31, 1996 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year 1996.


                       SELECTED HISTORICAL FINANCIAL DATA
                              (DOLLARS IN MILLIONS)


                                       THREE MONTHS ENDED
                                           MARCH 31,                           YEARS ENDED DECEMBER 31,
                                       ------------------    ------------------------------------------------------------
                                        1996*      1995       1995**        1994         1993         1992         1991
                                       --------   -------    --------     --------     --------     --------     --------
Statement of Operations Data:
  Net revenues                         $  576.1   $576.7     $2,245.6     $2,280.5     $2,307.8     $2,350.0     $2,319.0
  Gross profit                            202.3    212.5        724.7        838.5        886.2        885.0        911.0
  Selling, general and
   administrative expense                 130.7    137.9        539.4        531.5        529.0        542.0        525.0
  Research and development                 47.9     56.4        222.4        211.2        216.7        181.0        174.0
  Operating income (loss)                  13.3     18.2       (148.9)        95.8        140.5        162.0        212.0
  Income (loss) before tax and
   minority interest                       10.1     13.0       (166.8)        81.3        127.4        142.0        187.0
  Net income (loss)                         6.1      7.5        (85.0)        54.3         75.3         94.0        119.0
Balance Sheet Data (as of end of period):
  Total working capital                   633.4                 658.4        714.0        618.4        608.1        606.7
  Property, plant and equipment --
   net                                    503.9                 513.2        654.9        642.2        618.5        607.6
  Total assets                          1,520.0               1,541.5      1,671.7      1,545.6      1,533.9      1,514.7
  Total liabilities                       398.3                 392.8        371.7        345.8        361.7        341.4
  Total equity                          1,121.7               1,148.7      1,300.0      1,199.8      1,172.2      1,173.3


* Restructuring charges reduced results for the three months ended March 31, 1996 by $10.4 million before taxes and minority interest and $6.1 million after taxes and minority interest. Net income for the three months ended March 31, 1996 excluding these charges would have been $12.2 million. These charges relate to costs for certain employee separation programs.


** Restructuring charges and asset write-offs reduced 1995 results by $166.3 million before taxes and minority interest and $88.3 million after taxes and minority interest. 1995 net income excluding these charges would have been $3.3 million. The majority of these charges related to the write-down of property, plant and equipment.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

The following Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon the separate historical financial statements of the Company, which present the Company's results of operations, financial position and cash flows. These historical financial statements include the assets, liabilities, income and expenses that were directly related to the Transferred Businesses as they were operated within 3M. In the case of assets and liabilities not specifically identifiable to any particular business of 3M, only those assets and liabilities expected to be owned by the Company after the Distribution were included in the Company's separate balance sheets. Regardless of the allocation of these assets and liabilities, however, the Company's statement of operations includes all of the related costs of doing business, including charges for the use of facilities and for employee benefits, and include an allocation of certain general corporate expenses of 3M which were not directly related to these businesses including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. These allocations were based on a number of factors including, for example, personnel, space, time and effort, and sales volume. Management believes these allocations as well as the assumptions underlying the development of the Company's separate financial statements to be reasonable.

The financial information included herein, however, may not necessarily reflect the results of operations, financial position and cash flows of the Company as it will operate in the future or what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone entity during the periods presented. This is due, in part, to the historical operation of the Company as an integral part of the larger 3M. The historical financial information included herein also does not reflect the changes that will occur in the operations of the Company following the Distribution.

STRATEGIC REORGANIZATION

The Company historically has operated as part of 3M. Following the Distribution, the Company will be a stand-alone entity with objectives and strategies separate from those of 3M. The Company will focus on providing solution-based products and systems to customers in the information processing industry. In late 1995, the Company initiated a review of all of its operations, including its organizational structure, manufacturing operations, products and markets, with the goal of maximizing its cash flows and improving net income. In connection with this review, the Company has adopted a reorganization plan to rationalize its manufacturing operations, streamline its organizational structure and write off impaired assets.

To reflect the direct and indirect costs associated with this reorganization plan, 3M recognized a loss on disposal which included pre-tax charges of approximately $340 million in the fourth quarter of 1995 as a part of its discontinued operations charges. The Company will reflect the direct portion of these charges, approximately $250 million, in its separate financial statements partially in 1995 and partially in 1996 based upon the timing of recognition criteria required for restructuring charges. The Company recorded $166 million of these charges in its 1995 statement of operations primarily for the write-down of assets associated with its manufacturing rationalization programs. The Company expects to record the remainder in its 1996 financial statements. These costs relate primarily to employee separations for direct employees of the Company.

As a part of the reorganization, 3M announced an expected reduction of approximately 5,000 positions. The Company's direct employee reductions are expected to total more than 1,600 positions and will occur through already announced voluntary and involuntary separation programs and through the completion of the Company's manufacturing consolidation activities. As of May 1, 1996, approximately 850 United States employees have accepted voluntary separation offers. The Company has also announced the closure of one manufacturing facility in the United States, which will result in the reduction of approximately 325 additional employees over the next 12 months. Outside the United States, the Company expects employment reductions of approximately 290 positions through already announced voluntary and involuntary separation programs. Additional future employment reductions will result primarily from the completion of the Company's manufacturing rationalization programs.

The separation costs related to these programs are recognizable in the Company's financial statements when employees accept voluntary separation offers and upon announcement for involuntary separation programs. The first quarter 1996 statement of operations includes $10.4 million of these restructuring charges. The Company expects to record approximately $74 million of additional employee separation costs, the majority of which will be recorded in the second quarter of 1996. 3M will fund most of the cash requirements of announced separation programs. See further discussion of these charges in "-- Operating Results."

As of March 31, 1996 the Company had approximately 12,000 direct and indirect employees. This number included positions in factory locations to be transferred to the Company, and in laboratory, engineering, selling, marketing and administrative positions held by direct Company employees. It also included indirect equivalent positions in staff services functions at 3M which have historically provided services to the businesses of the Company. After the Distribution, approximately 1,100 staff services equivalent positions will remain with 3M. In the near term, the costs related to the staff services support provided by these employees will continue to be incurred by the Company through the Corporate Services Agreement. After the Distribution, it is expected that the Company will have less than 10,000 direct employees as a result of the above actions. The Company believes that this is an appropriate staffing level for the near term.

The Company's overall financial goal is to improve the Company's economic profit (which is measured as operating income after taxes in excess of the Company's cost of capital) by $150 million by the end of 1998. This goal is based on anticipated cost reductions, improved revenue growth and increased asset utilization resulting from the implementation of the Company's business strategy, including the steps outlined under "--Operating Results -Comparison of Years Ended December 31, 1995, 1994 and 1993." The Company anticipates total cost savings (net of start-up expenses) during the three year period 1996-1998 of $90 million after taxes; or, on a pre-tax basis, $30 million in cost savings in 1996, an additional $70 million in 1997 and an additional $50 million in 1998. The Company, however, does not expect the reorganization plan to have any meaningful effect on cash flows until 1997, as start-up expenses are likely to offset any cash generated from reduced costs in 1996. Although management believes that this goal is appropriate for the Company, there can be no assurance as to the Company's ability to achieve this goal. See "Forward Looking Statements."

OPERATING RESULTS

COMPONENTS OF NET REVENUE CHANGES

                                                                 YEARS ENDED DECEMBER 31,
                     THREE MONTHS ENDED         ----------------------------------------------------------
                       MARCH 31, 1996                      1995                           1994
                 --------------------------     --------------------------     ---------------------------
                 U.S.    INTL.    WORLDWIDE     U.S.    INTL.    WORLDWIDE     U.S.    INTL.     WORLDWIDE
                 ----    -----    ---------     ----    -----    ---------     ----    -----     ---------
Volume             3%       9%         6%        (1)%      6%         2%         5%       9%         7%
Price             (4)      (7)        (5)        (5)      (7)        (6)        (9)      (8)        (9)
Translation       --       (2)        (1)        --        4          2         --        1          1
                 ---      ---        ---        ---      ---        ---        ---      ---        ---
 Total            (1)%     --%        --%        (6)%      3%        (2)%       (4)%      2%        (1)%
                 ===      ===        ===        ===      ===        ===        ===      ===        ===

The following table displays the components of the Company's historical statements of operations as a percentage of total net revenues.

                                                   THREE MONTHS
                                                       ENDED
                                                     MARCH 31,          YEARS ENDED DECEMBER 31,
                                                  ---------------     ---------------------------
                                                   1996      1995      1995       1994       1993
                                                  -----     -----     -----      -----      -----
Net revenues                                      100.0%    100.0%    100.0%     100.0%     100.0%
Cost of goods sold                                 64.9      63.2      67.7       63.2       61.6
                                                  -----     -----     -----      -----      -----
Gross profit                                       35.1      36.8      32.3       36.8       38.4
Operating expenses:
 Selling, general and administrative               22.7      23.8      24.0       23.3       22.9
 Research and development                           8.3       9.8       9.9        9.3        9.4
 Restructuring charges                              1.8        --       5.0         --         --
                                                  -----     -----     -----      -----      -----
Total operating expenses                           32.8      33.6      38.9       32.6       32.3
                                                  -----     -----     -----      -----      -----
Operating income (loss)                             2.3       3.2      (6.6)       4.2        6.1
Interest expense and other                          0.5       0.9       0.8        0.6        0.6
                                                  -----     -----     -----      -----      -----
Income (loss) before tax and minority
 interest                                           1.8       2.3      (7.4)       3.6        5.5
Effective income tax rate (% of pre-tax)           41.0      42.3     (42.3)      36.0       40.7
Net income (loss)                                   1.1%      1.3%     (3.8)%      2.4%       3.3%
                                                  -----     -----     -----      -----      -----

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1996 AND 1995

Net revenues in the first three months of 1996 were essentially equal to the level during the same period in 1995. Volume increases of 6 percent were substantially offset by price declines of 5 percent. Net revenues in the United States declined 1 percent with a volume increase of 3 percent being more than offset by pricing declines. Outside the United States, volume increased 9 percent. Price declines of 7 percent and a 2 percent negative effect of changes in currency exchange rates offset these volume increases.

Gross profit in the first quarter of 1996 was 35.1 percent of revenues, down 1.7 percentage points from first quarter 1995. This decline was primarily due to the effect of lower selling prices, only partially offset by volume increases, productivity benefits and other factors.

Selling, general and administrative expenses were 22.7 percent of revenues in the first three months of 1996, down 1.1 percentage points from the same period in 1995. The majority of this decline was in sales related costs which were down approximately $5.0 million.

Research and development costs totaled $47.9 million or 8.3 percent of revenues in the first three months of 1996, down $8.5 million and 1.5 percentage points from the same period in 1995. The higher level of spending in 1995 reflects investments made in a number of the Company's new products which came to market during 1995 and early 1996.

The Company recorded restructuring charges of $10.4 million in the first quarter of 1996 reflecting costs for certain voluntary separation programs which were recognized based on the number of employee acceptances of separation offers during the quarter ended March 31, 1996 in accordance with the applicable accounting rules.

Operating income for the first three months of 1996 was $13.3 million but would have totaled $23.7 million or 4.1 percent of revenues excluding restructuring charges. This represents a $5.5 million increase from operating income in the same period in 1995 which totaled $18.2 million or 3.2 percent of revenues.

Excluding restructuring charges, income before taxes and minority interest was $20.5 million in 1996, improved by $7.5 million from the three month period ended March 31, 1995. This resulted from a lower effective interest rate in 1996.

The Company's effective tax rate was 41.0 percent, down from 42.3 percent in the first quarter of 1995. This decrease was due primarily to a shift in profits to lower tax jurisdictions.

Net income in the first quarter of 1996 was $6.1 million, and would have totaled $12.2 million or 2.1 percent of revenues excluding restructuring charges. This represents an increase of $4.7 million and 0.8 percentage points from the same period in 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

Net revenues in 1995 and 1994 declined 1.5 percent and 1.2 percent, respectively. These declines resulted primarily from the effects of downward pricing pressures which exceeded the Company's volume growth in both 1995 and 1994, especially in the United States. See Note 8 to NOTES TO HISTORICAL FINANCIAL STATEMENTS for the Company's revenues by classes of similar products or services.

Approximately 50 percent of the Company's net revenues in 1995 were from sales outside the United States, which is up from just over 47 percent in 1994 and 46 percent in 1993. This trend is expected to continue in future years. In the Company's international operations, volume rose 6 percent in 1995 and 9 percent in 1994. In both 1995 and 1994, these volume gains were substantially offset by price declines. Changes in currency exchange rates positively impacted international net revenues by 4 percent in 1995 and 1 percent in 1994.

United States net revenues declined 6 percent in 1995 and 4 percent in 1994, driven by price declines in both years. Volume declined slightly in 1995, after having grown 5 percent in 1994.

Gross profit in 1995 was 32.3 percent of revenues, representing a 4.5 percentage point decrease from 1994. This decrease was primarily due to the effect of lower selling prices and the portion of special charges included in cost of goods sold noted below. In 1994, gross profit was 36.8 percent of revenues, representing a
1.6 percentage point decrease from 1993. In this period, the negative effects of price declines were only partially offset by volume increases and other factors.

Selling, general and administrative expenses were 24.0 percent of revenues in 1995, as compared to 23.3 percent in 1994, and 22.9 percent in 1993. These increases were primarily due to the decline in the revenue base. Spending in dollars has been relatively flat during the past three years, reflecting cost control and productivity improvements, and is expected to decline as a percentage of revenues in the future.

Research and development expenses in 1995 were 9.9 percent of revenues, up from
9.3 percent and 9.4 percent in 1994 and 1993, respectively. In 1995, this represented an $11.2 million increase over 1994 spending and reflects investments in a number of the Company's promising new products including Travan(tm) high-capacity data cartridges, LS-120 diskettes, the new family of Rainbow proofing systems and DryView(tm) imagers. Management intends to continue its strong focus on research and development, while controlling the related costs through prioritized spending. Management expects expenditures for research and development to decline as a percentage of revenues in the future.

The Company recorded special charges of $166.3 million ($88.3 million after taxes and minority interest) in its 1995 financial statements. Of these charges, $111.8 million relate to world-wide manufacturing rationalization programs to exit less profitable manufacturing locations and to centralize manufacturing in the United States and in Italy. The $111.8 million charge is included as a separate restructuring charge in the statement of operations. The remaining special charge of $54.5 million primarily relates to asset write-offs included in cost of goods sold.

The operating loss for 1995 totaled $148.9 million. This loss was driven by the special charges discussed above. Excluding these charges, operating income would have been $17.4 million, representing a decline of $78.4 million from 1994 operating income which totaled $95.8 million. This decline primarily reflects the factors affecting the lower gross profit as discussed above, and to a lesser extent the increase in research and development spending. In 1994, operating income declined $44.7 million as a result of the factors affecting gross profit as discussed earlier and to a lesser extent by the lower overall revenue level.

Non-operating expense (primarily interest expense allocation from 3M) totaled $17.9 million, $14.5 million and $13.1 million in 1995, 1994 and 1993, respectively. The increases are due to 3M's rising effective interest rates over the three year period. The allocation methodology for interest expense is more fully discussed in Note 6 of the NOTES TO HISTORICAL FINANCIAL STATEMENTS.

The Company's effective tax rate was 42.3, 36.0 and 40.7 percent of pre-tax income for 1995, 1994 and 1993, respectively. The lower effective rate in 1994 was primarily the result of tax benefits recognized in the Company's Italian operations. See Notes 2 and 5 of the NOTES TO HISTORICAL FINANCIAL STATEMENTS.

In 1995, minority interest (primarily in Japan) increased to $11.3 million compared to $2.3 million in 1994. This change is primarily the result of the portion of restructuring charges which related to the Company's operations in Japan.

The 1995 net loss totaled $85.0 million or 3.8 percent of revenues. 1995 net income excluding special charges would have totaled $3.3 million or 0.1 percent of revenues, down from $54.3 million or 2.4 percent of revenues in 1994.

In order to reverse the historical decline in revenues and gross profits described above, the Company intends to implement its business strategies (See "BUSINESS AND PROPERTIES OF THE COMPANY"). Key factors in reversing this trend are expected to be (i) anticipated increased sales for key new products (including Travan(tm), DryView(tm) imagers, LS-120 diskettes and new models of Rainbow color proofing systems) which were introduced commercially in late 1995 or early 1996, (ii) the Company's ability to sell a broader range of the Company's products to existing customers, (iii) the Company's success in market penetration in areas of the world where the Company has a limited market position, (iv) the Company's ability to consolidate factories to increase efficiencies and (v) the Company's success in refining product portfolios to focus on more profitable business opportunities.

Generally, outside the United States, the Company will be relocating employees, systems and inventory out of 3M facilities. By country, this will occur at various times over the next year. Sales, marketing and administrative personnel will be moving to leased facilities in all countries except the United Kingdom, Italy and Canada, where most personnel will be located in Company-owned facilities transferred from 3M. Initially 3M will provide systems support services in all countries. It is anticipated that independent Imation supported systems will gradually replace these 3M systems support services over the next 18 months. Inventory will generally be moved to third-party warehouse providers by July 1, 1997.

It is the Company's intention to continue expanding market penetration globally. Recently, sales of DryView(tm) and Travan(tm) products have commenced in Europe and many other countries. These new products as well as existing products will be supported by the Company personnel residing in these local markets. In some countries, 3M will continue to provide selling assistance for Company products through local sales agency agreements.

PERFORMANCE BY GEOGRAPHIC AREA

UNITED STATES

In 1995, United States net revenues totaled $1,128.8 million down 6 percent from $1,199.9 million in 1994. Volume declined approximately 1 percent and selling prices decreased approximately 5 percent, for a total revenue decline of approximately 6 percent. Operating income in 1995 decreased by $170.5 million from 1994. Adjusted for the special charges discussed above, operating income decreased $70.7 million in 1995. United States results were adversely affected by price declines, higher raw material costs, lack of volume growth and adjustments in production to reduce inventory levels. Employment levels were reduced by approximately 500 people at December 31, 1995 as compared with the levels at December 31, 1994. Inventories were reduced by approximately $34 million in 1995 as compared to December 31, 1994.

EUROPE, MIDDLE EAST AND AFRICA

Net revenues totaled $803.8 million in 1995, up 5 percent from $764.1 million in 1994. Volume increased almost 5 percent, selling prices declined approximately 7 percent, and changes in currency exchange rates positively impacted revenues by approximately 7 percent. Excluding special charges in Europe, which reduced 1995 operating results by $20.4 million, profits would have increased 4.5 percent to $76.2 million. The Company's manufacturing structure in Europe is expected to be further reduced in 1996.

LATIN AMERICA, ASIA AND CANADA

Net revenues declined by approximately 1 percent in 1995 to $313 million, entirely driven by changes in currency exchange rates. The devaluing rates of exchange in Latin America more than offset the gains recognized in Asia Pacific. Changes in volume and selling prices offset each other with local currency revenues flat. Operating income declined by approximately $11 million, after excluding $46.1 million in special charges. The majority of this income decline occurred in Asia Pacific, where the results were adversely impacted by the underutilization of a magnetic tape coater in Japan and the high costs of producing products in that country. Sales and marketing programs were scaled back to reduce volume growth given the high production costs. The Company discontinued the use of this equipment in the first quarter of 1996 and changed the source of supply to a facility in the United States with lower costs.

FINANCIAL POSITION

The Company had 3.4 months of inventory on hand at March 31, 1996 and at December 31, 1995, a decline from 4.0 months at the end of 1994. The accounts receivable days sales outstanding was 75 days at March 31, 1996, down from 78 days at December 31, 1995, which was up from 76 days at December 31, 1994.


The book value of property, plant and equipment at March 31, 1996 was $503.9 million, a slight decrease from $513.2 million at December 31, 1995. The balance at December 31, 1995 reflected a decline of $141.7 million from year-end 1994. The majority of this decline, $128 million, is attributable to the special charges discussed above. The increase in other assets of $54.5 million was driven by the increase in deferred income taxes of $57.4 million. This increase in deferred tax assets resulted from the special charges, which for the most part, were not yet deductible at December 31, 1995 for income tax purposes. Management believes the Company, or in certain cases 3M prior to the Distribution, will generate sufficient taxable income in future periods to fully recover these deferred tax assets based on the Company's implementation of the actions discussed under " -- Strategic Reorganization" and "BUSINESS AND PROPERTIES OF THE COMPANY -- Business Strategy." Also see NOTES TO PRO FORMA BALANCE SHEET, item (e) regarding establishing deferred tax valuation allowance on a purely separate return basis.


LIQUIDITY

3M uses a centralized approach to cash management and the financing of its operations. As a result, cash and equivalents and debt were not allocated to the Company in the historical financial statements. The Company's historical financing requirements are represented by cash transactions with 3M and are reflected in "Net Amount (Paid to) Received From 3M," as described in Note 7 of the NOTES TO HISTORICAL FINANCIAL STATEMENTS. This financial support will be discontinued following the Distribution. See "SPECIAL FACTORS -- Absence of 3M Financial Support."

Cash provided from operating activities was $256.8 million in 1995, $170.1 million in 1994, and $229.2 million in 1993. The major non-cash item is depreciation, which ranged between $184.4 million and $189.5 million per year during this period. Working capital and related cash requirements increased $85.6 million in 1994 and $25.6 million in 1993, while in 1995 working capital and related cash requirements decreased by $52.0 million.

The Company is developing, and expects to have in place by July 1, relationships and systems and staffing for a corporate currency management program to monitor and centrally manage currency exposures. In connection with this currency management program a variety of financial instruments will be employed, including but not limited to foreign exchange forward contacts, currency options and futures.

Investing activities, mainly capital expenditures, utilized cash provided by operations in the amounts of $187.5 million in 1995, $179.7 million in 1994 and $210.2 million in 1993. These investments were made to help meet growing global demand for the Company's products, to improve manufacturing efficiencies and to establish manufacturing operations for key new products. Over the past two years, $74.6 million of these expenditures related to new products which were commercialized in late 1995 and early 1996, including DryView(tm) medical imagers, Travan(tm) high-capacity data cartridges and LS-120 diskettes. Excluding one-time start up costs, management intends to maintain annual capital expenditures in the range of $140 to $170 million per year for the next several years.

The Company generated cash flows before financing activities with 3M of $72.9 million in 1995, and $13.1 million in 1993, while using $18.5 million in 1994, a year in which the growth in inventory and accounts receivable more than offset reductions in capital expenditures. In 1995, improvements in working capital (primarily accounts receivable, inventories and accounts payable) generated approximately $52.0 million in increased cash.

During the three months ended March 31, 1996 the Company generated cash flows before financing activities with 3M of $27.0 million while using $13.4 million for the same period in 1995. The improvement in the first quarter of 1996 reflects reduced levels of inventory coupled with somewhat lower capital spending in 1996.

Following the Distribution, the Company expects its operations, exclusive of contemplated borrowings, to generate sufficient funds to meet the Company's operating needs for the 12 month period following the Distribution, including capital expenditures. It is expected that additional progress in reducing working capital needs will be achieved by re-engineering the Company's worldwide supply chain and information technology systems. The components of the supply chain include all operations of the Company from procurement of raw materials through manufacturing and delivery of products to the Company's customers, and the collection of accounts receivable.

Prior to the Distribution, the Company did not have any cash flows from financing activities outside of 3M. Following the Distribution, the Company will rely on internally generated funds and, to the extent necessary, the borrowing of funds from third party sources. The Company anticipates that on or prior to the Distribution Date, it will borrow approximately $280 million under the Credit Facility to be negotiated with a syndicate of banks, which also will allow the Company to borrow additional amounts for working capital purposes. Approximately $150.1 million of the $280 million to be borrowed will be used at the time of the Distribution to purchase from 3M certain assets located outside the United States and to repay intercompany indebtedness being assumed by the Company in connection with the Distribution, approximately $26.9 million will be used to pay certain accrued employee benefits, approximately $30 million will be on-lent to the ESOP as described in the next paragraph, and the remainder will be retained for working capital purposes. The Company believes that the cash available under the Credit Facility, together with cash generated from operations, are sufficient to meet the Company's anticipated funding requirements.

The Company will establish an employee stock ownership plan (the "ESOP") which will be leveraged by a loan from the Company and is expected to lead over time to employee stock ownership (directly or beneficially) of approximately 4 percent of the Company's outstanding shares. At the time of the Distribution or shortly thereafter, the Company will lend approximately $30 million to the ESOP with which the ESOP will purchase shares of Common Stock. The Company intends annually to contribute funds to the ESOP in order to repay the loans, and to satisfy the Company's obligation to make matching contributions in respect of employee salary deferrals and other performance based contributions.


On the Distribution Date, the Company is expected to begin independent operations with a ratio of total debt to total capital of approximately 20 percent excluding the effects of the ESOP. The Company also expects to begin operations with approximately $73 million in cash, $50 million of which will be borrowed under the Company's Credit Facility, to satisfy the Company's initial working capital requirements.

In connection with the Distribution, the Company and 3M will enter into a transition agreement relating to the collection of accounts receivable and payment of accounts payable. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Corporate Services Transition Agreement." The objective of this approach is to minimize the impact of the transition on customers and suppliers and it is not expected to have any material impact on the financial position or cash flows of the Company.

FUTURE OUTLOOK

1996 will be a year of transition for the Company, both in business operations and financial returns. The Company believes its continued worldwide leadership in developing data storage technologies, strong position in high quality color proofing for the printing industry and strong history of leadership in medical imaging for the health care industry along with strong worldwide distribution coverage will offer significant opportunities to help achieve its goals. The Company will be implementing a comprehensive re-engineering of its operations. Some components of this re-engineering will be completed in 1996 and others in 1997 and beyond.

Examples of the actions contemplated include (i) the consolidation and rationalization of manufacturing organization by reducing the number of facilities operated by the Company, by consolidating similar operations in one facility, by consolidating purchasing to take advantage of volume purchasing, by utilizing just-in-time purchasing and by managing the manufacturing process to reduce inventories of finished goods by attempting to anticipate demand for various products, (ii) encouraging cooperation between research and development teams and the manufacturing units, thereby encouraging the development of technologies and products which provide solutions to customers' problems, (iii) aggressively cross-marketing the Company's existing products to customers of one of the Company's products and (iv) motivating employees through the linkage of compensation to the financial results of the Company (See "BUSINESS AND PROPERTIES OF THE COMPANY -- Business Strategy"). The Company expects that these actions will improve productivity and market share, reduce costs and facilitate sustainable revenue growth, thereby improving the Company's financial performance and results of operations.

At the same time, the Company will be faced with the challenges of establishing operations as an independent public company. These activities are expected to result in one-time cost increases which will occur during 1996 and 1997. Management is currently developing its plans for the start-up, but at this time expects that the most significant changes will occur in the areas of systems and logistics. For a transitional period, it is expected that 3M will provide many of these services and that stand-alone operations should be in place by the end of 1997.

The Company intends to achieve its goals through the training and dedication of its work force, extensive efforts to enhance its relationships with customers and suppliers and the continued use of certain 3M trademarks during a transition period. In addition, the Company's management team is experienced and familiar with this industry and its opportunities and will be developing a strong new identity tied to the Company's specific industry. This background combined with their new roles should allow them to provide the Company with the necessary leadership to meet these challenges.

The Company has established as a goal achieving an annual earnings per share growth rate of at least 15% per year. While the management of the Company believes that this rate is an appropriate goal for the Company, there can be no assurance as to the Company's ability to achieve this goal or as to the timing thereof. See "Forward Looking Statements."

FORWARD LOOKING STATEMENTS

Certain information, other than the historical information, discussed in this Information Statement (including in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"), may constitute forward looking statements and as such may involve risks and uncertainties. Important factors which may cause actual results to differ from the forward looking statements contained herein or in other public statements by the Company are described in the section entitled "SPECIAL FACTORS," including, in particular, the Company's ability to implement successfully its reorganization plan and future business strategy. See "SPECIAL FACTORS -Absence of History as an Independent Company."

                     BUSINESS AND PROPERTIES OF THE COMPANY

OVERVIEW

The Company develops, manufactures and markets a wide variety of products and services worldwide for information processing, specializing in data storage and imaging applications. The Company's products, which number in excess of 10,000, are used to capture, process, store, reproduce and distribute information and images in a wide range of information-intensive markets, including enterprise computing, network servers, personal computing, graphic arts, photographic imaging, medical imaging, and commercial and consumer markets. The Company offers solutions for both conventional/analog and proprietary digital work processes for the information processing industry.

The breadth of the Company's product lines, the Company's worldwide leadership position in a number of product classes and its global distribution network serve to differentiate the Company from its competitors. The Company's focus is global in nature, with nearly half of its revenues derived internationally and expectations for this percentage to grow over time. The Company's major products, classified by customer application are shown below.

INFORMATION PROCESSING,
MANAGEMENT AND                      INFORMATION PRINTING                   MEDICAL AND PHOTO IMAGING
STORAGE APPLICATIONS                APPLICATIONS                           APPLICATIONS
- --------------------                ------------                           ------------
*  Computer diskettes               *  Conventional color proofing         *  Laser imaging products
*  Data cartridges and Travan(tm)   *  Digital color proofing              *  Laser imagers
   cartridges
*  Computer tapes                   *  Printing plates                     *  X-ray film
*  Rewritable optical media         *  Image setting and graphic arts      *  "Dry" imaging products
                                       products
*  CD-ROM replication services      *  Carbonless paper products           *  Film processors
                                                                           *  Photographic film products


INFORMATION PROCESSOR SERVICE APPLICATIONS
- ------------------------------------------
*  Technical field service support for equipment
*  Customer service, documentation and training for equipment
*  Engineering and office document systems


As part of 3M, the Transferred Businesses have developed leadership positions in a number of markets serving the information processing industry, which the Company believes can serve as platforms for future growth. For example, the
Company:

* is the world's largest supplier of branded removable magnetic and optical media;

* is one of the world's largest suppliers of color proofing systems to the graphic arts industry, with a number of its Matchprint(tm) and Rainbow products serving as industry standards;

* was the first to develop the new, widely-used laser imager for medical imaging applications, with an installed base of over 7,000 imagers;

* is one of the world's largest suppliers of private label film for the amateur photography market; and

* introduced in 1995 and expects to introduce in 1996 several innovative products with significant market potential, including the Travan(tm) high capacity data storage tape cartridges, the new family of Rainbow proofing systems, a new line of DryView(tm) imagers, medical imaging delivery systems developed under an alliance with Cemax/Icon and Hewlett-Packard, and a 120 MB
   3.5 inch diskette, the LS-120 diskette, which has been developed with Compaq Computer Corporation and MKE.

INDUSTRY BACKGROUND

The information processing industry is concerned with the creation, capture, manipulation, storage, production and distribution of information. Information may exist in the form of numbers, text, sound, graphics, photos, videos or other images. Users may view and store this information in an analog format, such as hard copies. Increasingly, however, information is converted to a digital format for more efficient handling, processing, storage and distribution. Digital technologies provide much needed information processing solutions as users are required to use, manage and store more complex information in less time, with less resources and with greater accuracy. Methods of transporting and accessing data are dramatically increasing due to software developments, networking and the development of the World Wide Web.

Data storage technologies provide users with solutions specific to the particular users' needs in storing, managing and accessing digital information. Removable data storage technologies, such as those offered by the Company, provide a wide range of solutions that provide users with the benefits of expandable storage capacity, data transportability, data management, data security and the flexibility to enhance data utilization and which are not confined to component status as is fixed rigid disk storage.

Removable data storage solutions, based on digital technologies, are used in applications across all computing platforms -- enterprise systems, network servers, desktop systems and mobile computing. International Data Corporation ("IDC") has estimated that there are over 150 million computer systems in use worldwide that use removable data storage technologies. Removable data storage technologies are used in a variety of applications including graphic imaging, video imaging, medical diagnostics, communications systems and consumer entertainment electronics. Overall, the data storage solution market is growing at double digits annually, with Asia, Latin America and Eastern Europe leading this growth, although there is significant price competition. Customer demand for these solutions is multiplying at an ever increasing pace due to the enhanced enabling software that increases the applications and usage rates and the developing need by customers to manipulate, store and protect even larger data bases. The need for convenient digital storage solutions is also accelerating as people gain access to information of all types from many sources, including the Internet and the World Wide Web. Increasingly, end users want to download files and information for later use. As the number of Internet users grow and the variety of information increases, the demand for portable, cost-effective data storage and output media also will grow. This is true in both commercial and consumer markets.

Imaging technologies also have been profoundly impacted by advancements in digital technologies as many users begin to convert their conventional/analog processes to proprietary digital processes to capture, create, manipulate, process, transmit and store still and moving images. Conventional/analog technologies rely upon chemical or electrical processes which capture information onto paper, film or other media by reacting to external stimuli. Digital technologies have significantly increased the amount of information that can be used, managed and stored and have reduced the need for film and chemicals in the imaging process. Many work processes in use today are hybrid systems in which organizations continue to use conventional materials for certain processes in their work flows utilizing the speed of digital processing.

Medical diagnostic imaging is an example in which proven X-ray films exist side by side with high tech magnetic resonance imaging ("MRI") and computed tomography ("CT") scanning systems. Today, an active mid-size hospital or diagnostic imaging center may generate ten to twelve gigabytes of electronic information daily from its scanning devices. More than 90% of this information will be converted to film for viewing and storage in the diagnostic process.

Printing and publishing applications similarly have experienced a blending of analog and digital work processes. Virtually all text and images used in graphic arts processes today are converted to electronic or digital form early in the work process and are later reconverted to film or lithographic plates for high quality reproduction on traditional printing presses. Images and pages may be captured photographically or electronically in a variety of formats including removable data storage. Those that are captured in digital format allow for more efficient processing and management. The information also may be used in the production of high quality CD-ROMs for multi-media applications, distributed to digital printers and copiers for reproduction, or used in the production of images and pages for distribution over the Internet.

As discussed above, because digital processes are more efficient than alternative technologies in the imaging and information processing industries, the Company believes the use of digital technology is increasing. In 1994, digital technologies accounted for approximately 54% of the Company's revenues. The Company expects digital technologies to increase to approximately two-thirds of revenues over the next two years. As the amount of information generated each day increases, the need for efficient methods of data storage and manipulation is increasing.

For example, in medical and photo imaging applications, the Company estimates that a typical 400 bed hospital utilizing Computed Tomography, MRI, ultrasound and nuclear medical technology will require between four and nine gigabytes of new digital storage per day, along with associated recording, distribution and imaging equipment. In information and printing applications, the Company expects that the current mixture of digital and analog processes will continue to become more reliant on digital technologies as such technologies become more efficient.

The Company believes that, starting from its base of products which are currently used in these applications, it will be able to introduce new digital products which will replace analog processes now used in these customer applications. The Company believes that it has the technology, products and strong customer relationships to take advantage of this opportunity.

Because the Company has existing technologies, products and customers in these applications, the introduction of new digital technologies in these areas is not expected to require major additional investments. The Company does anticipate, however, entering into strategic alliances with other companies to complement its existing technologies, as and when appropriate. The Company believes that new digital applications and products for its existing customer base, along with opportunities to enter into new markets not currently served by the Company, will give the Company the benefit of additional revenues in both the short term and the long term.

BUSINESS STRATEGY

The Company believes that the advancements in digital technology transforming the information processing industry are creating opportunities for the Company. The Company intends to utilize its research and development capabilities, its solid technology platforms, its well established product lines and its strong customer relationships to enhance its position as a leader in the information processing industry, providing innovative, cost-effective system solutions to its customers' information processing needs. To achieve its objectives, the Company intends to focus on the following elements.


* REFINING PRODUCT PORTFOLIO -- Included in the Company's 1995 special charges were costs associated with existing lines of business which the Company believes will not satisfy its goal of profitable growth and generating cash flows. Following the Distribution, the Company will continue to examine intensively its product portfolio and make adjustments when necessary to insure that all of its resources are focused on the Company's objective of consistent, profitable growth. Resources freed from less profitable product lines will then be available for new business growth opportunities.


* STREAMLINING OPERATIONS AND REDUCING COSTS -- The Company recently has taken a number of steps to streamline its operating structure and reduce operating costs, including reducing its employment levels by offering various voluntary separation plans to its employees. In addition, the Company has decided to consolidate various manufacturing facilities and has commenced preparations to close or downsize certain facilities and utilize efficient outsourcing. Following the Distribution, the Company will continue its efforts to streamline its management structure, consolidate administrative functions and facilitate communications among various parts of the organization so as to enable the Company to respond quickly to the rapidly changing needs of its customers. In this regard, the Company intends to intensively review the alternatives for further improving its manufacturing, sales and distribution activities, both from a customer responsiveness and a cost effectiveness point of view, with a goal of reducing costs, improving profit margins and facilitating fast paced decision making, so as to better enable the Company to respond quickly to the rapidly changing needs of its customers.

* EXPANDING CUSTOMER FOCUS -- The Company will focus on understanding the information processing challenges of both its existing and potential customers. By utilizing its core competencies in product development, as well as database marketing and electronic interactive communications, the Company will strive to provide more timely solutions tailored to each customer's needs, thereby enhancing its opportunities for growth and its ability to satisfy its current large customer base. The goal of the Company is to be perceived by its customers as responsive and committed to their needs.

* IMPROVING CASH FLOWS -- An improved focus on cash flows is a critical component of the Company's strategy for future growth and diversification. To achieve this objective, the Company will instill in its employees a strong focus on cash flow management and educate them regarding how their actions and decisions impact the Company's cash flows. In this regard, the Company has begun to take a number of actions, including: (i) revising financial measurements to focus on cash flows management, including adoption of the concept of "Economic Profit" (the measurement of income from operations after tax and after deducting interest and a return to shareholders), and using such measurements as a factor in determining employee compensation, (ii) adjusting the evaluation process for capital expenditures to focus on the near term cash return, reflecting the short life cycle of the Company's high technology products, and (iii) recognizing the cash impact of reducing working capital by re-engineering the entire supply chain process (the period of time from the procurement of raw materials, through manufacturing and delivery of the Company's products to its customers, and finally to the receipt of payment from the customer), and establishing one organization within the Company to focus on reducing this "cycle time." The Company is confident that these and other steps to be taken in the future will result in improved cash flow.


* EXPANDING INTERNATIONAL OPERATIONS -- The Company believes that there are significant growth opportunities outside the United States. Accordingly, the Company intends over the next several years to seek to take advantage of these opportunities for growth by expanding its international operations. A key strength of the Company lies in its global distribution and sales network, and its long-standing relationships with multi-national customers which will facilitate this expansion. The Company has streamlined management of its international operations and has organized those operations into two key areas, Europe/Middle East/Africa and Latin America/Asia/Canada. Global growth strategies will be driven through these two focused organizations.



* CAPITALIZING ON PROPRIETARY TECHNOLOGIES TO PROVIDE CUSTOMER SOLUTIONS -- The Company has significant proprietary technologies in information processing. While part of 3M, the Company acquired hundreds of patents, which are assigned or exclusively licensed to the Company by 3M in certain fields of use. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Intellectual Property Agreement." Following the Distribution, the Company will continue to focus significant efforts on the development of new products utilizing these core technologies and systems. As described in the section entitled "BUSINESS AND PROPERTIES OF THE COMPANY -- Customer Applications," the Company has been successful in this regard in recent years with the introduction of its DryView(tm) and Travan(tm) branded products. In addition, the Company intends over time to increase the development of new products designed to help position itself as a provider of comprehensive, integrated solutions to the information processing industry. As part of its strategy, the Company also intends to explore the acquisition of new technologies through strategic alliances, acquisitions or licensing.


* ENCOURAGING EMPLOYEE STOCK OWNERSHIP -- A key strategy and objective of the Company is encouraging and increasing employee stock ownership as an incentive toward consistent, profitable growth. The Company believes that this will help drive cost reductions, quality improvement and growth leading to achievement of Company objectives. As described under "MANAGEMENT OF THE COMPANY -- Retirement Investment Plan," an employee stock ownership plan will be implemented which is expected to lead over time to employee stock ownership (directly or beneficially) of approximately 4 percent of the Company's outstanding shares.

CUSTOMER APPLICATIONS

The Company's products are market leaders in the conventional/analog processes for recording, manipulation and storage of data and images. While these established products generate a substantial portion of the Company's revenues, the Company seeks to leverage its existing market positions and to continually develop and market new products and solutions to serve the changing needs of its customers. With the industry's evolution to information processing systems based on digital technologies, the Company is focusing its efforts on developing solution-based products utilizing proprietary digital technologies and providing more complete solutions to its customers' information processing needs. Set forth below is a description of the products and services presently offered by the Company. See Note 8 to NOTES TO HISTORICAL FINANCIAL STATEMENTS for the revenues derived from each class of products.

INFORMATION PROCESSING, MANAGEMENT AND STORAGE APPLICATIONS

The Company is the world's largest supplier and developer of branded removable data storage media, in both magnetic and optical formats. It is recognized as the worldwide preferred supplier, based on its reputation for reliability and convenience. The Company also is a supplier of CD-ROM replication and software services provided to software developers. The Company's products include:

* Diskettes (3.5 inch, 5.25 inch and 8 inch) used for personal file storage, for backup and for exchange of data. Diskettes are used primarily in desktop and mobile personal computer systems, and also in workstations, word processors and computer control equipment. In April, the Company began shipment of a 120 MB 3.5 inch diskette, the LS-120 diskette, which provides 80 times the storage capacity of a standard diskette. The LS-120 diskette has been developed as part of the Laser Servo 120 MB program in which the Company, Compaq Computer Corporation and MKE are co-development partners. Under the present arrangement between the parties, Compaq markets computer systems which incorporate LS-120 drives manufactured by MKE and which may include a Company brand LS-120 pack-in diskette and a coupon towards the purchase of additional LS-120 diskettes.


* Data cartridge and Travan(tm) cartridge products used for backup of data from hard disk storage systems and for applications in which large volumes of information that do not need to be retrieved on a frequent basis. Travan(tm) cartridges more than double the storage capacity of the prior mini-cartridge, which is the most popular tape cartridge storage media today. Used primarily on desktop personal computer systems, local area networks and workstation computer systems, the Travan(tm) cartridges make up a family of innovative products that were introduced in 1995 through the joint efforts of 3M, Sony and a group of drive manufacturers. 3M has maintained, and following the Distribution the Company will continue to maintain, relationships with these and other companies regarding the production and joint marketing of compatible drives and cartridge storage media and the development of future versions of the technology.


* Computer cartridge tapes used for near-line data storage and retrieval, mass storage and archival storage of data. Large cartridge tapes are used primarily on enterprise computer systems and in data library systems that store very large volumes of data. The smaller 4 mm and 8 mm cartridges are used primarily in workstations and mid-size computer systems and networks for backup and other data storage applications.

* Rewritable optical disks including magneto-optical (90mm and 130mm), phase change disks and CD recordable disks used for the storage of data and images on personal computers, workstations and local area networks. These disks are also used in library systems for mid-range computer installations.

* CD-ROM products are produced on a made to order basis and are used for the distribution of data and software to the personal computer and mid-range markets.

INFORMATION AND PRINTING APPLICATIONS

The Company manufactures and markets products and provides service and technical support for the printing, publishing and graphic arts markets. Its diverse product line includes conventional color proofing systems, digital color proofing systems and software, digital storage systems, laser films and image setting materials, metal and polyester printing plates, graphic arts films, photographic chemicals and miscellaneous supplies. The Company also markets carbonless paper products, such as multi-part business forms. The Company has strong leadership positions in certain product areas, including the Matchprint(tm) color proofing system, an industry standard for more than 20 years. More recently, the Rainbow color proofing system, which provides color proofs from digital data before a job is put on a printing press, also has established a leadership role, winning both industry awards and acceptance as the digital proofer of choice among many graphic arts professionals.

The Company's printing and publishing systems products are marketed globally, with approximately 40 percent of its business derived from outside the United States. This percentage is expected to grow in future years.

Products designed for printing and publishing applications are changing rapidly in association with the digital/electronic communication revolution in the information processing industry. This "digitization" of the image reproduction process has greatly affected the work methods and work flow of many of the Company's customers. Although short-run color print jobs are on the rise and conventional lithographic printing will continue, in the Company's judgment, to exist well into the next century, rapid changes are occurring in the pre-press area of the graphic arts work processes. Desktop workstations, the acceptance of digital proofing and the emergence and growth of "filmless" and chemical-free (thus, environmentally attractive) printing processes all serve to streamline the graphic arts process. The Company believes it is well-positioned to take advantage of the industry transformation to digital systems. In addition to the products mentioned above that carry leadership roles, the Company has the technologies, color science expertise and industry relationships to aggressively pursue emerging opportunities.

MEDICAL AND PHOTO IMAGING APPLICATIONS

The Company develops, manufactures and markets diagnostic imaging film, film processors and imaging systems for both X-ray and electronic imaging systems. The Company participates in the conventional X-ray film market and is the world's leading supplier of high-quality laser imagers for producing medical diagnostic images directly from MRI, CT, ultrasound, nuclear and other electronic systems, with more than 7,000 laser imagers installed worldwide. In December 1995, the Company announced a new line of DryView(tm) laser imagers that produce high-quality film images without using standard wet chemistry through a specially designed photothermographic process. Since no wet chemistry is involved, the DryView(tm) laser imagers represent a significant technological breakthrough and offer significant cost savings, productivity gains and environmental benefits to the health care industry. Through a strategic alliance among the Company, Hewlett-Packard and Cemax-Icon, hardware and software solutions are provided to clients that help them manage, distribute and archive their medical images. Under the alliance, the Company sells its DryView(tm) product and other medical imaging equipment and Hewlett-Packard supplies its computer hardware stations to Cemax-Icon which redistributes such products on an integrated basis with its own software products. This is an example of linking newly developed imaging solutions based on the Company's technology platforms with the expanding requirements for digitization and information access.

The Company's customers include major hospital network buying groups as well as individual hospitals and medical imaging centers. Hospital administrators and materials managers, radiology administrators and radiologists represent the key customer decision makers. Geographically, approximately 40% of the Company's medical imaging business is in the United States. The major industrial countries in Europe, Latin America and Japan account for the remainder of the business.

The Company is one of the world's leading suppliers of private label film for the amateur photography retail market. The Company's primary geographic markets for color photographic film are the United States and Europe, representing 70% of the global demand for film. The Company manufactures a complete line of print and slide films which fit in standard 35mm, 110, and 126 cameras used by consumers globally. The Company has recently added single use cameras to its product line which are sold preloaded with the Company's ISO 400 speed film. Single use cameras represent a high growth segment of the consumer film market. The Company's color print film can be found in more than 125 private label brands, as well as 3M's Scotch brand. The Company will continue to use certain 3M trademarks and tradenames including the Scotch brand for a period of time following the Distribution. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Intellectual Property Agreement." These products and brands are positioned as a high value, comparable quality alternative to global brands such as Kodak and Fuji.

INFORMATION PROCESSOR SERVICE APPLICATIONS

The Company's team of field service technicians provides technical servicing and other post-sale technical support for equipment sold by the Company in the information processing industry. The Company offers superior customer service for its products by providing a 24 hour information and customer support hotline. Customers also benefit from user-friendly product documentation and training programs in a variety of languages. The Company also supplies systems and user support services to meet engineering document management needs and produces and distributes continuous and high-contrast black-and-white dry photographic papers and films. These services and support will be extended aggressively to customers of all the Company's product line and into new markets to generate additional profits and customer satisfaction.

COMPETITION

The Company operates in a highly competitive environment. The Company's principal competitors include large, well capitalized technology companies based in the United States, Europe and Japan. These competitors include Eastman Kodak, Fuji Photo Film, Sony, Agfa, Polaroid Corp., Konica, KAO and Du Pont. The Company also competes in certain product markets with smaller, more specialized firms such as Polychrome Corp. and Scitex America Corp. Businesses in the information processing industry compete on a variety of factors such as price, value, product quality, customer service, breadth of product line and availability of system solutions. In these highly competitive and rapidly changing markets, the Company intends to compete by emphasizing its global distribution network, streamlining its supply operations, reducing its costs and building on its industry leadership positions by developing new products and services to address the digital environment and the information processing needs of its customers.

DISTRIBUTOR CHANNELS

The Company's products are sold directly to users and through numerous wholesalers, retailers, jobbers, distributors and dealers in approximately 65 countries. The Company believes it has one of the strongest global distribution networks serving the information processing industry. The Company also plans to utilize 3M as a sales agent to cover selected channels of distribution on an interim basis following the Distribution. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Supply, Service, Contract Manufacturing and Sales Agency Agreements." However, it is the Company's intention to explore all avenues of distribution and to put in place, following the Distribution, the most cost-effective channels of distribution.

RAW MATERIALS

The Company experienced no significant or unusual problems in the purchase of raw materials during 1995. 3M will continue to be a major supplier of certain raw materials and services to the Company after the Distribution. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Supply, Service, Contract Manufacturing and Sales Agency Agreements."

RESEARCH AND PATENTS

Research and product development have historically played an important role in the Company's activities. The Company has research laboratories for the improvement of its existing products and development of new products. The Company's expenditures for research and development activities were $222 million, $211 million and $217 million for 1995, 1994 and 1993, respectively.

The Company has been granted rights, on both exclusive and non-exclusive bases, from 3M and others which will enable it to continue to use the intellectual property presently utilized by the Transferred Businesses. The Company does not consider that its business as a whole is materially dependent upon any one patent, license or trade secret or any group of related patents, licenses or trade secrets, except with respect to those rights granted from 3M. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -- Intellectual Property Agreement."

MANUFACTURING

The Company operates 17 manufacturing, research and distribution facilities throughout the world. The Company's plants are generally operated around the clock at or near full capacity to minimize unit production costs and to fulfill customer demands.

The Company is in the process of consolidating manufacturing by centralizing such operations into the United States and Italy. This consolidation is intended to reduce costs and improve quality by allowing the Company to adjust its capacity to current needs and take advantage of the facilities with the most advanced quality management system.

The core manufacturing competencies of the Company include coating, fine chemical production for photographic film, state-of-the-art molding capabilities, hardware prototyping and unit cost reduction. These competencies, combined with the Company's research and development competencies of materials science, color management, hardcopy imaging, magnetic and optical recording give the Company a strong technological base to take advantage of the opportunities in the evolving information processing industry.

PROPERTIES

The Company's headquarters are located in Oakdale, Minnesota. The Company's major facilities (all of which are owned by the Company, except where noted), and the products manufactured at such facilities are as follows:

 FACILITY                                PRODUCTS

DOMESTIC
- --------

Camarillo, California                    Data tape
Fremont, California (leased)             CD-ROM
Middleway, W. Virginia                   Printing plates
Nekoosa, Wisconsin                       Carbonless paper
Oakdale, Minnesota                       Headquarters
Pine City, Minnesota                     Micrographic cards
Rochester, New York                      Printing plates and graphic film
St. Paul, Minnesota (leased)             Laboratory facilities
Tucson, Arizona                          Data tape
Vadnais Heights, Minnesota (leased)      Optical
Wahpeton, North Dakota                   Diskettes/molding
Weatherford, Oklahoma                    Diskettes/photographic film
White City, Oregon                       Imagers/X-ray films

INTERNATIONAL
- -------------

Bracknell, United Kingdom                Administrative
Ferrania, Italy                          X-ray films/photographic film
Florida, Argentina                       X-ray films
Harlow, United Kingdom                   Research facility
London, Ontario                          Administrative
Sulmona, Italy                           Printing plates


EMPLOYEES

As of March 31, 1996, the Company had approximately 12,000 employees, approximately 7,500 in the United States and 4,500 internationally. The Company has begun the process of streamlining operations which will result in a significant reduction in the number of employees required for operations. As a first step, several voluntary separation plans recently have been offered to the Company's employees. After the Distribution, it is expected that the Company will have less than 10,000 direct employees as a result of the above actions. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

LEGAL PROCEEDINGS

The Company has assumed substantially all liabilities for legal proceedings relating to the Transferred Businesses. As a result, although 3M is the named defendant, the Company is the party in interest and is herein described as a defendant.

The Company is a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature incidental to the operations of the Company. In the opinion of the Company's management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the financial position of the Company.

ENVIRONMENTAL MATTERS

The Company's operations are subject to a wide range of environmental protection laws. The Company has remedial and investigatory activities underway at some of its current facilities. Under the Environmental Matters Agreement, the Company will assume and indemnify 3M for all liabilities relating to, arising out of or resulting from (i) operations at the Company's facilities as conducted before the Closing Date; (ii) the disposal of hazardous materials, from the Company's facilities, before the Distribution Date, at Superfund Sites, where such liabilities are discovered after the Distribution Date; or (iii) operations of the Transferred Businesses on and after the Distribution Date. 3M has agreed to retain responsibility for environmental liabilities relating to former premises which may have been associated with the Transferred Businesses and known Superfund sites associated with the current properties of the Transferred Businesses.

It is the Company's policy to accrue environmental remediation costs if it is probable that a liability has been incurred and the amount of such liability is reasonably estimable. As assessments and remediations proceed, these accruals are reviewed periodically and adjusted, if necessary, as additional information becomes available. The accruals for these liabilities can change due to such factors as additional information on the nature or extent of contamination, methods of remediation required, the allocated share of responsibility among other parties, if applicable, and other actions by governmental agencies or private parties. However, it is often difficult to estimate the future impact of environmental matters, including potential liabilities.


As of March 31, 1996, the Company had reserved approximately $6.5 million with respect to environmental liabilities. Although the Company believes that its reserves are adequate, there can be no assurance that the amount of expenses relating to remedial actions and compliance with applicable environmental laws will not exceed the amounts reflected in the Company's reserves. The Company believes that such additional charges, if any, will not have a material adverse effect on the financial position of the Company. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION -Environmental Matters Agreement."


                            MANAGEMENT OF THE COMPANY

DIRECTORS


As of the Distribution Date, the Board of Directors of the Company consists of five persons, each of whom has been elected for a term expiring at the annual meeting of stockholders indicated below and until his successor shall have been elected and qualified. The following table sets forth information concerning the individuals who will serve as directors of the Company following the Distribution.


                              TERM EXPIRES AT
NAME                  AGE    ANNUAL MEETING IN
- ----                  ---    -----------------
William T. Monahan     49          1999
Linda W. Hart          56          1999
Daryl J. White         48          1998
William W. George      53          1998
Lawrence E. Eaton      57          1997

The Board of Directors is presently being selected. The Board will consist of a majority of outside directors who are familiar with the industry in which the Company operates and with financial operations similar to the Company. The Board is expected to be diverse, with a maximum of 16 directors.

WILLIAM T. MONAHAN will serve as Chairman of the Board, President and Chief Executive Officer of the Company. Since June 1993 he has served as Group Vice President responsible for the Electro and Communication Group of 3M and from May 1992 to May 1993, he was Senior Managing Director of 3M Italy. From September 1989 to May 1992, Mr. Monahan was Vice President of Data Storage Products.


LINDA W. HART is Vice-Chairman of Hart Group, Inc., a diversified group of companies primarily involved in insulation manufacturing and residential and commercial services. Prior to joining Hart Group in 1990, Ms. Hart was a partner of the law firm of Vinson & Elkins from July 1986 to January 1990. Ms. Hart is a former director of both Conner Peripherals, Inc. and WordPerfect Corporation and a current director of each of the Hart Group companies, Hart Group, Inc. (management services and investments), Rmax, Inc. (insulation manufacturing) and Axon, Inc. (residential and commercial services).


DARYL J. WHITE served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation, a computer equipment manufacturer, from 1988 to May 1996. Prior to such time, he held the positions of Corporate Controller and Director of Information Management at Compaq. Mr.White is also currently the Chairman of the Board of Pinnacle Micro, Inc.


WILLIAM W. GEORGE has been the President and Chief Executive Officer of Medtronic, Inc., a therapeutic medical technology company, since May 1991.
From March 1989 to April 1991, Mr. George served as President and Chief Operating Officer of that company. Prior to such time, Mr. George was the President of Honeywell Space and Aviation Systems (products for commercial and military aviation markets and space and satellite applications) and of Honeywell Industrial Automation and Control. Mr. George is currently a director of Medtronic, Inc., Dayton Hudson Corporation, Valspar Corporation and Allina Health System.



LAWRENCE E. EATON recently announced his retirement, effective in August 1996, from the position of Executive Vice President of 3M's Information, Imaging and Electronic Sector and Corporate Services which he has held since 1991. Mr. Eaton is currently a director of Cray Research, Inc. and will remain as such until mid-June 1996. Prior to 1991, Mr. Eaton served in various other capacities at 3M, including, from 1986 to 1991, as Group Vice President, Memory Technologies Group.



COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company is expected to establish an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee will, among other things, recommend the appointment of independent public accountants; review the scope of the annual audit, including fees and staffing; review the independence of the independent accountants; review nonaudit services provided by the independent accountants; review findings and recommendations of independent accountants and management's response; review the internal audit and control function; and review compliance with the Company's ethical business practices policy.

The Compensation Committee will review management compensation programs, approve compensation changes for senior executive officers, review compensation changes for senior management, and administer stock option plans and other performance based compensation plans.

The Nominating and Governance Committee will act to select and recommend candidates to the Board of Directors to be submitted for election at the annual meeting. The Committee will also review and make recommendations to the Board of Directors concerning the composition and size of the Board and its Committees, frequency of meetings, directors' fees, and similar subjects; review and make recommendations concerning retirement and tenure policy for Board members; recommend proxies for meetings at which directors are elected; approve programs for senior management succession; evaluate performance of the Board as a whole; and consider and approve corporate governance principles.

COMPENSATION OF DIRECTORS

The Company intends to pay to directors who are not employees of the Company ("Non-Employee Directors") an annual fee of $40,000, subject to the terms of the 1996 Directors Stock Compensation Program (the "Directors Program") described below. The Company intends to pay Non-Employee Directors an additional $2,500 for each meeting they attend in excess of four meetings per year, and to Non-Employee Directors who are Committee chairmen, an additional $5,000 per year. In addition, the Company intends to match up to $15,000 of charitable contributions made to a Code section 501(c)(3) organization by each Non-Employee Director per year. Directors are reimbursed for all reasonable travel and other expenses of attending meetings of the Board or a Committee thereof.

DIRECTORS STOCK COMPENSATION PROGRAM

The Company has adopted the Directors Program, which was approved by 3M, the Company's sole stockholder, as of the Distribution Date, and will become effective as of the consummation of the Distribution (the "Effective Date"). The Directors Program will provide nonemployee directors of the Company (each an "Eligible Director") with automatic grants of stock options ("Options") and units equivalent to shares of Common Stock ("Restricted Share Units").

The purpose of the Directors Program is to attract and retain well-qualified persons for service as nonemployee directors of the Company and to promote identity of interest between directors and stockholders of the Company. The Directors Program is designed and intended to comply with Rule 16b-3, promulgated under the Exchange Act ("Rule 16b-3"). The Directors Program will be administered by the Compensation Committee of the Board of Directors.

Under the Program, a maximum of 800,000 shares of Common Stock, consisting of authorized and unissued shares or of treasury shares, will be available for issuance during the term of the Directors Program. These shares are subject to adjustments in the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Common Stock.

Pursuant to the Program, Eligible Directors will generally be entitled to options to purchase 10,000 shares of Common Stock for each year of service. Specifically, on the Effective Date, each Eligible Director and, thereafter, each new Eligible Director who has not previously been granted Options under the Directors Program, will automatically be issued an Option pursuant to the Program to purchase a number of shares of Common Stock equal to 30,000 multiplied by a fraction the numerator of which is the number of years of such Eligible Director's term of office and the denominator of which is three. Each reelected Eligible Director will automatically be issued an Option to purchase 30,000 shares of Common Stock as of the date such Eligible Director is reelected. Options will be granted at an option price equal to the fair market value of the Common Stock on the date of grant.

Each Option will vest and become exercisable as to 10,000 of the shares of Common Stock underlying such Option on each anniversary of the date of grant, provided that all outstanding and previously unvested Options of an Eligible Director will immediately vest and become fully exercisable upon the Eligible Director's death or disability, or upon a Change of Control (as defined in the Program). If an Eligible Director otherwise terminates service as an Eligible Director, any Options that have not become exercisable will be forfeited as of the date of such termination of service.

On the Effective Date and each anniversary thereof during the term of the Program, each Eligible Director will automatically be granted, in lieu of 25% of his or her annual retainer fee for services as a director of the Company, a number of Restricted Share Units calculated by dividing 25% of such director's annual retainer fee by the fair market value of a share of Common Stock as of the date of grant. The value of any fractional Restricted Share Units will be paid in cash.

Dividend equivalents will be credited to each Eligible Director's Restricted Share Units during his or her term of office, and will be converted into additional Restricted Share Units. Upon ceasing to be a member of the Board, the Restricted Share Units credited to each Eligible Director will be paid to him or her in the form of a number of shares of Common Stock equal to the number of Restricted Share Units so credited.

In the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Common Stock, the maximum number or class of shares available under the Directors Program, the number of shares of Common Stock subject to outstanding Options and the number of Restricted Share Units to be credited pursuant to the terms of the Directors Program will be adjusted by the Committee to reflect any such change in the number or class of shares of Common Stock.

The Directors Program may be amended or terminated by the Board, provided that
(a) no amendment that requires stockholder approval in order for the exemptions available under Rule 16b-3 to be applicable to the Directors Program will be effective without the approval of the stockholders of the Company, and (b) the Directors Program will not be amended more than once every six months, other than to conform with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

FEDERAL TAX CONSEQUENCES. The grant of Options will create no tax consequences to the Eligible Directors or to the Company. Upon exercise of an Option, the difference between the option price and the fair market value at the time of exercise is treated as ordinary income to the Eligible Director and the Company is entitled to a deduction for the same amount. Gain or loss upon a subsequent sale of any shares of Common Stock received upon the exercise of an Option is taxed as capital gain or loss to the participant (long-term or short-term, depending upon the holding period of the stock sold).

An Eligible Director will not realize taxable income and the Company will not be entitled to a deduction upon the crediting of Restricted Share Units. When the Restricted Share Units are paid to the Eligible Director in the form of shares of Common Stock, the Eligible Director will realize ordinary taxable income in an amount equal to the fair market value of the shares of Common Stock at the time of payment, and the Company will be entitled to a deduction in the same amount.

                                NEW PLAN BENEFITS
                    1996 DIRECTORS STOCK COMPENSATION PROGRAM

                                            NUMBER OF
NAME AND POSITION                            OPTIONS
- -----------------                            -------
Non-Executive Director Group (4 persons)      80,000


No Options have been issued yet under the Director Plan. The number of options listed above is the number of options that the Non-Employee Directors will receive as of the Distribution Date.

The Directors Program has been included as an exhibit to the Registration Statement of which this Information Statement forms a part. The preceding description is subject in all respects to the provisions of the Directors Program.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning the persons who will serve as executive officers of the Company following the Distribution. Each such person has been elected to the indicated office with the Company on or prior to the Distribution Date and serves at the pleasure of the Board of Directors of the Company.


NAME                          AGE                POSITIONS
- ----                          ---                ---------
William T. Monahan            49    Chairman of the Board, President and Chief
                                     Executive Officer
Carolyn A. Bates              49    General Counsel and Secretary
Jill D. Burchill              41    Chief Financial Officer
Dr. Krzysztof K. Burhardt     54    Vice President -- Technology Development
Wilmer G. DeBoer              51    General Manager, Customer Support Technology
                                     and Document Imaging
Dennis A. Farmer              52    Vice President -- Marketing and Public
                                     Affairs
Barry R. Melchior             52    Director, Corporate Engineering and
                                     Manufacturing Services
David G. Mell                 49    Vice President -- Corporate Business
                                     Processes
Richard W. Northrop           58    Vice President -- Europe
Charles D. Oesterlein         53    Vice President -- Operations
Clifford T. Pinder            49    Vice President -- Operations
Michael E. Sheridan           51    Vice President -- Operations
James R. Stewart              39    Corporate Controller
Deborah D. Weiss              40    Treasurer
David H. Wenck                52    Vice President -- International


Set forth below is a description of the position presently held with the Company by each executive officer, as well as positions held with 3M prior to the Distribution Date.

WILLIAM T. MONAHAN will serve as Chairman of the Board, President and Chief Executive Officer. From June 1993 to the Distribution Date, he was Group Vice President responsible for the Electro and Communications Group and from May 1992 to May 1993, he was Senior Managing Director of 3M Italy. From September 1989 to May 1992, he was Vice President of Data Storage Products.

CAROLYN A. BATES will serve as General Counsel and Secretary. From 1991 to the Distribution Date, she was Assistant Chief Intellectual Property Counsel.

JILL D. BURCHILL will serve as the Chief Financial Officer. From April 1995 to the Distribution Date, she was Sector Controller for 3M's Information, Imaging and Electronic Sector. From May 1993 to April 1995, she was Group Controller for the Memory Technology Group and from July 1990 to May 1993, she was Financial Manager for the Audio/Video Products Division.

DR. KRZYSZTOF K. BURHARDT will serve as Vice President, Technology Development. From July 1991 to the Distribution Date, he was Research and Development Vice President for 3M's Information, Imaging and Electronic Sector.

WILMER G. DEBOER will serve as General Manager, Customer Support Technology and Document Imaging. From July 1993 to the Distribution Date, he was Global Field Service Director and Business Director of 3M's Document Systems Department. From April 1990 to June 1993, he was Manufacturing Director for 3M's Engineering Document Systems Division.

DENNIS A. FARMER will serve as Vice President, Marketing and Public Affairs. From March 1994 to the Distribution Date, he was Vice President of Data Storage Markets and from May 1992 to February 1994, he was General Manager of Data Storage Markets Division. From February 1991 to January 1992, he was Sales Department Manager of Data Storage Products. From July 1988 to January 1991, he was Group Director, Europe, for the Memory Technology Group.

BARRY R. MELCHIOR will serve as Director, Corporate Engineering and Manufacturing Services. From April 1995 to the Distribution Date, he was Engineering Director of 3M's Information, Imaging and Electronic Sector. From August 1993 to April 1995, he was Engineering Manager for the Tape Group and from January 1991 to August 1993 he was Plant Manager for the Traffic Control Materials Division plant in Brownwood, Texas.

DAVID G. MELL will serve as Vice President, Corporate Business Processes. He was Vice President of Data Storage Tape Technology from May 1995 to the Distribution Date, Vice President of Data Storage Diskette and Optical Technology from March 1994 to April 1995, and General Manager of Data Storage Diskette and Optical Technology Division from May 1992 to February 1994. He was Department Manager of 3M's Computer Tape Technology Department Data Storage Products from September 1989 to April 1992.

RICHARD W. NORTHROP will serve as Vice President in charge of the Company's European operations. He was a Managing Director of European operations for 3M's Printing Systems, Hardgoods and Electronic Businesses from January 1994 through the Distribution Date, a Managing Director of European operations for 3M's Hardgood and Electronic Businesses from January 1992 through December 1993 and a Director of 3M's Information and Imaging Divisions from January 1991 through December 1992.

CHARLES D. OESTERLEIN will serve as Vice President, Operations. From 1994 to the Distribution Date, he was Vice President of Printing and Publishing Systems and from 1992 to 1994, he was General Manager of Audio and Video Technology. From 1989 to 1992, he was Department Manager of 3M's Data Storage Products Division.

CLIFFORD T. PINDER will serve as Vice President, Operations. From March 1994 to the Distribution Date, he was Vice President of Medical Imaging Systems and from July 1993 to March 1994, he was Vice President of Photo Color Systems. From November 1991 to June 1993, he was General Manager of 3M's Photo Color Systems and from 1986 to 1990, he was Managing Director of 3M Puerto Rico.

MICHAEL E. SHERIDAN will serve as Vice President, Operations. He was General Manager of Data Storage Diskette Technology from May 1995 to the Distribution Date, Director of Sumitomo/3M's MTG Technology and Special Projects from July 1993 to April 1995 and Group Director of 3M Europe's Memory Technologies Group from May 1990 to July 1993.

JAMES R. STEWART will serve as Corporate Controller. From July 1995 to the Distribution Date, he was Group Controller for 3M's Memory Technologies Group and from March 1992 to July 1995, he was Medical Group Controller -- Europe. From September 1989 to March 1992, he was the Financial Manager for the Commercial Office Supply Division.

DEBORAH D. WEISS will serve as Treasurer. From 1988 to the Distribution Date, she was Manager of 3M's Benefit Funds Investment.

DAVID H. WENCK will serve as Vice President in charge of the Company's international operations. From May 1995 to the Distribution Date, he was General Manager of 3M's Data Storage Optical Technology Division. From December 1994 to April 1995, he was Department Manager of 3M's Software Media and CD-ROM Services Department and from July 1986 to September 1994, he was Project Manager of 3M's Optical Recording Project. From October 1981 to January 1986, he was Managing Director of 3M's Singapore operations.

COMPENSATION OF EXECUTIVE OFFICERS

All of the information set forth in the following tables reflects compensation earned based on services rendered to 3M by the Company's Chief Executive Officer and the four other most highly paid executive officers. The services rendered to 3M were, in many cases, in capacities not equivalent to those to be provided to the Company. Therefore, these tables may not reflect the compensation to be paid executive officers of the Company.

The following table summarizes compensation paid to the Company's Chief Executive Officer and the four other most highly paid executive officers based on services rendered to 3M in 1995.

                           SUMMARY COMPENSATION TABLE


                                                                                          LONG-TERM COMPENSATION (1)
                                                                       -----------------------------------------------------------
                                          ANNUAL COMPENSATION (1)               AWARDS                PAYOUTS
                                  ----------------------------------   ---------------------------  -----------
                                                                        PROFIT
                                                                        SHARING
                                                                         STOCK         OPTIONS      PERFORMANCE
                                             PROFIT        OTHER      (RESTRICTED      GRANTED       UNIT PLAN
                                             SHARING       ANNUAL        STOCK         (NUMBER        (LTIP)        ALL OTHER
NAME AND PRINCIPAL POSITION       SALARY   (BONUS) (2)  COMPENSATION    AWARDS)     OF SHARES) (3)   PAYOUTS (4)  COMPENSATION (5)
- ---------------------------       ------   -----------  ------------    -------     --------------   -----------  ----------------
W.T. Monahan,                    $236,025   $124,964         --            0            11,948         $45,980       $14,455
 Chief Executive Officer
K.K. Burhardt,                   $196,500   $ 90,607         --            0            13,615         $45,980       $16,039
 Vice President --
 Research and Development
C.D. Oesterlein,                 $174,400   $ 35,014         --            0             4,800         $37,620       $17,065
 Vice President -- Operations
D.G. Mell,                       $164,870   $ 46,317         --            0             4,800         $37,620       $13,479
 Vice President --
 Corporate Business Processes
D.A. Farmer,                     $161,315   $ 45,885         --            0             4,800         $37,620       $17,936
 Vice President --
 Corporate Marketing


(1) The amounts shown in the Summary Compensation Table do not include amounts expensed for financial reporting purposes under 3M's pension plan. This plan is a defined benefit plan. The amounts shown in the table do, however, include those amounts voluntarily deferred by the named individuals under 3M's Deferred Compensation Plan. The Deferred Compensation Plan allows management personnel to defer portions of current base salary, profit sharing and performance unit compensation earned during the year.

(2) The amounts shown under the headings "Profit Sharing (Bonus)" are cash payments received under 3M's Profit Sharing Plan. The term "(Bonus)" is included to satisfy the requirements of the Securities and Exchange Commission ("SEC"). These payments are based upon 3M's performance and are variable in accordance with a predetermined formula. 3M's Profit Sharing Plan provides for quarterly payments (in cash, or, as determined by 3M, in 3M common stock) based upon net income after deducting an allowance for a predetermined 10 percent annual rate of return on stockholder equity and is determined by multiplying the number of profit sharing units awarded to an individual by this quarterly net income, after deduction, divided by the number of the outstanding shares of 3M's Common Stock. Because of the required minimum return on stockholder equity, profit sharing tends to rise and fall relatively more sharply than changes in net income. The number of profit sharing units awarded to the individuals named is determined by 3M and is intended to reflect the level of responsibility of the respective individual. Profit sharing payments are subject to limitations when individual amounts exceed specified relationships to base salary.

(3) The number of stock options shown in this column includes both annual grants of incentive and nonqualified stock options and Progressive Stock Options ("PSOs"), which are described more fully in footnote 1 of the table entitled "Option Grants In Last Fiscal Year (1995)." Although these stock options are forfeitable by these participants upon termination of employment with 3M, the Compensation Committee of the 3M Board of Directors has decided to continue these options for the benefit of the participants during the continued employment of the participants by the Company, adjusted as set forth in "TREATMENT OF EMPLOYEE OPTIONS AND RESTRICTED STOCK IN THE DISTRIBUTION," pursuant to the terms of the original grants under 3M's option plans.

(4) "LTIP Payouts" reflects the value of the total grant for each individual under 3M's Performance Unit Plan after the three year performance period (e.g., for 1995, the performance period is 1993-1995), but no amount will be paid to these individuals under the grant for an additional three years pursuant to the terms of the grant. The numbers shown represent estimates based upon information available as of February 29, 1996. During this additional three year period, interest will be paid at a rate determined by 3M's "return on capital employed" performance. More specific information about 3M's Performance Unit Plan is set forth in footnote (1) to the table entitled "Long-Term Incentive Plans Awards In Last Fiscal Year (1995)." Although these rights are forfeitable by these participants upon termination of employment with 3M, the Compensation Committee of the 3M Board of Directors has decided to continue these rights for the benefit of the participants during the continued employment of the participants by the Company, pursuant to the terms of the original grants under the operative 3M plan.

(5) "All Other Compensation" includes: (a) that amount of Performance Unit Plan earnings allocated during the year to the base amounts determined after the three year performance periods of each respective grant, to the extent that such earnings are in excess of market interest rates (as determined by the Securities and Exchange Commission); and (b) that amount deemed to be compensation to the individuals under 3M's Senior Executive Split Dollar Plan in accordance with rules developed by the SEC. The Senior Executive Split Dollar Plan provides insurance to all of 3M's executive officers under split dollar life insurance, which is partly term insurance and partly whole life insurance with a cash value. Under this plan, 3M is reimbursed for the premium costs of the non-term portion of coverage and a possible return when the arrangement terminates either by insurance proceeds incident to the death of the individual or by cash value after 15 years of participation in the plan. During 1995, amounts deemed compensation under the plan to the named executive officers in the Summary Compensation Table were $8,976 for Mr. Monahan; $10,560 for Dr. Burhardt; $17,065 for Mr. Oesterlein; $13,479 for Mr. Mell; and $17,936 for Mr. Farmer. These amounts were determined by treating the non-term portion of the coverage as an interest-free loan.

STOCK OPTIONS TABLE

The following table shows for each person named in the Summary Compensation Table the specified information with respect to 3M stock option grants during 1995. Since this compensation was received by the named individuals for services rendered to 3M which are not equivalent, in many cases, to those to be provided the Company, this table may not reflect the compensation to be paid executive officers of the Company.

                    OPTION GRANTS IN LAST FISCAL YEAR (1995)

                                      INDIVIDUAL
                                     GRANTS % OF
                                        TOTAL
                                       OPTIONS                                     GRANTED DATE VALUE
                                      GRANTED TO      EXERCISE OR                     GRANTED DATE
                      OPTIONS         EMPLOYEES       BASE PRICE     EXPIRATION          PRESENT
NAME               GRANTED(#) (1)   IN FISCAL YEAR    ($/SH.) (2)       DATE            VALUE (3)
- ----               --------------   --------------    -----------    ----------    ------------------
W.T. Monahan           9,600            0.223%          $59.60        5-09-2005         $131,424
                       1,436            0.033%          $57.10        5-05-2000         $ 13,556
                         912            0.021%          $57.10        5-11-2001         $  8,609

K.K. Burhardt          4,800            0.112%          $59.60        5-09-2005         $ 65,712
                         141            0.003%          $61.40        5-12-1997         $  1,771
                         882            0.021%          $61.40        5-10-1998         $ 11,078
                       1,302            0.030%          $61.40        5-05-2000         $ 16,353
                       2,086            0.049%          $61.40        5-11-2001         $ 26,200
                       1,914            0.045%          $61.40        5-10-2002         $ 24,040
                       2,490            0.058%          $61.40        5-07-2004         $ 31,274

C.D. Oesterlein        4,800            0.112%          $59.60        5-09-2005         $ 65,712

D.G. Mell              4,800            0.112%          $59.60        5-09-2005         $ 65,712

D.A. Farmer            4,800            0.112%          $59.60        5-09-2005         $ 65,712



(1) In connection with the Distribution, all outstanding and unexercised 3M options will be appropriately adjusted to reflect the Distribution. See "TREATMENT OF EMPLOYEE OPTIONS AND RESTRICTED STOCK IN THE DISTRIBUTION."

    3M does not grant any stock appreciation rights ("SARs"). The options shown for each individual include both annual grants of Incentive Stock Options and nonqualified stock options and grants of PSO's. Nonqualified options are subject to a reload feature when exercised with the payment of the option price in the form of previously owned shares of 3M's common stock. Such an exercise results in further grants of PSO's. The first grant shown for each individual is the annual grant. The remaining lines are PSO's. The PSO grants for each individual were made on a single date, but are, pursuant to SEC rules, shown in multiple lines because of different expiration dates.

    PSO grants were made to participants who exercised nonqualified stock options and who paid the purchase price using shares of previously owned 3M common stock. The PSO grant is for the number of shares equal to the shares utilized in payment of the purchase price and tax withholding, if any. The option price for the PSO is equal to 100 percent of the market value of 3M's common stock on the date of the exercise of the primary option or, alternatively, on the date of the PSO grant to the five named individuals in the Summary Compensation Table, all of whom are subject to the requirements of Section 162(m) of the Code. The option period is equal to the remaining period of the options exercised.

    Although these tables reflect the grants of PSO's for those participants eligible for such while employed by 3M during 1995, the 3M Compensation Committee has decided that the named participants will no longer be eligible for subsequent PSO grants after the Distribution Date. All nonqualified options at the Distribution Date may be exercised once thereafter, but 3M will not grant any new or additional options, by way of PSO's or otherwise. All other operative terms of the options listed above will continue past the Distribution Date, so that the options granted under 3M's plans will be exercisable during the continued employment of the participants by the Company, notwithstanding termination of employment with 3M at the Distribution Date, per the original terms of the grants by 3M.

(2) All options granted during the period were granted at the market value on the date of grant of initial grants, or at the fair market values discussed in footnote 1 above in the case of PSO's, as calculated from the average of the high and low prices reported on the New York Stock Exchange Composite Index.

(3) Pursuant to the rules of the SEC, 3M has elected to provide a grant date present value for these option grants determined by a modified Black-Scholes pricing model. Among key assumptions utilized in this pricing model were:
    (i) that the time of exercise of Incentive Stock Options would be four years, and of PSOs would be two years, into the term of the option, which could be for terms as long as ten years, in recognition of the historical exercise patterns at 3M for these types of options; (ii) expected volatility of 21.7 percent; (iii) risk-free rate of return of 6.26 percent for two years, and 6.86 percent for four years; and (iv) dividend growth rate of
    6.34 percent. No adjustments for non-transferability or risk of forfeiture have been made. 3M voices no opinion that the present value will, in fact, be realized and expressly disclaims any representation to that effect.

OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table shows for each person named in the Summary Compensation Table the specified information with respect to 3M option exercises during 1995 and the value of unexercised 3M options at the end of 1995.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (1995)
                        AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                          OPTIONS HELD AT              IN-THE-MONEY OPTIONS AT
                      SHARES                          FISCAL YEAR-END (#)(2)             FISCAL YEAR-END (1)
                     ACQUIRED         VALUE        ----------------------------     ------------------------------
NAME                ON EXERCISE    REALIZED (1)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE(1)   UNEXERCISABLE
- ----                -----------    ------------    -----------    -------------     --------------   -------------
W.T. Monahan           3,121         $ 51,455         36,348          11,948          $769,168          $86,818
K.K. Burhardt         10,895          116,251         27,056          13,615           608,935           76,375
C.D. Oesterlein        2,400           38,220         14,400           4,800           222,000           32,520
D.G. Mell              1,600           31,720         16,800           4,800           284,820           32,520
D.A. Farmer              100            3,256         21,548           4,800           443,467           32,520

(1) The "Value Realized" or the unrealized "Value of Unexercised In-the-Money Options at FY-End" represents the aggregate difference between the market value on the date of exercise or at December 31, 1995, in the case of the unrealized values, and the applicable exercise prices. These differences accumulate over what may be, in many cases, several years. These stock options all have option periods of ten years when first granted, and PSOs have option periods equal to the remaining option period of the initial nonqualified options resulting in PSOs.

(2) See "TREATMENT OF EMPLOYEE OPTIONS AND RESTRICTED STOCK IN THE
    DISTRIBUTION."

LONG-TERM INCENTIVE PLAN AWARDS

The following table shows for each person in the Summary Compensation Table the specified information with respect to awards during 1995 under 3M's Performance Unit Plan. Since this compensation was received by the named individuals for services rendered to 3M which are not equivalent, in many cases, to those to be provided to the Company, this table may not reflect the compensation to be paid executive officers of the Company.

                       LONG-TERM INCENTIVE PLANS -- AWARDS
                           IN LAST FISCAL YEAR (1995)

                                    PERFORMANCE OR         ESTIMATED FUTURE PAYOUT
                     NUMBER OF       OTHER PERIOD     UNDER NON-STOCK PRICE-BASED PLANS
                   SHARES, UNITS         UNTIL                        (3)
                      OR OTHER        MATURATION      ---------------------------------
NAME                 RIGHTS (1)      OR PAYOUT (2)    THRESHOLD     TARGET      MAXIMUM
- ----                 ----------      -------------    ---------     ------      -------
W.T. Monahan            950             6 years           $0        $95,000     $190,000
K.K. Burhardt           550             6 years           $0        $55,000     $110,000
C.D. Oesterlein         550             6 years           $0        $55,000     $110,000
D.G. Mell               550             6 years           $0        $55,000     $110,000
D.A. Farmer             550             6 years           $0        $55,000     $110,000

(1) To date, the 3M Compensation Committee has established the performance goals based on criteria of return on capital employed and sales growth. Performance units awarded to date have been assigned a face value of $100 each. However, the actual amount of the payments is based upon 3M's attainment of the performance goals. If the targets established by the Committee are attained during the performance periods, the performance unit will have a value of $100 at the end of the performance period. If the targets are not attained, the value will be less than $100 and, if exceeded, will be more than $100. The ultimate value of the performance unit can vary from no value to $200, depending upon actual performance.

    Payment is contingent upon continued employment to the payment date or earlier retirement under 3M's pension plan. The Compensation Committee of the 3M Board of Directors has decided to extend the rights of these participants going to the Company beyond the Distribution Date during the continued employment of the participants by the Company, pursuant to the terms of the original grants under 3M's Performance Unit Plan.

(2) The value of awards granted for 1995 will be determined by 3M's attainment of return on capital employed and sales growth criteria during a three-year performance period of 1995, 1996 and 1997. However, there will be an additional three-year involuntary holding period thereafter during which the base amounts determined during the performance period will earn interest and remain subject to forfeiture if the participant discontinues employment for any reason other than death, disability or retirement.

(3) The estimated future payouts do not include any interest factor that would be earned annually during the three-year involuntary holding period following the performance period. Interest during the involuntary holding period would accrue annually at a rate equal to 50 percent of the return on capital employed by 3M during the three years and would be payable, together with the base award, in 2001.

TRANSACTIONS WITH MANAGEMENT

During 1995, three executive officers and directors had loans outstanding with the Eastern Heights State Bank of St. Paul, a subsidiary of 3M. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of comparable circumstances and did not involve more than normal risk of collectibility or present other unfavorable features.

EMPLOYMENT AGREEMENT


The Company expects to enter into an employment agreement with Mr. Monahan, which commences as of the Distribution Date for an initial four year term, with automatic one-year renewals commencing as of the second anniversary of the Distribution Date, unless notice not to renew is given by either party. Pursuant to the agreement, Mr. Monahan will serve as the Chief Executive Officer of the Company, and the Company will use its best efforts to have Mr. Monahan elected to the Board. Mr. Monahan will receive an annual base salary at a rate no less than his current rate and an annual incentive bonus to be set by the Company's Compensation Committee. The agreement will also provide for Mr. Monahan's participation in the Company's employee benefit, welfare, retirement and incentive compensation plans and programs in which other senior executive officers of the Company participate.

The agreement is expected to provide that if Mr. Monahan's employment is terminated by the Company without cause or by Mr. Monahan for good reason, he will be entitled to receive, for the remainder of the term of the agreement (a) base salary, (b) annual incentive compensation (with a pro rata portion for a partial year) equal to the average annual incentive awards for the three completed years immediately preceding the date of employment termination (including, if applicable annual incentive awards received from 3M for any year within the applicable three-year period), plus a pro rata annual incentive award for the year in which termination of employment occurs, (c) the additional benefits that Mr. Monahan would have been entitled to receive under the Company's defined benefit pension plans had he remained an employee during the remainder of the term of the agreement, based on the base salary and incentive compensation levels described in clauses (a) and (b) above and (d) continued participation in all welfare benefit plans, subject to an offset to the extent similar benefits are made available to Mr. Monahan without cost under welfare benefit plans of a subsequent employer. In addition, Mr. Monahan's equity-based awards will become fully vested and, with respect to his stock options, fully exercisable, as of his date of termination.

Also, if Mr. Monahan's employment is terminated by reason of death, his estate or designated beneficiary will be entitled to receive his base salary for a period of one year and a prorated annual incentive compensation award. If his employment is terminated by reason of disability, he will be entitled to receive a prorated annual incentive compensation award.

If Mr. Monahan receives payments under his agreement that would subject him to any federal excise tax due under section 280G of the Code, then he will also receive a cash "gross-up" payment so that he will be in the same net after-tax position that he would have been in had such excise tax not been applied.

During (a) the term of the agreement, (b) any period during which Mr. Monahan continues to receive salary pursuant to the terms of the agreement, and (c) the one-year period following termination of Mr. Monahan's employment by the Company for cause or by Mr. Monahan other than for good reason, Mr. Monahan is required to comply with appropriate provisions regarding noncompetition, nonsolicitation of employees, nondisparagement of the Company, return of work papers and compliance with policies regarding confidentiality of information.

COMPENSATION UNDER RETIREMENT PLANS

Substantially all domestic employees of the Company will be eligible to participate in the qualified pension and defined contribution plans that the Company intends to establish. In addition, the executive officers of the Company will be eligible to participate in certain nonqualified pension or deferred compensation plans to be established by the Company's Board of Directors.

COMPANY PENSION PLAN

The Company expects to adopt a cash balance pension plan, and it intends that this plan will be qualified under the applicable provisions of the Code. The plan will become effective July 1, 1996, and will cover substantially all domestic employees of the Company. Under this plan, benefits will be determined by the amount of annual pay credits to each employee's account (equal to 6% of each employee's annual earnings) and annual interest credits (equal to the return on the 30-year U.S. Treasury bond) to such accounts. All former 3M employees will retain their right to receive their benefits accrued as of the Distribution Date under 3M's pension plan. Those former 3M employees whose age and years of 3M service as of the Distribution Date equal or exceed 50 (with a minimum of 10 years of 3M service) will continue to be credited with service for purposes of early retirement subsidies under 3M's pension plan based on their combined service with the Company and 3M, and will have their 3M accrued benefits as of the Distribution Date increased following the Distribution by 4% per year of employment with the Company.

The following table shows the estimated aggregate annual benefits payable from the Company's qualified and nonqualified retirement plans to its executive officers and other participating employees at normal retirement, assuming that the Company adopts nonqualified pension plans similar to 3M's:

                       PENSION PLAN TABLE -- COMPANY PLAN

                                          YEARS WITH COMPANY (EXCLUDING SERVICE WITH 3M)
EMPLOYEES ANNUAL EARNINGS            -----------------------------------------------------------
USED FOR COMPUTATION OF BENEFITS     5 YEARS     10 YEARS     15 YEARS     20 YEARS     25 YEARS
- --------------------------------     -------     --------     --------     --------     --------
             $150,000                $ 5,845     $13,668      $24,136      $ 38,145     $ 56,892
              200,000                  7,794      18,224       32,182        50,860       75,856
              250,000                  9,742      22,780       40,227        63,575       94,820
              300,000                 11,691      27,336       48,272        76,290      113,784
              350,000                 13,639      31,892       56,318        89,005      132,748
              400,000                 15,588      36,448       64,363       101,720      151,712
              450,000                 17,536      41,004       72,409       114,435      170,676
              500,000                 19,485      45,560       80,454       127,150      189,640

Under this table the normal form of benefit payment under the plan to married employees would require a reduction in the amounts shown in the table pursuant to an actuarially based formula to provide a benefit to a surviving spouse upon the employee's death following retirement equal to 50% of the reduced benefit. These amounts do not include the 4% per year additional benefit described above, a portion of which will be provided by the Company's plan.

In addition to their benefits under the Company's plan, it is estimated that the named executive officers in the Summary Compensation Table will be entitled to the following aggregate annual benefits payable under 3M's qualified and nonqualified pension plans at normal retirement, based on their service with 3M as of the Distribution Date and assuming that they remain employed by the Company until their normal retirement date: $156,826 for Mr. Monahan; $124,756 for Dr. Burhardt; $124,848 for Mr. Oesterlein; $113,146 for Mr. Mell; and $117,878 for Mr. Farmer.

PLANS ENCOURAGING EMPLOYEE STOCK OWNERSHIP

The following two plans are intended to help the Company accomplish its objective of encouraging and increasing employee stock ownership. As a result of these plans, the Company expects employees to eventually own (directly or beneficially) in excess of 5% of its outstanding shares.

RETIREMENT INVESTMENT PLAN

The Company expects to adopt a defined contribution plan including a cash or deferred arrangement, and it intends that this plan will be qualified under the applicable provisions of the Code. The plan will become effective July 1, 1996, and will cover substantially all domestic employees of the Company. Under this plan, employees may generally elect to defer up to 15% of their pay on a before-tax basis and have it contributed to their individual accounts, subject to Code and Internal Revenue Service limits. The Company will make matching contributions to the employees' accounts equal to 100 percent of the first 3% of pay deferred during each pay period and 25% of the next 3% of pay deferred during each pay period. All of the Company's matching contributions will be invested in Common Stock of the Company through an employee stock ownership plan. Individuals currently employed by 3M who join the Company on the Distribution Date will have their account balances under the 3M Voluntary Investment Plan and Employee Stock Ownership Plan transferred to the Company's plan on or prior to the Distribution Date. In addition to matching contributions, the Company may also make annual contributions to the accounts of all eligible employees based on its financial performance. These additional contributions will also be invested in Common Stock of the Company through the employee stock ownership plan.

1996 EMPLOYEE STOCK INCENTIVE PROGRAM

The Company has adopted the 1996 Employee Stock Incentive Program (the "Stock Option Plan"), which was approved by 3M as the sole stockholder of the Company prior to the Distribution, and will become effective upon, and only in the event of the consummation of, the Distribution.

The Stock Option Plan is designed to provide incentives to employees to become stockholders of the Company through the granting of incentive and nonqualified stock options, restricted stock grants and stock appreciation rights. Further, the Stock Option Plan is designed to ensure that compensation payable with respect to the exercise of certain options thereunder will qualify as performance based compensation within the meaning of section 162(m) of the Code and thereby be fully tax-deductible by the Company.


The total number of shares of Common Stock (which includes treasury or authorized but unissued shares) that may be issued or awarded under the Stock Option Plan may not exceed 6,000,000, subject to equitable adjustment in the event of a stock split, stock dividend, reduction or combination of shares, merger, consolidation, recapitalization or other similar transactions). All shares subject to awards under the Stock Option Plan that are forfeited or terminated, will be available again for issuance pursuant to awards under the Stock Option Plan. The maximum number of shares of Common Stock that may be granted to any one participant under the Stock Option Plan by way of options and stock appreciation rights, during the term of the plan shall not exceed 1,000,000 (including Progressive Stock Options (as defined below) granted to such participant.)

The Stock Option Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors, consisting of two or more persons who are "disinterested persons" within the meaning of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended and "outside directors" within the meaning of section 162(m) of the Code. Eligibility criteria, the number of participants, and the number of shares subject to option, restricted stock or other awards will be determined by the Committee.


The option price of (a) incentive stock options within the meaning of section 422 of the Code ("Incentive Stock Options") will equal 100 percent of the fair market value of the Common Stock on the date the options are granted, and (b) options other than Incentive Stock Options ("Nonqualified Stock Options") may be equal to, less than or more than 100 percent of the fair market value of the Common Stock on the date the options are granted. Full payment for the shares (which may be made in whole or in part, in shares of Common Stock valued at the fair market value on the date the option is exercised) must be made at the time the option is exercised.

Generally, options will be for a ten-year period (or shorter in the case of Progressive Stock Options), and become exercisable commencing one year from the date of grant (no sooner than six months from date of grant with respect to Progressive Stock Options), unless otherwise determined by the Committee. Option rights are forfeited by a participant in the event of termination of employment for any cause other than retirement, death, or disability, and abbreviated exercise periods are provided in the event of death or disability. Progressive Stock Options are Nonqualified Stock Options equal to the number of shares of previously owned stock delivered in payment of the option price of outstanding Nonqualified Stock Options granted under the Stock Option Plan or in payment of any applicable federal, state, local and employment withholding taxes. Progressive Stock Options have as their term the remaining term of the primary option being exercised and are granted at the fair market value of the stock on the date of the primary option exercise.

Incentive Stock Options are not transferable other than by will or the laws of descent and distribution. All options are nontransferable to the extent necessary to comply with the applicable provisions of Rule 16b-3.

The Committee may also grant restricted stock subject to conditions and restrictions as may be specified by the Committee. The participant shall generally have the rights and privileges of a stockholder as to the shares of restricted stock, including the right to vote, except that the restricted stock shall remain in the custody of the Company until all restrictions have lapsed. None of the shares representing the restricted stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the period of restrictions determined by the Committee. At the discretion of the Committee, cash and stock dividends with respect to restricted stock awards may be either currently paid or withheld by the Company for the participant's account, and interest may be paid on the amount of cash dividends withheld at a rate and subject to such terms as determined by the Committee. Cash or stock dividends so withheld by the Committee shall not be subject to forfeiture.


Upon the satisfaction of the conditions and the lapsing of restrictions applicable to restricted stock awards, the Company shall deliver to the participant or the participant's beneficiary or estate, a stock certificate for the number of shares of restricted stock granted, free of all such restrictions, except any that may be imposed by applicable law. The Committee may also award shares of Common Stock under the Stock Option Plan other than restricted stock.



Under the Stock Option Plan, the Committee may grant stock appreciation rights that entitle the recipient to receive an amount of cash or a number of shares of Common Stock measured by the appreciation of the fair market value of the Common Stock at the date of exercise above the fair market value of the Common Stock at the date of the initial grant. Stock appreciation rights will be exercisable during a period determined by the Committee, but which will commence no sooner than six months from the date of grant and will expire no later than ten years from the date of grant. Stock appreciation rights are forfeited by a participant in the event of termination of employment for any cause other than retirement, death, or disability, and abbreviated exercise periods are provided in the event of death or disability.

The Stock Option Plan provides that all outstanding options under the Stock Option Plan would become immediately exercisable in full for the remainder of the respective option period and remain exercisable in full for a minimum period of six months following a change in control of the Company (as defined in the Stock Option Plan), and all restrictions imposed by the Committee on outstanding grants of restricted stock or other stock awards would automatically be terminated.


Further, in the event that the exercise of options granted under the Stock Option Plan or the receipt of Common Stock as a result of a restricted stock grant or other stock award, after an event of acceleration (i.e., a change of control), shall be determined to be subject to the excise tax of section 4999 of the Code, the Company will pay affected participants such additional amounts of cash so that the net amount, after allowance for the excise tax, any additional federal, state and local income tax and any additional employment tax paid on the additional amount, shall be equal to the net amount that would be retained by the participant if there were no excise tax imposed by section 4999. Similarly, in the event that a participant should be required to take legal action to obtain or enforce rights under the Stock Option Plan after an event of acceleration, the Company shall pay all reasonable legal and accounting fees and expenses incurred, unless a lawsuit is subsequently determined to have been spurious or frivolous.

The Stock Option Plan may be amended or terminated by the Board, except that no amendment will be made without prior approval of the Company's stockholders if such approval is required for purposes of Rule 16b-3, or, to the extent applicable, Section 162(m) of the Code.

The Stock Option Plan will terminate five years after its effective date.

FEDERAL TAX CONSEQUENCES

The grant of stock options will create no tax consequences to the participant or to the Company. The participant will not recognize any taxable income with respect to the exercise of an Incentive Stock Option (except that the alternative minimum tax may apply), and the Company will not be entitled to a deduction when such stock option is exercised, to the extent the individual $100,000 limit on Incentive Stock Options that first become exercisable in any calendar year is not exceeded, and to the extent that the shares acquired upon exercise are disposed of no earlier than two years after the date of grant of the option and one year after the date of exercise of the option. The tax payable by the participant upon disposition of the shares acquired upon exercise of Incentive Stock Options will be at the long-term capital gain rate. Options that do not satisfy the Code requirements for Incentive Stock Options will be taxed as Nonqualified Stock Options.

Upon exercise of a Nonqualified Stock Option, the difference between the option price and the fair market value at the time of exercise is treated as ordinary income to the participant and the Company is entitled to a deduction for the same amount, subject to the application of section 162(m) of the Code. Gain or loss upon a subsequent sale of any shares of Common Stock received upon the exercise of a Nonqualified Stock Option is taxed as capital gain or loss to the participant (long-term or short-term, depending upon the holding period of the stock sold).

A participant generally will not realize taxable income and the Company will not be entitled to a deduction upon the grant of restricted shares. When the shares are no longer subject to a substantial risk of forfeiture, the participant will realize taxable ordinary income in an amount equal to the fair market value of the stock at the time, and the Company will be entitled to a deduction in the same amount, subject to the provisions of section 162(m) of the Code. However, a participant may elect to realize taxable ordinary income in the year the restricted shares are granted in an amount equal to their fair market value at the time, determined without regard to the restrictions. In that event, subject to section 162(m) of the Code, the Company will be entitled to a deduction in such year in the same amount, and any gain or loss realized by the participant upon the subsequent disposition of the stock will be taxable at short or long term capital gain rates but will not result in any further deduction to the Company.

NEW PLAN BENEFITS

Prior to the Distribution, certain employees of the Company participated in 3M's Management Stock Ownership Program covering management employees of 3M. In lieu of a 1996 annual grant under 3M's Program, the Company intends to grant to its employees who would otherwise have been eligible to receive a 1996 grant under 3M's Program options to purchase shares of Common Stock under the Stock Option Plan. The exercise price of these options will be the fair market value of the Common Stock at the time of the grant. As a result, shortly after the Distribution the Company expects to grant to such employees options to purchase approximately 800,000 shares of Common Stock.

The following table sets forth the options which would have been received in 1996 by certain employees under 3M's Management Stock Ownership Program.

                                NEW PLAN BENEFITS
                        EMPLOYEE STOCK INCENTIVE PROGRAM

NAME AND POSITION                      NUMBER OF OPTIONS
- -----------------                      -----------------
W.T. Monahan                                 36,100
K.K. Burhardt                                 5,280
C.D. Oesterlein                               5,280
D.G. Mell                                     5,280
D.A. Farmer                                   5,280
Executive Group                              98,580
Non-Executive Director Group                      0
Non-Executive Officer Employee Group             (1)


(1) Not determinable as of May 31, 1996.



It cannot be determined at this time the number of options that, will be granted to the above-named individuals in 1996 under the Stock Option Plan. For options to purchase shares of common stock of 3M that were granted to the five named executive officers of the Company in the previous fiscal year under the 3M Stock Option Plan, see "-- Option Grants in Last Fiscal Year (1995)".

The Stock Option Plan has been included as an exhibit to the Registration Statement of which this Information Statement forms a part. The preceding description is subject in all respects to the provisions of the Stock Option Plan.

               TREATMENT OF EMPLOYEE OPTIONS AND RESTRICTED STOCK
                               IN THE DISTRIBUTION

Certain employees of 3M (including certain employees who, as a result of the Distribution, will become employees of the Company) currently hold options to purchase 3M common stock (the "3M Options") pursuant to the 3M Stock Plans.

In connection with the Distribution, and pursuant to the 3M Stock Plans and the related option agreements, the number of shares subject to each 3M Option and the exercise prices thereof will be equitably adjusted to reflect the Distribution. 3M will remain solely responsible for satisfying all exercises of 3M Options.

Pursuant to the terms of the 3M Management Stock Ownership Program, and pursuant to a determination of 3M's Compensation Committee, holders of 3M restricted common stock will not receive shares of Common Stock in the Distribution. In lieu of such Common Stock, the holders of 3M restricted common stock will receive additional shares of restricted common stock of 3M with a value equal to the value of the Common Stock which would have been received by such holders in the Distribution with respect to such restricted common stock.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

The businesses to be conducted by the Company have in the past engaged in transactions with 3M and its businesses. Such transactions have included, among other things, various types of financial support by 3M. Following the Distribution, 3M will continue to have a relationship with the Company as a result of the agreements being entered into between 3M and the Company in connection with the Distribution. Except as referred to above or as otherwise described in this Information Statement, 3M and the Company will cease to have any material contractual or other material relationships with each other. See "RELATIONSHIP BETWEEN 3M AND THE COMPANY AFTER THE DISTRIBUTION."

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on information which has been obtained from 3M's records and a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act with respect to 3M common stock and received by 3M prior to March 1, 1996, no person known to the Company will be the beneficial owner of more than 5% of the outstanding voting securities of any class of the Company upon completion of the Distribution.

                      BENEFICIAL OWNERSHIP OF MANAGEMENT


The following table sets forth information with respect to the shares of Common Stock which are expected to be beneficially owned by each director and the named executive officers of the Company and by all directors and officers of the Company as a group as of the Distribution Date based upon their respective holdings of 3M common stock as of June 18, 1996. The table does not include as a basis for calculation options to purchase shares of 3M common stock exercisable at or within 60 days of June 18, 1996 as such options will not be converted in the Distribution to options to purchase shares of Common Stock. See "TREATMENT OF EMPLOYEE OPTIONS AND RESTRICTED STOCK IN THE DISTRIBUTION." In addition, the table does not include any options which may be granted as part of the Company's employee benefit programs following the Distribution. Based upon such data, no director or officer will own beneficially, as of the Distribution Date, more than 1% of the shares of Common Stock outstanding at such date and all directors and officers as a group will beneficially own less than five-tenths of one percent (0.5%) of the common stock outstanding at such date.


                                            AMOUNT AND NATURE OF
NAME                                        BENEFICIAL OWNERSHIP
- ----                                        --------------------
William T. Monahan                                1,248
Linda W. Hart                                         0
Daryl J. White                                        0
William W. George                                     0
Lawrence E. Eaton                                 4,153
Carolyn A. Bates                                    121
Jill D. Burchill                                    188
Dr. Krzysztof K. Burhardt                         1,914
Wilmer G. DeBoer                                     77
Dennis A. Farmer                                    433
Barry R. Melchior                                    88
David G. Mell                                       209
Richard W. Northrop                                  71
Charles D. Oesterlein                               110
Clifford T. Pinder                                  955
Michael E. Sheridan                                 367
James R. Stewart                                     87
Deborah D. Weiss                                    288
David H. Wenck                                      565
All directors and officers of the
 Company as a group (19 persons)                 10,874


                     DESCRIPTION OF COMPANY CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

Under the Certificate of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 125 million, of which 25 million are shares of preferred stock, and 100 million are shares of Common Stock. Based on the number of shares of 3M common stock outstanding at May 1, 1996, approximately 41,863,000 shares of Common Stock will be issued to shareholders of 3M.

COMMON STOCK

The holders of Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares will possess all voting power, except as otherwise required by law or provided in any resolution adopted by the Board of Directors of the Company with respect to any series of preferred stock. Subject to any preferential or other rights of any outstanding series of Company preferred stock that may be designated by the Board of Directors of the Company, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors of the Company from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. See "SPECIAL FACTORS -- Common Stock Dividend Policy."

PREFERRED STOCK

The Board of Directors of the Company will be authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors of the Company providing for the issuance of such series as are permitted by the Delaware General Corporation Law (the "Delaware GCL"). See "PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS -- Preferred Stock."

NO PREEMPTIVE RIGHTS

No holder of any stock of the Company of any class authorized at the Distribution Date will then have any preemptive right to subscribe to any securities of the Company of any kind or class.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, N.A.

                PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

GENERAL

The Certificate of Incorporation and By-laws contain certain provisions that could make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of such provisions contained in the Certificate of Incorporation and By-laws. Such description is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and By-laws, the forms of which are included as exhibits to the Registration Statement of which this Information Statement forms a part.

CLASSIFIED BOARD OF DIRECTORS

The Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Board of Directors of the Company. The directors shall be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire either at the 1997, 1998 or 1999 annual meeting of the Company's stockholders. Starting with the 1997 annual meeting of the Company's stockholders, one class of directors will be elected each year for a three-year term. See "MANAGEMENT OF THE COMPANY -- Directors."

The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Company's Board of Directors and the Company's business strategies and policies as determined by the Board of Directors of the Company, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the board to more effectively represent the interests of stockholders.

With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. As a result, a classified Board of Directors of the Company may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because its provisions could operate to prevent obtaining control of the Board of Directors of the Company in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. In addition, because under Delaware law a director serving on a classified Board of Directors may be removed only for cause, a classified Board of Directors would delay stockholders who do not agree with the policies of the Board of Directors from replacing a majority of the Board of Directors for two years unless they can demonstrate that the directors should be removed for cause and can obtain the requisite vote. Such a delay may help ensure that the Board of Directors of the Company, if confronted by a holder conducting a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes are the best interests of the Company's stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT; ADVANCE NOTICE PROVISIONS

The By-laws provide that special meetings of stockholders of the Company may be called by the Board of Directors of the Company or the Chairman of the Board. The Certificate of Incorporation also requires that stockholder action be taken at a meeting of stockholders and prohibits action by written consent.

STOCKHOLDER NOMINATIONS

The By-laws establish procedures that must be followed for a stockholder to nominate individuals for election to the Company's Board of Directors. Nominations of persons for election to the Board will be required to be made by delivering written notice to the Secretary of the Company not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; PROVIDED HOWEVER, that in the event that the annual meeting is called for a date that is not within 10 days before or after such anniversary date, notice by the stockholder to be timely will be required to be so received before the later of the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure made of the date of the annual meeting was made, whichever first occurs and the close of business on the day which is 60 days prior to the date of the annual meeting. The nomination notice will be required to set forth certain background information about the persons to be nominated, including the nominees' principal occupation or employment and the class and number of shares of capital stock of the Company that are beneficially owned by such person. If the presiding officer at the annual meeting determines that a nomination was not made in accordance with these procedures, he may so declare at the meeting and the nomination may be disregarded.

STOCKHOLDER PROPOSALS

The By-laws establish procedures that must be followed for a stockholder to submit a proposal at an annual meeting of the stockholders of the Company. Under these procedures, no proposal for a stockholder vote will be able to be submitted to the stockholders unless the submitting stockholder has timely filed with the Secretary of the Company a written statement setting forth specified information, including the names and addresses of the persons making the proposal, the class and number of shares of capital stock of the Company beneficially owned by such persons, a description of the proposal and the reasons for bringing such business before the annual meeting and any material interest of the stockholder in such business. The statement will be required to be filed no later than the latest date for filing a nomination notice as described above under "--Stockholder Nominations." If the presiding officer at any stockholder meeting determines that any such proposal was not made in accordance with these procedures or is otherwise not in accordance with applicable law, he may so declare at the meeting and such defective proposal may be disregarded.

PREFERRED STOCK

The Certificate of Incorporation authorizes the Board of Directors to establish a series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series, including the following:
(i) the designation of such series; (ii) the rate and time of, and conditions and preferences with respect to, dividends, and whether such dividends are cumulative; (iii) the voting rights, if any, of shares of such series; (iv) the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund should be established for such series; (v) the rights and preferences of shares of such series in the event of voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; and (vi) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class.

The Company believes that the availability of the preferred stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the Company to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed or unless the Company is restricted by the terms of previously issued preferred stock or by the Company's bank credit facility.

SUPERMAJORITY PROVISION

The Certificate of Incorporation generally provides that, whether or not a vote of the stockholders is otherwise required, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Common Stock shall be required for the approval or authorization of any Business Transaction with a related Person, or any Business Transaction in which a Related Person has an interest; provided, however, that the eighty percent (80%) voting requirement shall not be applicable if (1) the Business Transaction is approved by the Continuing Directors, or (2) all of the following conditions are satisfied:

(a) the Business Transaction is a merger or consolidation or sale of substantially all of the assets of the Company, and the aggregate amount of cash to be received per share by holders of Common Stock in connection with such Business Transaction is at least equal in value to the highest amount of consideration paid by such related person for a share of Common Stock in the transaction in which such person became a Related Person, or within one year prior to the date such related Person became a Related Person, whichever is higher; and

(b) after such Related Person has become the beneficial owner of not less than ten percent (10%) of the voting power of the stock of the Company entitled to vote generally in the election of directors, and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of voting stock or securities convertible into voting stock, except (i) as a part of the transaction which resulted in such Related Person becoming the beneficial owner of not less than ten percent (10%) of the voting power of the voting stock or (ii) as a result of a pro rata stock dividend or stock split; and

(c) prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, (i) received the benefit (other than only a proportionate benefit as a stockholder of the Company) of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Company or any of its subsidiaries, (ii) caused any material change in the Company's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the Company, or (iii) except as approved by the Continuing Directors, caused the Company to fail to declare and pay (y) at the regular date therefor any full quarterly dividends on any outstanding preferred stock or (z) quarterly cash dividends on the outstanding Common Stock on a per share basis at least equal to the cash dividends being paid thereon by the corporation immediately prior to the date on which the Related Person became a Related Person.


The term "Business Transaction" is generally defined as (a) any merger or consolidation involving the Company or a subsidiary of the Company, (b) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of related transactions), including, without limitation, a mortgage or any other security device, of all or any substantial part of the assets either of the Company or of a subsidiary of the Company, (c) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of related transactions) of all or any substantial part of the assets of an entity to the Company, (d) the issuance, sale, exchange, transfer, or other disposition (in one transaction or a series of related transactions) by the Company or a subsidiary of the Company of any securities of the Company or any subsidiary of the Company, (e) any recapitalization or reclassification of the securities of the Company or other transaction that would have the effect of increasing the voting power of a Related Person or reducing the number of shares of each class of voting stock outstanding, (f) any liquidation, spin-off, split-off, split-up, or dissolution of the Company, and (g) any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Transaction. "Continuing Director" is generally defined as a member of the Board of Directors on the Distribution Date and any member of the Board of Directors whose election was approved by the Continuing Directors. "Related Person" generally is defined as any individual or entity which, together with its affiliates and associates owns not less than 10% of the voting power of the voting stock of the Company.


RIGHTS AGREEMENT


The Board of Directors of the Company has declared a dividend distribution of one right (a "Right") to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock for each outstanding share of Common Stock to stockholders of record of the Company on the Record Date. The description and terms of the Rights are set forth in a Rights Agreement, dated as of June 18, 1996, between the Company and Norwest Bank Minnesota, N.A. (the "Rights Agreement").

The Rights remain non-exercisable, nontransferable and non-separable from the Company's Common Stock until the earlier of (i) 10 days after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Company's Common Stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as may be determined by the Board of Directors) after the commencement of a tender offer or exchange offer for 15% or more of the Common Stock.

In the event that a person becomes the beneficial owner of 15% or more of the then outstanding shares of the Common Stock (except pursuant to an offer for all outstanding shares of Common Stock that the independent directors of the Company determine to be fair to and otherwise in the best interests of the Company and its stockholders (an "Approved Offer"), each holder of a Right will thereafter have the right to receive, upon exercise, shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Rights. Each Right, when exercisable, currently entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $125, subject to adjustment. In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger that follows an Approved Offer and meets certain other requirements) or (ii) more than 50% of the Company's assets, cash flows or earning power is sold or transferred, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

In general, at any time prior to their expiration on July 1, 2006 or until 10 days following the Stock Acquisition Date, the Board of Directors in its discretion may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

Each share of Series A Junior Participating Preferred Stock, when issued, will be nonredeemable and entitled to cumulative dividends and will rank junior to any series of Preferred Stock senior to it. Dividends are payable on the Series A Junior Participating Preferred Stock in an amount equal to the greater of (i) $1.00 per share or (ii) 100 times the aggregate per share amount of all cash and noncash dividends (other than dividends payable in Common Stock) declared on the Common Stock since the last quarterly dividend payment date or, with respect to the first such date, since the first issuance of the Series A Junior Participating Preferred Stock. Each share of Series A Junior Participating Preferred Stock will entitle the holder (subject to adjustment) to 100 votes on all matters submitted to a vote of the stockholders of the Company. The number of shares constituting the series of Series A Junior Participating Preferred Stock is 1,000,000.

The Rights may have certain anti-takeover effects, including deterring someone from acquiring control of the Company in a manner or on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, since the Rights generally may be redeemed at any time by the Company as set forth above.

                        LIABILITY AND INDEMNIFICATION OF
                             DIRECTORS AND OFFICERS

GENERAL

Officers and directors of the Company are covered by certain provisions of the Delaware GCL, the Certificate of Incorporation, the By-laws and insurance policies which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities. None of such provisions would have retroactive effect for periods prior to the Distribution Date, and the Company is not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION AND INSURANCE

As a Delaware corporation, the Company has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to the Company's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the Company, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The By-laws generally provide for mandatory indemnification of the Company's directors and officers to the full extent provided by Delaware corporate law.

The Company intends to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or obligation to indemnify him against such liability under the provisions of the By-laws.

                        INDEPENDENT PUBLIC ACCOUNTANTS

The Company has appointed Coopers & Lybrand L.L.P. as the Company's independent public accountants to audit the Company's financial statements as of and for the year ending December 31, 1996. Coopers & Lybrand L.L.P. has audited the Company's historical financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995.

                            ADDITIONAL INFORMATION

The Company has filed with the Commission a Registration Statement on Form 10 (the "Registration Statement", which term shall include any amendments or supplements thereto) under the Exchange Act with respect to the shares of Common Stock being received by 3M stockholders in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                                                  Page

Report of Independent Accountants                                                                  F-2

Historical Statements of Operations for the three month periods ended March 31,
 1996 and 1995 (unaudited) and for each of the three years in the period ended
 December 31, 1995                                                                                 F-3

Historical Balance Sheets as of March 31, 1996 (unaudited) and as of December 31, 1995 and
 1994                                                                                              F-4

Historical Statements of Cash Flows for the three month periods ended March 31,
 1996 and 1995 (unaudited) and for each of the three years in the period ended
 December 31, 1995                                                                                 F-5

Notes to Historical Financial Statements                                                           F-6



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Minnesota Mining
and Manufacturing Company:

We have audited the historical financial statements of the businesses to comprise Imation Corp. (as described in Note 1 to the historical financial statements) listed on page F-1 of this Information Statement. These historical financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these historical financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the historical financial statements referred to above present fairly, in all material respects, the financial position of Imation Corp. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
March 29, 1996



                                  IMATION CORP.
                       HISTORICAL STATEMENTS OF OPERATIONS
                                  (IN MILLIONS)

                                   THREE MONTHS
                                       ENDED                    YEARS ENDED
                                     MARCH 31,                 DECEMBER 31,
                                 ----------------    --------------------------------
                                  1996      1995       1995        1994        1993
                                 ------    ------    --------    --------    --------
                                    (UNAUDITED)
  Net revenues                   $576.1    $576.7    $2,245.6    $2,280.5    $2,307.8
  Cost of goods sold              373.8     364.2     1,520.9     1,442.0     1,421.6
                                 ------    ------    --------    --------    --------
   Gross profit                   202.3     212.5       724.7       838.5       886.2
  Operating expenses:
    Selling, general and
     administrative               130.7     137.9       539.4       531.5       529.0
    Research and development       47.9      56.4       222.4       211.2       216.7
    Restructuring charges          10.4        --       111.8          --          --
                                 ------    ------    --------    --------    --------
     Total                        189.0     194.3       873.6       742.7       745.7
  Operating income (loss)          13.3      18.2      (148.9)       95.8       140.5
  Interest expense and other        3.2       5.2        17.9        14.5        13.1
                                 ------    ------    --------    --------    --------
  Income (loss) before tax and
   minority interest               10.1      13.0      (166.8)       81.3       127.4
  Income tax provision
   (benefit)                        4.1       5.5       (70.5)       29.3        51.8
  Minority interest                (0.1)       --       (11.3)       (2.3)        0.3
                                 ------    ------    --------    --------    --------
  Net income (loss)              $  6.1    $  7.5    $  (85.0)   $   54.3    $   75.3
                                 ======    ======    ========    ========    ========

Unaudited pro forma information assuming tax provision (benefit) based on a purely separate return basis:


                                                   THREE MONTHS      YEAR ENDED
                                                  ENDED MARCH 31,   DECEMBER 31,
                                                      1996              1995
                                                  ---------------   ------------
  Income (loss) before tax and minority
   interest                                          $10.1           $(166.8)
  Income tax provision (benefit)                       4.7             (47.5)
  Minority interest                                   (0.4)            (22.8)
                                                     -----           -------
  Net income (loss)                                  $ 5.8           $ (96.5)
                                                     =====           =======

THE ACCOMPANYING NOTES TO HISTORICAL FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  IMATION CORP.
                            HISTORICAL BALANCE SHEETS
                                  (IN MILLIONS)


                                      AS OF MARCH 31,     AS OF DECEMBER 31,
                                      ---------------    ---------------------
                                           1996            1995         1994
                                         --------        --------     --------
                                        (UNAUDITED)
ASSETS
Current Assets
  Accounts receivable, net               $  472.2        $  479.5     $  476.5
  Inventories:
   Finished goods                           240.1           244.0        290.5
   Work in process                           77.6            81.2         75.2
   Raw materials and supplies               102.4           101.1        107.8
                                         --------        --------     --------
    Total inventories                       420.1           426.3        473.5
  Other current assets                       48.1            48.8         47.6
                                         --------        --------     --------
    Total current assets                    940.4           954.6        997.6
Property, Plant and Equipment, Net          503.9           513.2        654.9
Other Assets                                 75.7            73.7         19.2
                                         --------        --------     --------
    Total Assets                         $1,520.0        $1,541.5     $1,671.7
                                         ========        ========     ========
LIABILITIES AND EQUITY
Current Liabilities
 Accounts payable                        $  117.0        $  125.9     $  129.0
  Accrued payroll                            52.8            44.4         42.4
  Other current liabilities                 137.2           125.9        112.2
                                         --------        --------     --------
    Total current liabilities               307.0           296.2        283.6
Other Liabilities                            91.3            96.6         88.1
Commitments and Contingencies
Equity                                    1,121.7         1,148.7      1,300.0
                                         --------        --------     --------
    Total Liabilities and Equity         $1,520.0        $1,541.5     $1,671.7
                                         ========        ========     ========

THE ACCOMPANYING NOTES TO HISTORICAL FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                                  IMATION CORP.
                       HISTORICAL STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                 THREE MONTHS ENDED               YEARS ENDED
                                                      MARCH 31,                  DECEMBER 31,
                                                  -----------------     -------------------------------
                                                   1996       1995       1995        1994        1993
                                                  ------     ------     -------     -------     -------
                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                 $  6.1     $  7.5     $ (85.0)    $  54.3     $  75.3
Non-cash items included in net income (loss):
  Depreciation                                      48.5       49.1       189.5       185.9       184.4
  Deferred income taxes                              6.1        0.6       (68.1)       14.0       (10.0)
  Restructuring charge and asset write-offs          9.8         --       166.3          --          --
  Other                                             (0.2)       1.6         2.1         1.5         5.1
Changes in operating assets and liabilities:
  Accounts receivable                                5.1        3.1        (0.6)      (16.8)      (53.6)
  Inventories                                        4.6      (26.3)       25.4       (87.8)        8.7
  Other                                            (10.3)      (6.1)       27.2        19.0        19.3
                                                  ------     ------     -------     -------     -------
Net cash provided by operating activities           69.7       29.5       256.8       170.1       229.2
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                             (40.7)     (46.0)     (180.2)     (182.7)     (211.4)
  Other                                              0.6       (0.9)       (7.3)        3.0         1.2
                                                  ------     ------     -------     -------     -------
Net cash used in investing activities              (40.1)     (46.9)     (187.5)     (179.7)     (210.2)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net cash (paid to) received from 3M              (27.0)      13.4       (72.9)       18.5       (13.1)
Effect of exchange rate changes on cash             (2.6)       4.0         3.6        (8.9)       (5.9)
                                                  ------     ------     -------     -------     -------
Net change in cash and equivalents                $   --     $   --     $    --     $    --     $    --
                                                  ======     ======     =======     =======     =======

THE ACCOMPANYING NOTES TO HISTORICAL FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


                                  IMATION CORP.
                    NOTES TO HISTORICAL FINANCIAL STATEMENTS

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

Imation Corp. (the "Company") is a newly formed Delaware corporation which initially will be a wholly-owned subsidiary of Minnesota Mining and Manufacturing Company ("3M"). On November 13, 1995, 3M announced its intention to launch its data storage and imaging systems businesses as an independent, publicly owned company. This transaction is expected to be effected through the distribution of shares of the Company to 3M shareholders effective on or about July 1, 1996 ("the Distribution"). Prior to the Distribution, 3M plans to transfer to the Company substantially all of the assets and liabilities associated with 3M's global data storage and imaging systems businesses. 3M and the Company will enter into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise.

BASIS OF PRESENTATION

The historical financial statements reflect the assets, liabilities, revenues and expenses that were directly related to the Company as they were operated within 3M. In cases involving assets and liabilities not specifically identifiable to any particular business of 3M, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate historical balance sheets. Regardless of the allocation of these assets and liabilities, however, the Company's Statements of Operations include all of the related costs of doing business including an allocation of certain general corporate expenses of 3M which were not directly related to these businesses including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. These allocations were based on a variety of factors including, for example, personnel, space, time and effort, and sales volume. Management believes these allocations were made on a reasonable basis. All material inter-company transactions and balances between the Company's businesses have been eliminated.

3M uses a centralized approach to cash management and the financing of its operations. As a result, cash and equivalents, and debt were not allocated to the Company in the financial statements. The historical statements of operations include an allocation of 3M's interest expense (see Note 6). The Company's financing requirements are represented by cash transactions with 3M and are reflected in the "Net Investment by 3M" account (see Note 7). Certain assets and liabilities of 3M such as certain employee benefit and income tax-related balances have not been allocated to the Company and are included in the Net Investment by 3M account. Activity in the Net Investment by 3M equity account relates to net cash flows of the Company as well as changes in the assets and liabilities not allocated to the Company.

The Company also participated in 3M's centralized interest rate risk management function. As part of this activity, derivative financial instruments are utilized to manage risks generally associated with interest rate market volatility. 3M does not hold or issue derivative financial instruments for trading purposes. 3M is not a party to leveraged derivatives. The historical balance sheets of the Company do not reflect any of the associated asset or liability positions resulting from this activity because the Company will not assume any of 3M's derivative financial instruments. The historical statements of operations and statements of cash flows, however, do reflect an allocation of the related gains and losses. Such gains and losses were recognized by 3M as interest expense over the borrowing period and, as a result, are reflected in the effective interest rates utilized by the Company in deriving its interest expense. See Note 6.

The minority interest within the historical statements of operations gives recognition to the Company's share of net income (loss) of certain majority owned subsidiaries of 3M. The minority shareholders' proportionate interests in the net assets of majority owned subsidiaries have not been presented in the historical balance sheets based on the assumption that the Company will obtain 100 percent ownership of the assets and liabilities of these subsidiaries in connection with the Distribution. See Note (i) to Pro Forma Balance Sheet.

The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been if the Company had been a separate, independent company during the periods presented.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL DATA (UNAUDITED)

The financial information presented as of March 31, 1996 and for each of the three month periods ended March 31, 1996 and 1995 is unaudited. In the opinion of management, this financial information reflects all adjustments necessary for a fair presentation of the financial information for such periods. These adjustments, except for the restructuring charge recorded in the three months ended March 31, 1996, consist of normal, recurring items.

The results of operations for the three month period ended March 31, 1996 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year 1996.

FOREIGN CURRENCY TRANSLATION

Local currencies are generally considered the functional currencies outside the United States. Assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of equity. Income and expense items are translated at average rates of exchange prevailing during the year.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Principal areas requiring the use of estimates include: the allocation of financial statement amounts between the Company and 3M, determination of allowances for uncollectible accounts receivable and obsolete/excess inventories, and assessments of the recoverability of deferred tax assets and certain long-lived assets.

INVENTORIES

Inventories are stated at the lower of cost or market, with cost generally determined on a first-in first-out basis.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Maintenance and repairs are expensed as incurred. Periodic reviews for impairment of the carrying value of property, plant and equipment are made based on undiscounted future cash flows.

EMPLOYEE SEVERANCE INDEMNITIES

Employee severance indemnities consist of termination indemnities and are accrued for each employee in accordance with labor legislation in each applicable country.

REVENUE RECOGNITION

Revenue is recognized upon shipment of goods to customers or upon performance of services. Revenues from service contracts are deferred and recognized over the life of the contracts as service is performed.

CONCENTRATIONS OF CREDIT RISK

The Company sells a wide range of products and services to a diversified base of customers around the world and performs ongoing credit evaluations of its customers' financial condition, and therefore believes there is no material concentration of credit risk.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to expense as incurred.

ADVERTISING COSTS

Advertising costs are charged to expense as incurred and totaled $52 million, $52 million and $45 million in 1995, 1994 and 1993 respectively.

INCOME TAXES

As an operating unit within 3M, the Company does not file separate tax returns but rather is included in the income tax returns filed by 3M and its subsidiaries in various domestic and foreign jurisdictions. For purposes of the historical financial statements, the Company's allocated share of 3M's income tax provision was based on the "separate return" method, except that the tax benefit of the Company's tax losses in certain jurisdictions was allocated to the Company on a current basis if such losses could be utilized by 3M in its tax returns and an assessment of realizability of certain deferred tax assets was made assuming the availability of future 3M taxable income. The unaudited pro forma information on the face of the historical statements of operations for the three months ended March 31, 1996 and for the year ended December 31, 1995 assumes that the Company's income tax provision (benefit) was calculated based on a purely "separate return" method (see Note (c) to Pro Forma Statements of Operations). The balance of accrued current income taxes for the Company's operations is included in the Net Investment by 3M equity account because 3M pays all taxes and receives all tax refunds on the Company's behalf.

NOTE 3 -- SUPPLEMENTAL BALANCE SHEET INFORMATION

                                          1995        1994
                                        --------    --------
                                             (MILLIONS)
ACCOUNTS RECEIVABLE
Accounts receivable                     $  497.0    $  495.2
Less allowances                             17.5        18.7
                                        --------    --------
 Accounts receivable, net               $  479.5    $  476.5
                                        --------    --------
OTHER CURRENT ASSETS
Deferred taxes                          $   23.4    $   21.9
Other                                       25.4        25.7
                                        --------    --------
 Total other current assets             $   48.8    $   47.6
                                        --------    --------
PROPERTY, PLANT AND EQUIPMENT
Land                                    $    7.7    $    7.6
Buildings and leasehold improvements       180.9       170.5
Machinery and equipment                  1,616.2     1,489.3
Construction in progress                    63.5        98.3
                                        --------    --------
                                         1,868.3     1,765.7
Less accumulated depreciation            1,355.1     1,110.8
                                        --------    --------
 Property, plant and equipment, net     $  513.2    $  654.9
                                        --------    --------
OTHER ASSETS
Deferred taxes                          $   60.6    $    3.2
Other                                       13.1        16.0
                                        --------    --------
 Total other assets                     $   73.7    $   19.2
                                        --------    --------
OTHER CURRENT LIABILITIES
Accrued rebates                         $   44.6    $   30.6
Deferred income                             35.8        38.8
Other                                       45.5        42.8
                                        --------    --------
 Total other current liabilities        $  125.9    $  112.2
                                        --------    --------
OTHER LIABILITIES
Employee severance indemnities          $   59.2    $   49.4
Other                                       37.4        38.7
                                        --------    --------
 Total other liabilities                $   96.6    $   88.1
                                        --------    --------



NOTE 4 -- RESTRUCTURING CHARGES AND ASSET WRITE-OFFS


In late 1995, the Company initiated a review of all of its operations, including its organizational structure, manufacturing operations, products and markets. In connection with this review, the Company has adopted a reorganization plan to rationalize its manufacturing operations, streamline its organizational structure and write-off impaired assets.

To reflect the direct and indirect costs associated with this reorganization plan, 3M recognized a loss on disposal which included pre-tax charges of approximately $340 million in the fourth quarter of 1995 as a part of its discontinued operations. The Company will reflect the direct portion of these charges, approximately $250 million, in its separate financial statements partially in 1995 and partially in 1996 based upon the timing recognition criteria required for restructuring charges. The Company recorded $166.3 million of these charges ($88.3 million after taxes and minority interest) in its 1995 historical financial statements and an additional $10.4 million ($6.1 million after taxes and minority interest) in the first quarter of 1996. The balance of the $250 million relates primarily to employee severance costs and is expected to be reflected in the Company's financial statements during the remaining quarters of 1996.

The 1995 special charge of $166.3 million includes $111.8 million related to world-wide manufacturing rationalization programs to exit less profitable manufacturing locations and to centralize manufacturing in the United States and in Italy, and consists principally of write-offs of property, plant and equipment. This $111.8 million charge is included as a separate restructuring charge in the statement of operations. The remaining 1995 special charge of $54.5 million relates primarily to asset write-offs included in cost of goods sold.

The first quarter 1996 restructuring charge reflects costs for certain voluntary separation programs.

NOTE 5 -- INCOME TAXES


                                                    1995       1994       1993
                                                  -------      -----     ------
                                                            (MILLIONS)
INCOME (LOSS) BEFORE TAX AND MINORITY
 INTEREST
U.S.                                              $(136.1)     $63.2     $ 74.8
International                                       (30.7)      18.1       52.6
                                                  -------      -----     ------
  Total                                           $(166.8)     $81.3     $127.4
                                                  -------      -----     ------
INCOME TAX PROVISION (BENEFIT)
Currently payable (refundable)
 Federal                                          $ (14.0)     $ 8.3     $ 24.0
 State                                               (4.3)       1.7        3.5
 International                                       15.6        4.6       34.4
Deferred
 Federal                                            (34.9)       9.4       (5.6)
 State                                               (3.1)       0.8       (0.4)
 International                                      (29.8)       4.5       (4.1)
                                                  -------      -----     ------
  Total                                           $ (70.5)     $29.3     $ 51.8
                                                  -------      -----     ------


                                                         1995       1994
                                                         -----     ------
                                                            (MILLIONS)
COMPONENTS OF NET DEFERRED TAX ASSETS AND
 LIABILITIES
Receivables                                              $ 4.0     $  5.3
Inventories                                                5.9        5.8
Property, plant and equipment                             44.5      (16.9)
Payroll                                                   19.2       16.9
Other, net                                                 9.5        4.2
                                                         -----     ------
Net Deferred Tax Assets and Liabilities                  $83.1     $ 15.3
                                                         -----     ------


Management believes the Company, or in certain cases 3M prior to the Distribution, will generate sufficient taxable income in future periods to recover fully the Company's deferred tax assets.

                                                     1995       1994      1993
                                                     -----      ----      ----
RECONCILIATION OF EFFECTIVE INCOME TAX RATE
Statutory U.S. tax rate                              (35.0)%    35.0%     35.0%
State income taxes, net of federal benefit            (6.3)      3.1       2.4
International taxes in excess of statutory rate       (0.3)      3.4       9.3
All other, primarily foreign tax credits              (0.7)     (5.5)     (6.0)
                                                     -----      ----      ----
 Effective Worldwide Tax Rate                        (42.3)%    36.0%     40.7%
                                                     -----      ----      ----


NOTE 6 -- INTEREST EXPENSE

The Company's financial statements include allocations of 3M's interest expense totaling $18.8 million, $16.3 million and $13.3 million in 1995, 1994 and 1993, respectively. These allocations are based on a targeted non-ESOP debt anticipated at the Distribution Date of $250 million. The interest rates used were 7.5%, 6.5% and 5.3% in 1995, 1994 and 1993, respectively, which reflect 3M's weighted average effective interest rates on non-ESOP debt during these periods. The historical balance sheets of the Company do not include this debt as the total capitalization of the Company is reflected in its equity.

NOTE 7 -- EQUITY

Changes in equity during each of the years ended December 31 were as follows:


                                            NET        CUMULATIVE
                                        INVESTMENT    TRANSLATION      TOTAL
                                           BY 3M       ADJUSTMENT      EQUITY
                                           -----       ----------      ------
                                                      (MILLIONS)
Balance at December 31, 1992             $1,210.7        $(38.5)      $1,172.2
  Net income                                 75.3                         75.3
  Net amount paid to 3M                     (13.1)                       (13.1)
  Net change in cumulative
   translation                                            (34.6)         (34.6)
                                         --------        ------       --------
Balance at December 31, 1993              1,272.9         (73.1)       1,199.8
  Net income                                 54.3                         54.3
  Net amount received from 3M                18.5                         18.5
  Net change in cumulative
   translation                                             27.4           27.4
                                         --------        ------       --------
Balance at December 31, 1994              1,345.7         (45.7)       1,300.0
  Net loss                                  (85.0)                       (85.0)
  Net amount paid to 3M                     (72.9)                       (72.9)
  Net change in cumulative
   translation                                              6.6            6.6
                                         --------        ------       --------
Balance at December 31, 1995             $1,187.8        $(39.1)      $1,148.7
                                         --------        ------       --------


NOTE 8 -- REVENUES BY CLASS OF SIMILAR PRODUCTS OR SERVICES (UNAUDITED)

The Company operates in one industry segment, the information processing industry, supplying products and services to meet the information processing needs for a variety of customer applications. Below are the product and service revenues by class of similar products or services for each of the years ended December 31.

                                                        1995         1994        1993
                                                      --------     --------    --------
                                                                 (MILLIONS)
REVENUE BY CLASSES OF SIMILAR PRODUCTS OR
 SERVICES
Information processing, management and storage        $  930.7     $  935.4    $  947.3
Information printing                                     542.2        566.0       567.0
Medical and photo imaging                                608.1        589.1       564.4
Other                                                    164.6        190.0       229.1
                                                      --------     --------    --------
 Total                                                $2,245.6     $2,280.5    $2,307.8
                                                      --------     --------    --------

NOTE 9 -- GEOGRAPHIC AREAS

Information in the table below is presented on the same basis utilized by the Company to manage its business. Export sales and certain income and expense items are reported in the geographic area where the final sale to customers is made, rather than where the transaction originates.

                                                              OTHER
                                    UNITED                 INTERNATIONAL    ELIMINATIONS      TOTAL
                                    STATES      EUROPE*       AREAS**         AND OTHER      COMPANY
                                    ------      -------       -------         ---------      -------
                                                               (MILLIONS)
Net Revenues            1995       $1,128.8     $803.8         $313.0                        $2,245.6
 to Customers           1994        1,199.9      764.1          316.5                         2,280.5
                        1993        1,247.8      763.2          296.8                         2,307.8
Transfers Between       1995       $  290.9     $ 76.2         $  4.0          $(371.1)
 Geographic Areas       1994          341.2       89.4            0.1           (430.7)
                        1993          310.9       86.5            0.1           (397.5)

Operating               1995***    $ (169.0)    $ 55.8         $(35.7)                       $ (148.9)
 Income (Loss)          1994            1.5       72.9           21.4                            95.8
                        1993            6.0       97.8           36.7                           140.5
Identifiable
 Assets                 1995       $  816.4     $575.7         $149.7          $  (0.3)      $1,541.5
                        1994          894.9      582.9          194.7             (0.8)       1,671.7
                        1993          857.4      517.8          176.2             (5.8)       1,545.6

* Includes operations in the Middle East and Africa since such regions are managed together with Europe. These operations are not material to the overall financial results of the Company.

**  Includes Latin America, Asia and Canada.

*** Includes special charges of $99.8 million in the United States, $20.4 million in Europe and $46.1 million in Other International Areas.

NOTE 10 -- RETIREMENT PLANS

Prior to the Distribution, employees of the Company participated in various 3M-sponsored retirement plans covering substantially all 3M United States employees and many employees outside the United States. The following information is provided for historical purposes only, since the Company intends to adopt different retirement plans.

3M's pension benefits are based principally on an employee's years of service and compensation near retirement. Plan assets are invested in common stocks, fixed-income securities, real estate and other investments.

3M's funding policy is to deposit with an independent trustee amounts at least equal to those required by law. A trust fund is maintained to provide pension benefits to United States plan participants and their beneficiaries. In addition, a number of plans are maintained by deposits with insurance companies. The Company's allocated portion of pension costs were $24 million, $25 million and $28 million in 1995, 1994 and 1993, respectively.

Net pension cost and the funded status of pension plans as shown below includes all employees covered by 3M plans including those associated with the Company. 3M has decided to retain the accrued liabilities (and the assets attributable to such liabilities) under its United States pension plan pertaining to employees of the Company. The Company intends to adopt a separate cash balance pension plan to be effective July 1, 1996 which will cover substantially all United States employees of the Company. All employees of the Company who are previous employees of 3M will retain their rights to receive their accrued benefits under 3M's United States pension plan.

                                          U.S. PLAN               INTERNATIONAL PLANS
                                  -------------------------     ------------------------
                                  1995      1994      1993      1995      1994     1993
                                  -----     -----     -----     -----     ----     -----
                                                        (MILLIONS)
NET PENSION COST
Service cost                      $  96     $ 117     $ 110     $  86     $ 85     $  86
Interest cost                       304       280       276        92       89        80
Return on plan assets --
 actual                            (846)       70      (430)     (124)      (2)     (185)
Net amortization and deferral       532      (377)      154        39      (79)      112
                                  -----     -----     -----     -----     ----     -----
Net pension cost                  $  86     $  90     $ 110     $  93     $ 93     $  93
                                  -----     -----     -----     -----     ----     -----

                                                         U.S. PLAN        INTERNATIONAL PLANS
                                                     -----------------     -----------------
                                                      1995       1994       1995       1994
                                                     ------     ------     ------     ------
                                                                   (MILLIONS)
FUNDED STATUS OF PENSION PLANS
Plan assets at fair value                            $4,134     $3,343     $1,293     $1,333
Accrued pension cost                                     97        161        110         97
                                                     ------     ------     ------     ------
Amount provided for future benefits                  $4,231     $3,504     $1,403     $1,430
Actuarial present value of:
 Vested benefit obligation                            3,666      2,889      1,051      1,022
 Non-vested benefit obligation                          521        423        108        100
                                                     ------     ------     ------     ------
 Accumulated benefit obligation                      $4,187     $3,312     $1,159     $1,122
Amount provided for future benefits less
 accumulated benefit obligation                          44        192        244        308
Projected benefit obligation                          4,696      3,721      1,482      1,514
                                                     ------     ------     ------     ------
Plan assets at fair value less projected benefit
 obligation                                          $ (562)    $ (378)    $ (189)    $ (181)
Unrecognized net transition (asset) obligation         (149)      (187)        22         22
Other unrecognized items                                614        404         57         62
                                                     ------     ------     ------     ------
Accrued pension cost                                 $  (97)    $ (161)    $ (110)    $  (97)
                                                     ------     ------     ------     ------

                                               U.S. PLAN                INTERNATIONAL PLANS
                                       ------------------------      ------------------------
                                       1995      1994      1993      1995      1994      1993
                                       ----      ----      ----      ----      ----      ----
ASSUMPTIONS AT YEAR-END
Discount rate                          7.00%     8.25%     7.25%     7.10%     7.45%     7.26%
Compensation rate increase             5.00%     5.00%     5.00%     5.38%     5.71%     5.31%
Long-term rate of return on assets     9.00%     9.00%     9.00%     7.59%     7.65%     7.64%

Net pension cost is determined using assumptions at the beginning of the year. Funded status is determined using assumptions at year-end.

Prior to the Distribution, U.S. employees of the Company also participated in a 3M-sponsored employee savings plan under Section 401(k) of the Code. Under this plan, 3M matches employee contributions of up to 6 percent of compensation at rates ranging from 35 to 85 percent depending upon financial performance. 3M's matching contributions to the employee savings plan are funded through an employee stock ownership plan. The Company's allocation of the expense related to the employee savings plan was $4.5 million, $4.6 million and $4.7 million in 1995, 1994 and 1993, respectively.

The Company expects to adopt its own employee savings plan under Section 401(k) of the Code pursuant to which it will make matching contributions through an employee stock ownership plan.

NOTE 11 -- OTHER POSTRETIREMENT BENEFITS

Prior to the Distribution, employees of the Company who were eligible to retire from 3M were eligible to participate in various 3M health care and life insurance benefit plans available to substantially all of 3M's United States employees. The following information is provided for historical purposes only, since the Company does not intend to adopt similar postretirement benefit plans.

3M has set aside funds with an independent trustee for these postretirement benefits and makes periodic contributions to the plans. The assets held by the trustee are invested in common stocks and fixed-income securities. Employees outside the United States are covered principally by government-sponsored plans. The cost of 3M-provided plans for these employees is not material. The Company's allocation of the net charges to income for plans covering United States employees was $9 million, $8 million and $8 million in 1995, 1994 and 1993, respectively.

The table below sets forth the historical components of the net periodic postretirement benefit cost and a reconciliation of the funded status of the postretirement benefit plans for all 3M United States employees including those associated with the Company.


                                           1995     1994     1993
                                           ----     ----     ----
                                                 (MILLIONS)
NET PERIODIC POSTRETIREMENT BENEFIT
 COST
Service cost                               $ 26     $ 28     $ 23
Interest cost                                63       55       53
Return on plan assets -- actual             (76)      16      (23)
Net amortization and deferral                51      (40)       1
                                           ----     ----     ----
 Total                                     $ 64     $ 59     $ 54
                                           ----     ----     ----


                                                   1995       1994
                                                  -----      -----
                                                     (MILLIONS)
FUNDED STATUS OF POSTRETIREMENT BENEFIT PLANS
Fair value of plan assets                         $ 398      $ 319
                                                  -----      -----
Accumulated postretirement benefit
 obligation:
 Retirees                                         $ 286      $ 256
 Fully eligible active plan participants            201        167
 Other active plan participants                     468        367
                                                  -----      -----
Benefit obligation                                $ 955      $ 790
                                                  -----      -----
Plan assets less benefit obligation               $(557)     $(471)
Adjustments and unrecognized items                  134         67
                                                  -----      -----
Accrued postretirement cost                       $(423)     $(404)
                                                  -----      -----


The accumulated postretirement benefit obligation and related benefit cost are determined through the application of relevant actuarial assumptions. 3M anticipates its health care cost trend rate to slow from 6.9 percent in 1996 to
5.0 percent in 2003, after which the trend rate is expected to stabilize. The effect of a one percentage point increase in the assumed health care cost trend rate for each future year would increase the benefit obligation by $78 million and the current year benefit expense by $9 million. Other actuarial assumptions include an expected long-term rate of return on plan assets of 9.0 percent (before taxes applicable to a portion of the return on plan assets), and a discount rate of 7.0 percent.

NOTE 12 -- EMPLOYEE STOCK PLANS

Prior to the Distribution certain employees of the Company participated in 3M's Management Stock Ownership Program covering management employees of 3M. In lieu of a 1996 annual grant under 3M's program, the Company intends to grant to its employees who would otherwise have been eligible to receive a 1996 grant under such Program, options to purchase shares of Common Stock under the new stock option plan of the Company which was approved by 3M, as the sole stockholder of the Company, prior to Distribution.

As a result, shortly after the Distribution the Company expects to grant to such employees options to purchase approximately 800,000 shares of Common Stock.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

The Company is a party to various claims and litigation arising from the normal course of business, including product liability and environmental claims. While there can be no certainty that the Company may not ultimately incur charges in excess of presently established accruals, management believes that such additional charges, if any, will not have a material adverse effect on the Company's financial position.

On or immediately after the Distribution, the Company expects to enter into a debt facility agreement to borrow approximately $280 million. Of this amount, the Company will lend $30 million to the employee stock ownership plan it will establish. The terms of these borrowings are expected to contain customary covenants including financial covenants. In addition, in connection with the Distribution the Company intends to enter into a number of agreements with 3M to facilitate the Distribution and the transition of the Company to an independent business enterprise. Such agreements are expected to relate to tax sharing matters, corporate services to be provided by 3M, environmental liabilities, intellectual property, supply, service, contract manufacturing and sales agency matters, and shared facilities.

NOTE 14 -- NEW ACCOUNTING STANDARDS

In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. The impact of this statement on the Company is immaterial.

In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company intends to follow the option that permits entities to continue to apply current accounting standards to stock-based employee compensation arrangements. Effective with year-end 1996 reporting, the Company will disclose pro forma net income and earnings per share amounts as if Statement No. 123 accounting were applied to the Company's stock compensation programs that may exist once the Company is established as a separate entity from 3M.



                                                                       ANNEX A
MORGAN STANLEY
                                                      MORGAN STANLEY & CO.
                                                      INCORPORATED
                                                      ONE FINANCIAL PLACE
                                                      440 SOUTH LA SALLE STREET
                                                      CHICAGO, IL 60605
                                                      (312) 765-6000


                                                      June 18, 1996


Board of Directors
Minnesota Mining and Manufacturing Company
3M Center
St. Paul, Minnesota 55144

Dear Sirs and Mesdames:

We understand that Minnesota Mining and Manufacturing Company ("3M" or the "Company") is proposing to distribute 100% of the common stock of Imation Corp. ("Imation") on a pro rata basis, to the holders of 3M common stock (the "Spin-Off"). We further understand that, at the time of the Spin-Off, Imation will be comprised of the businesses conducted by 3M's Imaging Systems and Memory Technologies Groups other than the Audio and Video Products Division (the "Transferred Businesses").

You have asked for our opinion as of the date hereof whether the proposed Spin-Off is fair, from a financial point of view, to the holders of 3M common stock. A detailed description of the Spin-Off is set forth in the Registration Statement on Form 10 and related Information Statement (the "Information Statement") to be distributed to the holders of 3M common stock.

For purposes of this opinion, we have:

         (i) analyzed certain available financial statements and other information relating to 3M and Imation, including the Information Statement relating to the Spin-Off;

         (ii) analyzed certain internal financial statements and other financial operating data concerning 3M and Imation prepared by their respective managements;

         (iii) analyzed certain financial budgets and forecasts prepared by the respective managements of 3M and Imation;

         (iv) compared the financial performance of Imation with that of certain other companies with publicly traded securities which we deemed to be comparable to Imation and its respective business units; MORGAN STANLEY

         (v) compared the financial performance of 3M (both with or without the Transferred Businesses) with that of certain other companies with publicly traded securities which we deemed to be comparable to 3M (both with or without the Transferred Businesses) respectively;

         (vi) discussed past and current operations and financial condition and the prospects of 3M with senior executives of 3M and of Imation with senior executives of Imation;

         (vii) participated in discussions among representatives of 3M and Imation and their legal advisors; and

         (viii)   performed such other analyses as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial budgets and forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of 3M and Imation. We have not made any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of 3M or Imation, nor have we been furnished with any such appraisals.

We have noted that 3M has received a ruling from the Internal Revenue Service to the effect that the Spin-Off will not be a taxable transaction to the shareholders of 3M under federal income tax laws (except to the extent of any cash distributed in lieu of fractional shares of Imation). In that regard, we have assumed the correctness of the conclusions set forth in such ruling. We have also assumed that the Spin-Off will comply with all federal, state, local and foreign laws and applicable regulations, except for any noncompliance with such applicable laws and regulations that would not have a material adverse effect on 3M or Imation.

In rendering our opinion, we have, with your consent, not considered the effect of any terms or arrangements relating to the Spin-Off (other than as set forth in the first paragraph of this letter or as described in the Information Statement), including the terms of any distribution, tax or other agreement or arrangement, or any amendment or modification to any existing such agreement or arrangement.

Our opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as of the date hereof and the conditions and prospects, financial and otherwise, of 3M and Imation as they are represented to us as of the date hereof or as they were reflected in the information and documents reviewed by us. Our opinion assumes that the Spin-Off is completed substantially on the basis set out in the Information Statement and that the shares of 3M and Imation are fully and widely distributed among investors and are subject only to normal trading activity. The estimation of market trading prices of newly distributed securities is subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of the firm making such estimates.
MORGAN STANLEY

In addition, the market prices of such securities will fluctuate with changes in market conditions, the conditions and prospects, financial and otherwise, of 3M and Imation, and other factors which generally influence the prices of securities. In rendering our opinion, we are not opining as to the price at which the common stock of 3M or Imation will trade after the Spin-Off is effected.

We have acted as financial advisor to the Board of Directors of 3M in connection with the Spin-Off and will receive a fee for our services. In the past, Morgan Stanley and its affiliates have provided investment banking and financing services for 3M and have received fees for the rendering of such services.

Our advisory services and the opinion expressed herein are provided solely for the benefit of 3M's Board of Directors in evaluating the Spin-Off and are not on behalf of, and are not intended to confer any rights or remedies upon, 3M, Imation, any shareholder of 3M or Imation or any person other than 3M's Board of Directors.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the proposed Spin-Off is fair, from a financial point of view, to the holders of 3M common stock.

Very truly yours,
MORGAN STANLEY & CO.
INCORPORATED


By: /s/ STEVEN P. ANDERSON
        Steven P. Anderson